As filed with the Securities and Exchange Commission on October 5, 2009

Registration No. 333-161831

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
To
FORM S-1/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA INTEGRATED ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	5172	65-0854589
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dongxin Century Square, 7th Floor
Hi-Tech Development District
Xi’an, Shaanxi Province, People’s Republic of China 710043
           Tel. No: +86-29-8268-3920

(Address, including zip code, and telephone number
including area code, of Registrant’s principal executive offices)

Loeb & Loeb LLP
345 Park Avenue

New York, NY 10154
Mitchell S. Nussbaum, Esq.
           Tel. No.: 212-407-4159

(Name, address, including zip code, and telephone number
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel. No.: 212-407-4159 Fax No.: 212-407-4990	Alan Seem, Esq. Shearman & Sterling LLP 12/F, East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing 100022 PRC Tel. No. +86 10 5922-8002 Fax No.: +86 10 6563-6002

Approximate date of commencement of proposed sale so the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, ” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common stock, par value $.0001 per share	9,200,000	$6.47	$59,524,000	$3,321.44
Common stock, par value $.0001 per share(2)	517,200	6.47	3,346,284	186.72
TOTAL	9,717,200	$6.47	$62,870,284	$3,508.16	(3)

(1)	The proposed maximum offering price per share for securities registered hereby is based on the average of the high and low prices of our common stock reported on the NASDAQ Capital Market on September 2, 2009, solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Includes shares which the underwriters have the option to purchase to cover over-allotments.
(2)	Reflects shares of common stock being registered for resale by the selling stockholders set forth herein.
(3)	Previously Paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

This Registration Statement contains two prospectuses, as set forth below.

•	Public Offering Prospectus. A prospectus to be used for the public offering by the Registrant of up to 8,000,000 shares of the Registrant’s common stock (in addition, 1,200,000 shares of the Registrant’s common stock may be sold upon exercise of the underwriters’ over-allotment option) (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.
•	Resale Prospectus. A prospectus to be used for the resale by the selling stockholders set forth therein of 517,200 shares of the Registrant’s common stock, which are currently issued and outstanding (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers and back covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;
•	they contain different Use of Proceeds sections on page 29;
•	a Selling Stockholder section is included in the Resale Prospectus;
•	any references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 94 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place; and
•	the Legal Matters section in the Resale Prospectus on page 99 deletes the reference to counsel for the underwriters.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offfering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, Dated October 5, 2009

8,000,000 Shares

CHINA INTEGRATED ENERGY, INC.

Common Stock

$    per share

China Integrated Energy, Inc. is offering 8,000,000 shares of common stock, par value $.0001 per share. We are a reporting company under Section 13(a) of the Securities Exchange Act of 1934, as amended. Our common stock is listed on the NASDAQ Capital Market under the symbol “CBEH”. On September 30, 2009, the last reported sale price of our common stock on the NASDAQ Capital Market was $7.24 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to China Integrated Energy, Inc.	$	$

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 1,200,000 additional shares of common stock from us within 30 days following the date of this prospectus to cover over-allotments. If the underwriters exercise this over-allotment option in full, the total underwriting discounts and commissions will be $    , and our total proceeds, before expenses, will be $    .

We expect to deliver the shares of our common stock to purchasers on or about       , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

The date of this prospectus is                       , 2009

You should rely only on information contained in this prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

i

Prospectus Summary

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities, which we discuss later in “Risk Factors,” and our consolidated financial statements and related notes beginning on page Q-1. Unless the context requires otherwise, the words “we,” “the Company,” “us,” “our” and “CBEH” refer to China Integrated, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.), our subsidiaries and consolidated entities. “China” and the “PRC” refer to the People’s Republic of China. This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Overview

We are a leading non-state-owned integrated energy company in the PRC engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations.

Our primary business segment is the wholesale distribution of finished oil and heavy oil products. We are one of only four non-state-owned distributors in Shaanxi Province that are licensed to sell both finished oil and heavy oil products. We sell primarily gasoline, diesel and heavy oil in 14 provinces and municipalities through six sales offices located in various regions of China. We also use four oil storage depots located in Shaanxi Province. We have access to a 2.65-kilometer railway line at our oil storage depot located in Tongchuan City, Shaanxi Province, which connects to the main railway. We distributed 142,400 tons, 158,100 tons and 130,100 tons of finished oil and heavy oil products in 2007, 2008 and for the six months ended June 30, 2009, respectively.

We operate a 100,000-ton biodiesel production plant located in Tongchuan City, Shaanxi Province. We also operate three oil extraction plants that are located near fields where a substantial amount of non-edible oil seeds, one of the primary feedstocks for our biodiesel production, are harvested. We believe we are one of the largest biodiesel producers in China measured by production capacity as of the end of 2008, and the only non-state-owned integrated biodiesel producer with a distribution license. We leverage our wholesale distribution channels to sell our biodiesel to existing customers and to acquire new customers. Our biodiesel can be blended with regular petro-diesel and used by existing diesel engines with no change in engine performance. We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months through either strategic acquisitions or the construction of a new facility.

We operate seven retail gas stations located in Xi’an City and other areas in Shaanxi Province. The average annual sales volume of each gas station is approximately 8,000 tons, equivalent to 2.7 million gallons. With our distribution license and stable finished oil supply, we generate more stable and higher margins from our retail gas stations than from our wholesale distribution of finished oil and heavy oil business, since we sell directly to retail end customers. We plan to continue to expand the portfolio of our retail gas stations through leasing or acquisitions.

We have experienced substantial growth in recent years. Our sales increased to $123.9 million for the six months ended June 30, 2009 from $94.0 million in the same period of 2008, representing an increase of 31.8%. Our net income increased to $16.0 million for the six months ended June 30, 2009 from $13.0 million in the same period of 2008, representing an increase of 23.1%. Our sales increased to $216.5 million in 2008 from $87.1 million in 2007, representing an increase of 148.6%. Our net income increased to $18.7 million in 2008 from $8.6 million in 2007, representing an increase of 117.4%.

Our Strengths

We believe our competitive strengths include the following:

•	Vertically integrated business model – We are a leading non-state-owned integrated energy company in China. In addition to our wholesale distribution capabilities, we also have significant biodiesel production capacity and are the only non-state-owned integrated biodiesel producer with a distribution license in China. We also currently operate seven retail gas stations.
•	Secured access to diversified and low-cost raw materials for biodiesel production – We have access to a stable and diversified source of biodiesel raw materials. In addition to non-edible oil seeds, we also use waste cooking oil and vegetable oil residue as raw material for biodiesel production. We have signed raw material purchasing contracts with local agriculture associations that organize local farmers to harvest and deliver the non-edible oil seeds to us. We also have secured access to vegetable oil residue and waste cooking oil for production of approximately 60,000 tons of biodiesel through annual contracts with vegetable oil factories and waste cooking oil collecting centers.
•	Established relationships with our suppliers and customers – Our largest supplier, Shaanxi Yanchang Petroleum (Group) Co., Ltd., or Shaanxi Yanchang Group, is the fourth largest oil company in China. We have a long-standing relationship with Shaanxi Yanchang Group, which includes establishing supply and purchasing stations with three oil refineries owned by Shaanxi Yanchang Group in Shaanxi Province. Each of our top ten customers in 2007 and 2008 continued to purchase from us in the first half of 2009. The number of customers in our wholesale distribution of finished oil and heavy oil business segment has grown substantially from 2007, at which time we had a total of 452 customers, through the six months ended June 30, 2009, at which time we had a total of 1,170 customers.
•	Early mover advantages – We were one of the first non-state-owned enterprises to obtain the relevant license to engage in the wholesale distribution of finished oil and heavy oil products in Shaanxi Province. During the past 10 years, we have gradually built up our operational infrastructure, including six sales offices with 33 full-time salespersons covering 14 provinces and municipalities in the PRC, extensive distribution channels, four oil storage depots and convenient access to strategic railway lines.
•	Experienced management team with proven track record – We have an experienced management team led by Mr. Xincheng Gao, our chairman, chief executive officer and president, who has extensive experience in the research and marketing of oil products.

Our Growth Strategies

Our key growth strategies include the following:

•	Continue to increase our biodiesel production capacity and improve control of the raw material supply – We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months, through either strategic acquisitions or construction of a new facility, to supplement the demand for petro-diesel. Although we have secured abundant feedstock supply to support our current biodiesel production, we will continue to work with provincial and local agriculture administrations and environmental protection agencies for better cooperation and support for priority purchase of agricultural feedstock, waste cooking oil, and vegetable oil residue.
•	Strengthen our relationship with key suppliers for finished oil and heavy oil and diversify our supply base – We have had a long-term strong working relationship with Shaanxi Yanchang Group, but we will also continue to maintain good relationships with other oil suppliers to ensure favorable pricing terms and a stable supply of oil products. In addition, we are also focused on exploring opportunities with new suppliers with significant oil resources and better pricing in different regions to diversify our supply chain and enhance our sales margin.
•	Expand our wholesale and retail distribution network through both organic growth and potential acquisitions – We will continue penetrating existing territories to develop new customers and meet increased demand from our existing customers as their businesses grow. We foresee industry consolidation and believe that we are well-positioned to acquire distressed competitors with working capital difficulties, if and when opportunities are presented.
•	Continue application process to obtain oil import/export license – In 2008, we submitted an application for an oil import/export license. The approval process for this license is lengthy. We will continue working with the governmental agencies to obtain the license to broaden our business scope.

•	Enhance R&D efforts to improve biodiesel production technology and efficiency – We will continue working closely with leading universities and research and development institutes to develop new technologies for more efficient and cost-effective biodiesel production.

Risk Factors

We believe the following are the major risks that may materially affect us:

•	We rely on a limited number of third party suppliers for our supply of finished oil and heavy oil products and the loss of any such supplier, particularly our largest supplier, could have a material adverse effect on our operations.
•	We are highly dependent on the revenue contribution from our wholesale distribution of finished oil and heavy oil business segment. A reduction in sales from this segment would cause our revenues to decline and materially harm our business.
•	Our ability to operate at a profit is partially dependent on market prices for petroleum and biodiesel fuels, which are subject to government control in the PRC. If petroleum and biodiesel prices drop significantly, we may be unable to maintain our current profitability.
•	In the past we have derived a significant portion of our sales from a few large customers. If we were to lose any of such customers, our business, operating results and financial condition could be materially and adversely affected.
•	Our legal right to lease certain properties or accept storage services from third parties could be challenged by property owners, regulatory authorities or other third parties, which could prevent us from continuing to utilize our oil storage depots, biodiesel production facility and retail gas stations, which are located on such leased properties, or could increase the costs associated with utilizing those facilities.
•	The current economic and credit environment could have an adverse effect on demand for certain of our products and services, which would in turn have a negative impact on our results of operations, our cash flows, our financial condition, our ability to borrow and our stock price.
•	The distribution of finished oil is primarily dependent on the sufficiency of necessary infrastructure and access to means of transport, including rail transportation, which may not be available on a cost-effective basis, if at all.

For a more detailed discussion of these and other risks that we face, please see “Risk Factors” on page 7 and other information included in this prospectus.

Corporate Structure

We operate our business in the PRC through certain contractual agreements between Redsky Industrial (Xi’an) Co., Ltd., or Redsky Industrial, and Xi’an Baorun Industrial Development Co., Ltd., or Xi’an Baorun Industrial. Redsky Industrial is our indirect wholly-owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Xi’an Baorun Industrial is based in Xi’an, Shaanxi Province, PRC and owned by three Chinese citizens, including our chairman, chief executive officer and president, Mr. Xincheng Gao, who owns a 70% equity interest in Xi’an Baorun Industrial.

Executive Offices

Our executive offices are located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043. Our telephone number is 86-29-8268-3920. Our corporate website is www.cbeh.net.cn. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by us:
8,000,000 shares
Common stock outstanding before the offering:
27,519,091 shares as of September 4, 2009
Common stock to be outstanding after the offering:
35,519,091 shares(1)
Offering price:
$ per share
Use of proceeds:
We intend to use the net proceeds from the offering for the following purposes:
• approximately $15 million to expand our biodiesel production capacity by 50,000 tons through strategic acquisitions or construction of a new facility;
• approximately $30 million to expand our wholesale distribution and retail gas stations businesses through both organic growth and potential acquisitions; and
• the remaining balance to be used for working capital and general corporate purposes.
See “Use of Proceeds” section on page 29.
Risk factors:
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.
NASDAQ Capital Market Symbol:
CBEH
Over-allotment Option:
The underwriters have a 30-day option to purchase up to 1,200,000 additional shares of common stock from us solely to cover over-allotments, if any.
Lock-up:
We, our directors, officers and beneficial holders of more than 5.0% of our common stock have agreed with the underwriters to a lock-up of shares for a period of 90 days after the date of this prospectus. See “Underwriting” section on page 94.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 27,519,091 shares of our common stock outstanding as of September 4, 2009, and excludes:
•	4,007,273 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $3.82 per share, of which warrants to purchase 3,977,273 shares of common stock were vested;
•	40,000 shares of our common stock issuable upon the exercise of options at a weighted average exercise price of $4.00 per share;
•	6,000,000 shares of our common stock reserved for future issuance under our 2003 Equity Incentive Program;
•	4,545,455 shares of common stock issuable upon conversion of 1,000,000 shares of series A convertible preferred stock, but for a beneficial ownership cap of 9.99% of our issued and outstanding common stock imposed upon the holder of the series A convertible preferred stock; and
•	2,115,753 shares of common stock issuable upon conversion of 2,115,753 shares of series B convertible preferred stock, but for a beneficial ownership cap of 9.99% of our issued and outstanding common stock imposed upon the holder of the series B convertible preferred stock.

Summary Consolidated Financial and Operating Data

The following summary of our consolidated statement of income data for the years ended December 31, 2008 and 2007 (other than margin data and sales volume data) and our consolidated balance sheet data as of December 31, 2008 presented below is derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP), and have been audited by Sherb & Co., an independent registered public accounting firm. The following summary of our consolidated statement of income data for the six months ended June 30, 2009 and 2008 (other than margin data and sales volume data) and our consolidated balance sheet data as of June 30, 2009 is derived from our unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The consolidated financial statements are reported in U.S. dollar amounts and are prepared in accordance with U.S. GAAP. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto, and our unaudited consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

The as adjusted balance sheet data reflects the balance sheet data as of June 30, 2009, as adjusted to reflect our receipt of the estimated net proceeds from our sale of 8,000,000 shares in this offering at an assumed offering price of $     per share, (the last reported sale price of our common stock on the NASDAQ Capital Market on           , 2009), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Consolidated Statement of Income Data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Sales	$123,902,907	$93,987,652	$216,506,969	$87,104,187
Cost of goods sold	106,750,036	80,394,701	185,858,502	77,006,690
Gross profit	17,152,871	13,592,951	30,648,467	10,097,497
Selling, general and administrative expenses	1,166,575	571,495	1,997,818	1,686,760
Income from operations	15,986,296	13,021,456	28,650,649	8,410,737
Non-operating income (expenses):
Interest expenses	(69,180)	(59,223)	(125,201)	(142,442)
Subsidy income	116,964	(2,544)	100,792	328,697
Other expenses	(6,094)	(46)	(63,519)	(17,427)
Stock-based compensation – make good provision	—	—	(9,838,354)	—
Total non-operating income (expenses)	41,690	(61,813)	(9,926,282)	168,828
Net income	$16,027,986	$12,959,643	$18,724,367	$8,579,565
Basic and diluted weighted average shares outstanding
Basic	27,169,091	25,454,545	25,889,748	24,238,107
Diluted	34,629,111	32,891,850	32,877,570	25,145,122
Basic and diluted net earnings per share available to common stockholders
Basic	$0.59	$0.51	$0.69	$0.21
Diluted	$0.46	$0.39	$0.54	$0.21

Consolidated Balance Sheet Data:

	As of June 30, 2009		As of December 31, 2008
	Actual	As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$42,527,363	$	$23,119,028
Total assets	106,795,374		94,694,417
Total liabilities	6,680,160		10,795,208
Total stockholders’ equity	100,115,214		83,899,209
Total liabilities and stockholders’ equity	106,795,374		94,694,417

(1)	Reflects the sale of 8,000,000 shares of common stock offered by us at an assumed public offering price of $ per share, the last reported sale price of our common stock on the NASDAQ Capital Market on , 2009, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us. Each $1.00 increase or decrease in the offering price of $ per share would increase or decrease, respectively, each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $ million, assuming no change in the number of shares offered by us as set forth on the cover page of this prospectus.

Other Consolidated Financial Data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Gross Profit Margin
Wholesale distribution of finished oil and heavy oil	10.2%	9.3%	9.5%	10.9%
Production and sale of biodiesel	26.0%	29.6%	29.0%	24.3%
Operation of retail gas stations	13.8%	11.6%	10.8%	—
Gross Profit Margin	13.8%	14.4%	14.2%	11.6%
Operating Profit Margin	12.9%	13.8%	13.2%	9.7%
Net Profit Margin	12.9%	13.8%	8.7%	9.9%

Summary Operating Data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
Sales volume of finished oil and heavy oil for wholesale distribution of finished oil and heavy oil (in tons)	130,100	78,800	158,100	142,400
Sales volume of biodiesel for production and sale of biodiesel (in tons)	38,200	26,000	69,000	6,000
Sales volume of finished oil for operation of retail gas stations (in tons)	21,900	6,000	25,500	—

Risk Factors

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

We rely on a limited number of third-party suppliers for our supply of finished oil and heavy oil products and the loss of any such supplier, particularly our largest supplier, could have a material adverse effect on our operations.

We are dependent upon our relationships with third parties for our supply of finished oil and heavy oil products. Our five largest suppliers provided 85.9%, 77.6% and 68.5% of the finished oil and heavy oil products we sold in the years ended December 31, 2007 and 2008 and in the six months ended June 30, 2009, respectively, with our largest supplier providing approximately 58.0%, 52.0% and 35.0%, respectively, in such periods. Should any of these suppliers, and in particular our largest supplier, terminate their supply relationships with us, fail to perform their obligations as agreed, or enter into the finished oil or heavy oil products business in competition with us, we may be unable to procure sufficient amounts of finished oil and heavy oil products to fulfill our demand. If we are unable to obtain adequate quantities of finished oil and heavy oil products at economically viable prices, our customers could seek to purchase products from other suppliers, which could have a material adverse effect on our revenues.

We are highly dependent on the revenue contribution from our wholesale distribution of finished oil and heavy oil business segment. A reduction in sales from this segment would cause our revenues to decline and materially harm our business.

We currently derive a significant majority of our sales from our wholesale distribution of finished oil and heavy oil products business segment, which accounted for 95.2%, 66.3% and 66.6% of our total sales in the years ended December 31, 2007 and 2008 and in the six months ended June 30, 2009, respectively. As a result, should there be an adverse industry trend in the petroleum sector, our limited diversification could result in our results of operations declining substantially and suffering disproportionately compared to our competitors that have diversified their revenue sources.

Our ability to operate at a profit is partially dependent on market prices for petroleum and biodiesel fuels, which are subject to government control in the PRC. If petroleum and biodiesel prices drop significantly, we may be unable to maintain our current profitability.

Our results of operations and financial condition are affected by the selling prices of petroleum and biodiesel fuel products. Prices are subject to and determined by market forces and actions by the PRC government over which we have no control. In the years ended December 31, 2007 and 2008 and in the six months ended June 30, 2009, our average selling prices for petroleum and biodiesel fuel were $2.50, $3.05 and $2.65 per gallon, respectively, and $2.43, $2.99 and $2.53 per gallon, respectively.

Although the current price-setting mechanism for refined petroleum products in China allows the PRC government to adjust price in the PRC market when the average international crude oil price fluctuates beyond certain levels within a certain time period, the PRC government still retains full discretion as to whether or when to adjust the refined petroleum products price. The PRC government can also be expected to exercise price control over refined petroleum products once international crude oil price experiences sustained growth or becomes significantly volatile. As a result, our results of operations and financial condition may be materially and adversely affected by the fluctuation of market prices of crude oil and refined petroleum products as well as the discretionary actions of the PRC government.

We face substantial competition in our wholesale distribution of finished oil and heavy oil business segment.

We are one of the only four non-state-owned enterprises that are licensed to distribute both finished oil and heavy oil products in Shaanxi Province. Although barriers to entry in our industry are high due to stringent licensing requirements and the need for significant storage capacity for products, we face competition from companies located in other provinces and within Shaanxi Province that also engage in the wholesale distribution of finished and heavy oils. Such companies may have greater financial resources, sales resources, storage capacity and transportation capability than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships.

Our competitors include China Petroleum and Chemical Corporation, or SINOPEC, and PetroChina Co., Ltd., or PetroChina, both of which have greater resources, brand recognition and access to more extensive distribution channels than we do.

In addition, we estimate that we have approximately ten major non-state-owned competitors in Shaanxi Province that also distribute finished oil and heavy oil products similar to ours, including Shaanxi Dongda Petro-Chemical Co., Ltd., Shaanxi Dayun Petrochemical Material Co., Ltd., and Baoji Huahai Industry Corp.

An increase in competition arising from an increase in the number or size of competitors in the wholesale distribution of finished oil and heavy oil may result in price reductions, reduced gross profit margins, loss of our market share and departure of key management, any of which could adversely affect our financial condition and profitability.

Our biodiesel products face substantial competition. Other companies may discover, develop, acquire or commercialize products earlier or more successfully than we do.

Existing and future domestic competitors in the biodiesel industry, who may have a greater presence in other regions through government support may be able to secure a significant market share in regions where we currently do not have operations. In addition, our potential competitors might be able to secure raw materials at lower costs than we can and could therefore threaten our competitive position, which could significantly impact our profitability and future prospects. Our domestic competitors include Gushan Environment Energy Ltd., China Biodiesel International Holdings Co., Ltd., China Clean Energy Inc., East River Energy Resources and Science Technology (Zhejiang) Ltd., SINOPEC, China National Offshore Oil Corporation, or CNOOC, and PetroChina, most of which have greater resources, brand recognition and access to more extensive distribution channels than we do.

We also face potential competition from foreign producers of biodiesel, which may have greater financial research and development resources than we do. Biodiesel is a relatively new product that was initially introduced outside the PRC, and the technology for producing biodiesel may be more advanced in countries other than the PRC. If foreign competitors, or domestic competitors relying on alliances with or support from foreign producers, enter the PRC biodiesel market, they may develop biodiesel that is more economically viable, which would adversely affect our ability to compete and our results of operations.

In addition, new technologies may be developed or implemented for alternative energy sources and products that use such energy sources. Advances in the development of fuels other than biodiesel or diesel, or the development of products that use energy sources other than diesel, such as gasoline hybrid vehicles and plug-in electric vehicles, could significantly reduce demand for biodiesel and thus affect our sales. Biodiesel also faces competition from fuel additives that help diesel burn cleaner and therefore reduce the comparative environmental benefits of biodiesel in relation to diesel. Other clean energy sources such as ethanol, liquefied petroleum gas, hydrogen and electricity from clean sources may be more cost-effective to produce, store, distribute or use, more environmentally friendly, or otherwise more successfully developed for commercial production in the PRC than our products. These other energy sources may also receive greater government support than our products in the form of subsidies, incentives or minimum use requirements. As a result, demand for our products may decline, our business model may no longer be viable, and our results of operations and financial condition may be materially and adversely affected.

Any increase in competition arising from an increase in the number or size of competitors or from competing technologies or other clean energy sources may result in price reductions, reduced gross profit margins, loss of our market share and departure of key management, any of which could adversely affect our financial condition and profitability.

Our limited history for producing biodiesel may not serve as an adequate basis to judge our future prospectus and results of operations.

Currently, we have only one production facility, which began producing biodiesel in October 2007, and we began selling biodiesel at the end of 2007. Our limited operating history as a producer and distributor of biodiesel makes it difficult for prospective investors to evaluate our business. Therefore, our operations are subject to all of the risks, challenges, complications and delays frequently encountered in connection with the operation of any new business, as well as those risks that are specific to the biodiesel industry. Investors should evaluate us in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services, and technologies. Despite best efforts, we may never overcome these obstacles to financial success.

Our production and sale of biodiesel business segment is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for the provision of necessary feedstock sources and the sale and distribution of our biodiesel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in sales or profit. If we fail to execute on our business plan, there could be a material adverse effect on our operations.

The commercial success of our products depends on the degree of their market acceptance among the petroleum and biodiesel fuel community. If our products do not attain market acceptance among the petroleum and biodiesel fuel community, our operations and profitability would be adversely affected.

Our customers continually evaluate their product specifications in response to the latest developments in the energy market. Our success will depend on our ability to continue to meet our customers’ current and future requirements. We expect, therefore, to require significant ongoing investment to preserve our ability to comply with these standards in order to ensure continued product acceptance and customer retention.

Additionally, the biodiesel market is at a relatively early stage of development and the extent to which biodiesel products will be widely adopted is uncertain. The biodiesel industry may also be particularly susceptible to economic downturns. Market data in the biodiesel industry is not as readily available as data in other more established energy industries where trends can be assessed more reliably from data gathered over a longer period of time. If biodiesel technology proves unsuitable for widespread adoption or if demand for biodiesel products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to sustain our profitability. In addition, demand for biodiesel products in our targeted markets, including China, may not develop or may develop to a lesser extent than we anticipated.

The distribution of finished oil is primarily dependent on the sufficiency of necessary infrastructure and access to means of transport, including rail transportation, which may not be available on a cost-effective basis, if at all.

Our wholesale distribution of finished oil and heavy oil business segment depends heavily on the availability of infrastructure and means of transportation, including but not limited to adequate highway or rail capacity, including sufficient numbers of dedicated tanker trucks or cars and sufficient storage facilities.

In connection with entering into oil storage services agreements through which we use two state-owned oil depots, we currently benefit from convenient railway freight access located near such depots, which enables us to reach certain parts of China, including Sichuan, Yunnan and Guizhou Provinces, to which other distribution companies in Shaanxi Province currently do not have easy access. There can be no assurance that the PRC government will continue to allow us to utilize this railway.

Our gross margins in our wholesale distribution of finished oil and heavy oil products and in our operation of retail gas station segments are principally dependent on the spread between the average purchase price and the average selling price. If the average purchase price increases and the average selling price of our products does not similarly increase or if the average selling price of our products decreases and the average purchase price does not similarly decrease, our margins will decrease and results of operations will be harmed.

Our gross margins in the wholesale distribution of finished oil and heavy oil products and in the operation of retail gas stations depend principally on the spread between the average purchase price and the average selling price we are able to realize for our products. The spread between the average purchase price for petroleum and the average selling price of our products has been relatively stable since 2007. Prices for petroleum in the PRC are primarily influenced by the guidance prices set by the National Development and Reform Commission, or the NDRC, and supply and demand for petroleum-based fuel, rather than production costs. Any decrease in the spread between the average purchase price and the prices we are able to realize for our products, whether as a result of an increase in purchase prices or policy determinations by the NDRC, would adversely affect our financial performance and cash flow.

Our future success substantially depends on our ability to significantly increase both our biodiesel production capacity and output.

Our future success depends on our ability to significantly increase both our production capacity and our output. In particular, we intend to expand our biodiesel production capacity within the next several years. Our ability to establish additional production capacity and increase output is subject to significant risks and uncertainties, including:

•	the ability to raise significant additional funds to purchase raw materials and to build additional production facilities, which we may be unable to obtain on reasonable terms or at all;
•	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw materials prices and problems with equipment vendors;
•	delays or denial of required approvals by relevant government authorities;
•	diversion of significant management attention and other resources;
•	failure to maintain the lease for the land (and buildings) or to acquire additional land and buildings to be used for our biodiesel production and storage; and
•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional production capacity or to increase production output, or if we encounter any of the risks described above, we may be unable to expand our business and decrease costs to improve our profitability as planned. Even if we do expand our production capacity and output, we may be unable to generate sufficient customer demand for our biodiesel to support our increased production levels.

In the past we have derived a significant portion of our sales from a few large customers. If we were to lose any of such customers, our business, operating results and financial condition could be materially and adversely affected.

Previously, our customer base has been highly concentrated. Our top five customers accounted for approximately 17.7%, 23.3% and 35.6% of our sales for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2009, respectively. Our largest customer China Petroleum and Chemical Corporation Chuanyu Trading Co., Ltd. accounted for approximately 3.25%, 4.23% and 21.7% of our sales, respectively, during such periods. As our customer base may change from year-to-year, and during such years that our customer base is highly concentrated, the loss of, or reduction of our sales to, any of such major customers could have a material adverse effect on our business, operating results and financial condition. See “Business — Business Segments — Wholesale Distribution of Finished Oil and Heavy Oil — Customers” for a description of our largest customers.

We depend on our key executives, and our business and growth may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our key executives. In particular, we are highly dependent upon Mr. Xincheng Gao, our chairman, chief executive officer and president, who has established relationships within the industries we operate. If we lose the services of one or more of our current executive officers, we may not be able to replace them readily, if at all, with suitable or qualified candidates, and may incur additional expenses to recruit and retain new officers with industry experience similar to our current officers, which could severely disrupt our business and growth. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our suppliers or customers. Furthermore, as we expect to continue to expand our operations and develop new products, we will need to continue attracting and retaining experienced management and key research and development personnel.

Competition for qualified candidates could cause us to offer higher compensation and other benefits in order to attract and retain them, which could have a material adverse effect on our financial condition and results of operations. We may also be unable to attract or retain the personnel necessary to achieve our business objectives, and any failure in this regard could severely disrupt our business and growth.

The current economic and credit environment could have an adverse effect on demand for certain of our products and services, which would in turn have a negative impact on our results of operations, our cash flows, our financial condition, our ability to borrow and our stock price.

Commencing in late 2008, global market and economic conditions became disrupted, and continue to be, and volatile. Concerns over increased energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining residential real estate market in the U.S. have contributed to this increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession.

It is difficult to predict how long the current economic conditions will persist, whether they will deteriorate further, and which of our products, if not all of them, will be adversely affected. As a result, these conditions could adversely affect our financial condition and results of operations.

Our gross margin in our production and sale of biodiesel segment is principally dependent on the spread between feedstock prices and biodiesel prices. If the unit cost of feedstock increases and the average selling price of biodiesel does not similarly increase or if the average selling price of biodiesel decreases and the unit cost of feedstock does not similarly decrease, our margin will decrease and results of operations will be harmed.

Our gross margin in the production and sale of biodiesel segment depends principally on the spread between feedstock and biodiesel prices. The spread between biodiesel prices and feedstock prices has narrowed significantly since September 2008. Prices for vegetable oil residue, waste cooking oil and non-edible oil seeds, which have historically been our principal feedstocks and comprised approximately 88.3% of total cost of goods sold of our production and sale of biodiesel segment during the year ended December 31, 2008, do not necessarily have a direct price relationship to the price of biodiesel in a particular period. Prices for non-edible oil seeds, vegetable oil residue and waste cooking oil are principally influenced by general inflation, market and regulatory factors. Biodiesel prices, however, are primarily influenced by the guidance prices set by the NDRC and supply and demand for petroleum-based diesel fuel, rather than biodiesel production costs. This lack of correlation between production costs and product prices means that we may be unable to pass increased feedstock costs on to our customers. In the last two years, the prices of vegetable oil residue, waste cooking oil and non-edible oil seeds have fluctuated substantially due to increased demand in China resulting from its rapid economic development. Any decrease in the spread between biodiesel prices and feedstock prices, whether as a result of an increase in feedstock prices or a reduction in biodiesel prices, would adversely affect our financial condition and results of operations.

The biodiesel industry faces a number of challenges, and there is no established market for biodiesel in the PRC where biodiesel is not considered a principal source of energy for any purpose.

Biodiesel has only recently been produced for commercial applications in the PRC. The market for biodiesel products is currently confined to specific regions and is relatively small at the national level. There is no established market in the PRC where biodiesel is considered a principal source of energy for vehicles operating on diesel or for any other purpose. We cannot assure you that biodiesel will be widely accepted or will reach a broader consumer base in the PRC. Our future prospects and operational results will be adversely affected if demand for biodiesel and the biodiesel industry in the PRC fail to develop.

The global biodiesel industry is also at an early stage of development and acceptance, as compared to other more established energy industries, and significant growth have occurred only recently. Demand for biodiesel may not grow as rapidly as expected, or at all. Biodiesel and the global biodiesel industry also face a number of obstacles and drawbacks, including:

•	potentially increased nitrogen oxide (NOx) emissions as compared with most formulations of diesel;
•	gelling at lower temperatures than diesel, which can require the use of low percentage biodiesel blends in colder climates or the use of heated fuel tanks;
•	potential water contamination that can complicate handling and long-term storage;
•	reluctance on the part of some auto manufacturers and industry groups to endorse biodiesel and their recommending against the use of biodiesel or high percentage biodiesel blends;
•	potentially reduced fuel economy due to the lower energy content of biodiesel as compared with diesel;
•	failure to maintain the lease of the land (and buildings) or acquire additional land and buildings to be used for our biodiesel production and storage; and
•	potentially impaired growth due to a lack of infrastructure such as dedicated rail tanker cars and truck fleets, sufficient storage facilities, and refining and blending facilities.

The success of our expansion plans depends on growth in domestic demand for biodiesel, and we may face overcapacity if the biodiesel market in the PRC does not develop as expected. If overcapacity occurs, the expenditures we incur to expand our facilities and increase our capacity may not result in increased sales, which could cause our results of operations to be materially and adversely affected.

Our biodiesel business depends on the sufficiency of necessary infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by the failure to develop infrastructure or disruptions to that infrastructure.

Substantial development of infrastructure will depend upon persons and entities outside of our control, and the control of others in the biodiesel industry, generally. Areas requiring expansion include, but are not limited to:

•	adequate highway or rail capacity, including sufficient numbers of dedicated tanker trucks or cars;
•	sufficient storage facilities for feedstock and biodiesel;
•	increases in truck fleets capable of transporting biodiesel within localized markets; and
•	expansion of independent filling stations.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our biodiesel products, impede our delivery of biodiesel products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

Our business will suffer if we cannot obtain, maintain or renew necessary permits or licenses.

All PRC enterprises in the finished oil and biodiesel industries are required to obtain from various PRC governmental authorities certain permits and licenses, including, without limitation, an Approval Certificate for Wholesale Distribution of Finished Oil, a Dangerous Chemical Distribution License and a Safe Production Permit. We have obtained permits and licenses required for the distribution of finished oil. In addition, in connection with the construction of our new biodiesel factory, which was completed in October 2007, we obtained an environmental impact assessment report in January 2008. However, certain other necessary permits relating to our biodiesel factory are outstanding. Failure to obtain all necessary approvals/permits may subject us to various penalties, such as fines or being required to vacate from the facilities where we currently operate our business.

These permits and licenses are subject to periodic renewal and/or reassessment by the relevant PRC government authorities and the standards of compliance required in relation thereto may from time to time be subject to change. We intend to apply for renewal and/or reassessment of such permits and licenses when required by applicable laws and regulations, however, we cannot assure you that we can obtain, maintain or renew the permits and licenses or accomplish the reassessment of such permits and licenses in a timely manner. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain, maintain or renew the licenses, permits and approvals, may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and licenses being renewed and/or reassessed.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, our business could be significantly impaired.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed 11 patent applications with the State Intellectual Property Office of the PRC, or the SIPO. We were granted two utility model patents in 2008, and one utility model patent in 2009. The other eight patent applications have all been accepted by the SIPO, and six of them have passed the preliminary examination. In accordance with the PRC Patent Law, all utility model patents granted to us will be valid for 10 years from the date of filing. Accordingly, the two patents granted in 2008 were filed in 2006 and will be valid until 2015, and the patent granted in 2009 was filed in 2008 and will be valid until 2017. However, we cannot fully predict the degree and range of protection these patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology. Third parties may attempt to obtain patents claiming aspects similar to our patent applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, such as our core technology for oil processing, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All of the above could result in a substantial diversion of valuable management resources and we could incur substantial costs.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate under our intellectual property rights, and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights.

However, a third-party patent may have been filed or will be filed that may contain subject matter of relevance to our development, causing a third-party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

Our legal right to lease certain properties or accept oil storage services from third parties could be challenged by property owners, regulatory authorities or other third parties, which could prevent us from continuing to utilize our oil storage depots, biodiesel production facility and retail gas stations, which are located on such leased properties, or could increase the costs associated with utilizing those facilities.

Although all land in the PRC is owned by the government or by collectives, private individuals and businesses are permitted to use, lease and develop land for a specified term without owning the land, the duration of which depends on the purpose of land use. These rights to use land are termed land use rights. We do not hold any land use rights with respect to our biodiesel production facility, oil storage depots or retail gas stations. Instead, our business model relies on leases with third parties who either own the properties or lease the properties from the ultimate property owner and, with respect to two of the oil storage depots that we use, we rely on the oil storage service agreements with two state-owned entities. There may be challenges to the title of the properties and the rights to provide oil storage services which, if successful, could impair the development or operations of our oil storage depots, biodiesel production facility and retail gas stations on such properties. In addition, we are subject to the risk of potential disputes with property owners. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.

In most instances, our immediate lessors do not possess the ultimate land use rights or proper property use rights, or have not obtained consents or approvals from the holders of the land use rights or relevant regulatory authorities to sublease the land or storage space to us. A lessor’s failure to duly obtain the title to the property or to receive any necessary approvals from the ultimate holders of the land use rights, the primary lease holder or relevant regulatory authorities, as applicable, could potentially result in the invalidation of our lease, the renegotiation of such lease leading to less favorable terms or, in serious cases, require us to vacate the properties that we occupy or pay a fine. With regard to the two state-owned depots that provide storage services to us, their failure to obtain necessary approvals or to fulfill their obligations of filing or registering with relevant regulatory authorities of such storage services under PRC laws and regulations could invalidate such storage service agreements and we may have to stop using such storage services. The building ownership or leasehold in connection with our oil storage depots, biodiesel production facility and gas retail operations could be subject to similar challenges.

In addition, three of our gas stations and our three oil extracting plants are located on pieces of land which are not permitted to be used for any non-agricultural purposes. We have not been informed by any regulatory authority that we shall cease to use such land. However, we cannot assure you that we will be able to continue to use such land in the future. If we are required to vacate from such land by any regulatory authorities, our business and results of operations may be adversely affected.

The failure of our lessors to transfer gas station operating permits to us may materially affect our ability to conduct retail gas business.

Under PRC law, the operation of gas stations requires various permits. In this regard, we conduct our retail gas station business by leasing seven gas stations from third parties who have obtained the requisite permits. To date, we have obtained all of the necessary operating permits for six gas stations. The operating permits for the remaining retail gas station are still in the process of being transferred subject to the approval of relevant regulatory authorities. While the lease agreement requires the lessor to transfer its operating permits to us, we cannot guarantee that such permits will be transferred to us in a timely manner. If the lessor fails to transfer any of the necessary operating permits, we may not be able to conduct business at such retail gas station, and may be subject to warning, suspension of business, a fine of up to three times the illegal gains, or a fine of up to RMB 30,000.

Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to utilize our oil storage depots, our biodiesel production facility or our retail gas stations.

We are subject to a number of land and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local housing bureau. Currently, none of the owners of the oil storage depots, biodiesel production facility and retail gas stations we operate and manage has obtained registrations or approval of their leases from the relevant regulatory authorities as required although we continue to request that they obtain such registrations or approvals. The failure of our lessors to register these leases and agreements as required by law or to have the leases approved may subject these lessors or us to fines, result in our being required to vacate the properties or other penalties which may negatively affect our ability to operate or use the biodiesel production facility, the oil storage depots and retail gas stations covered under those leases.

Accidents or injuries in or around our oil storage depots, biodiesel production facility, oil extracting plants or retail gas stations may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents or injuries when working in or around our oil storage depots, biodiesel production facility, oil extracting plants or retail gas stations. Death and accidents could prevent us from renewing our safety production permits. One or more accidents or injuries at any of our oil storage depots or at our biodiesel production facility, oil extracting plants or retail gas stations could adversely affect our safety reputation among customers and potential customers and increase our costs if we are required to take additional measures to make our safety precautions more effective. If accidents or injuries occur, we may be held liable for costs related to the injuries. Our current insurance policy, which covers claims as a result of accidental injuries, may not provide adequate coverage and we may be unable to renew our insurance policies or obtain new insurance policies without increases in our insurance premiums or decreases in coverage levels.

Power shortages, natural disasters, terrorist acts or other events could disrupt our operations and have a material adverse effect on our business, financial position or results of operations.

Our business could be materially and adversely affected by power shortages, natural disasters, terrorist attacks or other disruptive events in the PRC. For example, in early 2008, parts of the PRC were affected by severe snow storms that significantly impacted public transportation systems and the power supply in those areas. In May 2008, Sichuan Province in the PRC suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. The May 2008 Sichuan earthquake had a material adverse effect on the general economic conditions in the areas affected by the earthquake and severely affected the transportation systems in those areas. Any future natural disasters, terrorist attacks or other disruptive events in the PRC could cause a reduction in usage of, or other severe disruptions to, public transportation systems and could have a material adverse effect on our business, financial position or results of operations.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the Securities and Exchange Commission, or the SEC, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect our stock price.

If we require additional financing, we may not be able to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators and future business combinations. Our future growth strategy includes the construction or acquisition of biodiesel facilities that will enable us to produce more biodiesel fuel. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation.

Our insurance may not cover all claims made against us.

Currently we have property and accidental injury insurance policies. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, the costs to cover any such shortfalls could significantly reduce and put a strain on our available cash. In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by natural disasters or other disruptive events, such as an epidemic of H1N1 virus, SARS or avian flu. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources.

Risks Related to Our Corporate Structure

We rely on contractual arrangements with Xi’an Baorun Industrial and its stockholders for our operations in the PRC, which may not be as effective in providing control over Xi’an Baorun Industrial as direct ownership.

We have no equity ownership interest in Xi’an Baorun Industrial, and rely on contractual arrangements with Xi’an Baorun Industrial and its stockholders to control and operate Xi’an Baorun Industrial. We describe these arrangements in more detail under “Our History and Corporate Structure — Corporate Structure —  Contractual Agreements with Xi’an Baorun Industrial.” These contractual arrangements may not be as effective in providing control over Xi’an Baorun Industrial as direct ownership would be. For example, Xi’an Baorun Industrial could fail to take actions required for our business despite its contractual obligation to do so. If Xi’an Baorun Industrial, or any of its stockholders, fails to perform their respective obligations under agreements with us, we may have to incur substantial costs and resources to enforce such arrangements and may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. In addition, we may not be able to renew these agreements with Xi’an Baorun Industrial and its stockholders when they expire.

Our contractual arrangements with Xi’an Baorun Industrial are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

If the PRC government determines that the contractual arrangements that establish the structure for operating our business do not comply with applicable regulations, our business could be adversely affected.

The government of the PRC restricts foreign investment in energy businesses (e.g., finished oil distribution and biodiesel production) in the PRC. Consequently, we operate our business in the PRC through contractual arrangements with Xi’an Baorun Industrial. Although we believe we comply with current regulations of the PRC, we cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations or other regulatory requirements and policies. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could:

•	revoke our business and operating licenses, require us to discontinue or restrict our operations;
•	restrict our right to collect revenues;

•	require us to restructure our operations;
•	impose additional conditions or requirements with which we may not be able to comply;
•	impose restrictions on our business operations or on our customers; or
•	take other regulatory or enforcement actions against us that could be harmful to our business.

In addition, the equity pledge among Redsky Industrial and Xi’an Baorun Industrial and Xi’an Baorun Industrial’s stockholders has not been registered and may be deemed to be invalid under PRC law.

The controlling stockholder of Xi’an Baorun Industrial may have potential conflicts of interest with us, which may adversely affect our business.

Mr. Xincheng Gao, our chairman, chief executive officer and president is the controlling stockholder of Xi’an Baorun Industrial and through his equity ownership in Redsky Group Limited, or Redsky Group, our majority stockholder, Mr. Xincheng Gao is also a beneficial owner of our common stock. He is also a director of both Xi’an Baorun Industrial and us. Conflicts of interests among his roles as stockholder, officer and director of both Xi’an Baorun Industrial and us may arise. We cannot assure you that when conflicts of interests arise, he will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, he may breach or cause Xi’an Baorun Industrial to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from Xi’an Baorun Industrial. Currently, we do not have existing arrangements to address potential conflicts of interests between Mr. Xincheng Gao and us. We rely on Mr. Xincheng Gao to abide by the laws of Delaware, which provides that directors owe fiduciary duties to us, requiring them to act in good faith and in our best interests and not to use their positions for personal gains. If we cannot resolve any conflicts of interests or disputes between us and Mr. Gao, in his capacity as the controlling stockholder of Xi’an Baorun Industrial, we would have to rely on legal proceedings, which could result in disruption of our business.

Our contractual arrangements with Xi’an Baorun Industrial may be subject to scrutiny by the PRC tax authorities and we could be required to pay additional taxes, which could substantially reduce our consolidated net income and the value of your investment.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with Xi’an Baorun Industrial were not priced at arm’s length for purposes of determining tax liabilities. If the PRC tax authorities determine that these contracts were not entered into on an arm’s-length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by Xi’an Baorun Industrial, which could adversely affect us by increasing the tax liabilities of Xi’an Baorun Industrial. This increased tax liability could further result in late payment fees and other penalties to Xi’an Baorun Industrial for underpaid taxes. Any payments we make under these arrangements or adjustments in payments under these arrangements that we may decide to make in the future will be subject to the same risk. Prices for such services will be set prospectively and therefore we do not know whether any of the payments to be made under the contracts will or will not be considered at arm’s length for purposes of determining tax liabilities.

Risks Related to Doing Business in China

PRC laws and regulations restrict foreign investment in China’s finished oil products industry. We have entered into contractual agreements with Xi’an Baorun Industrial to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and are restricted to invest in companies operating in the finished oil products industry, we operate our businesses in China through Xi’an Baorun Industrial, an operating company that is owned by PRC citizens and not by us. Accordingly, our Chinese subsidiary, Redsky Industrial, entered into a series of exclusive contractual agreements with Xi’an Baorun Industrial. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly owned subsidiaries, Xi’an Baorun Industrial or the stockholders of Xi’an Baorun Industrial, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•	levying fines;
•	confiscating income;
•	revoking licenses;
•	requiring a restructure of ownership or operations; and/or
•	requiring the discontinuance of our businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect our business.

All of our operations are conducted in China and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the PRC economy could result in decreased capital expenditure by energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

The payment of dividends in the PRC is subject to limitations. We may not be able to pay dividends to our stockholders.

We conduct all of our business through our consolidated subsidiaries and affiliated companies incorporated in the PRC. We rely on dividends paid by these consolidated subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in the PRC is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. Each of our PRC subsidiaries, including wholly foreign owned enterprises is also required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves or statutory reserve fund until the aggregate amount of such reserves reaches 50.0% of their respective registered capital. Our statutory reserves are not distributable as loans, advances or cash dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. As of June 30, 2009, our PRC subsidiaries had allocated RMB36.1 million ($4.9 million) to these reserves, consisting of general and statutory reserves. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

There are significant uncertainties under the EIT Law regarding our PRC enterprise income tax liabilities, such as tax on dividends paid to us by our PRC subsidiary and tax on any dividends we pay to our non-PRC corporate stockholders.

The EIT Law provides that enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered as a “tax-resident enterprise” and are generally subject to the uniform 25.0% enterprise income tax rate on global income. Under the implementation regulations to EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. In addition, on April 22, 2009, the State Administration of Taxation of the PRC issued the Notice on the Issues Regarding Recognition of Overseas Incorporated Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc, are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC. If the PRC tax authorities determine that we are a “tax-resident enterprise,” we may be subject to enterprise income tax at a rate of 25.0% on our worldwide income. This may have an impact on our effective tax rate, and may result in a material adverse effect on our net income and results of operations. In addition, dividends paid by us to our non-PRC corporate stockholders as well as gains realized by such stockholders from the sale or transfer of our stock may be subject to a PRC tax under the EIT Law, and we may be required to withhold PRC tax on dividends paid to our non-PRC corporate stockholders.

In addition, under the EIT Law and the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement, which became effective on January 1, 2007, if both we and our Hong Kong subsidiary, Baorun Group, are considered as “non-tax-resident enterprises,” dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 5.0%. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the application of the withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

Our business benefits from certain government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results by significantly increasing our tax expenses.

A number of PRC government initiatives promote the adoption of clean energy sources, such as biodiesel. For example, pursuant to the Renewable Energy Medium and Long-Term Development Plan issued by the NDRC in September 2007, the PRC targets to increase its consumption of energy from renewable sources to 15.0% of total energy consumption in the PRC by 2020. The plan also includes the promotion of renewable energy sources. Under the plan, the PRC aims to increase its annual consumption of biofuel, with the consumption of biodiesel targeted at two million tons per year by 2020. According to the Renewable Energy Law of the PRC, local governments are required to prepare a renewable energy development plan and provide financial support to renewable energy projects in rural areas. Further, the government may grant businesses engaged in biodiesel production certain benefits and incentives, while petroleum marketing enterprises are required to include biodiesel products that comply with the state standard with respect to fuel sales. These government initiatives could be modified or eliminated altogether. Such a change in policy could adversely affect the growth of the biodiesel market and cause our revenues to decline. Changes to or elimination of initiatives designed to increase general acceptance of clean energy sources could result in decreased demand for our products and have a material adverse effect on our business, results of operations and financial condition.

Furthermore, we cannot assure you that demand for our products will increase or that we will otherwise benefit from such regulations. For example, the PRC Ministry of Finance has issued the Temporary Regulation on the Management of Special Funds for the Development of Renewable Resources. Pursuant to this regulation, special funds will be provided to companies for the development of renewable resources, including petroleum substitutes. These funds may be used to promote advancement in the development of energy sources that compete with biodiesel, which may in turn reduce demand for biodiesel.

If environmental regulations are relaxed in the future, or if the enforcement of environmental regulations is not sufficiently rigorous, we may not be able to compete effectively against other manufacturers of energy products, including traditional and other clean energy source products. For example, under the Rules on the Management of Waste Oil for Food Producers, food producers must properly dispose of waste cooking oil or sell waste cooking oil to waste cooking oil processing entities or waste collection entities rather than discharging waste cooking oil into the environment or reusing it for human consumption. However, in practice, these rules may not be strictly enforced and waste oil may be disposed of through illegal means by some food producers, which would reduce the supply of waste cooking oil available for our production. Our business prospects and results of operations may be adversely affected as a result of any of the foregoing factors.

We face risks related to health epidemics and outbreak of contagious disease.

Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu (swine flu) first occurred in Mexico and quickly spread to other countries, including the U.S. and the PRC. In the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome. Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other adverse public health developments in the PRC may have a material adverse effect on our business and operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products. Potential outbreaks could also lead to temporary closure of our production facilities, our suppliers’ facilities and/or our end-user customers’ facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products. Any future health epidemic or outbreaks that could disrupt our operations and/or restrict our shipping abilities may have a material adverse effect on our business and results of operations.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of member countries in the Organization for Economic Co-Operation and Development, or OECD.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to OECD, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;
•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and
•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The PRC economic cycle may negatively impact our operating results.

The rapid growth of the PRC economy before 2008 generally led to higher levels of inflation. The PRC economy has more recently experienced a slowing of its growth rate. A number of factors have contributed to this slow-down, including appreciation of the Renminbi, or RMB, the currency of China, which has adversely affected China’s exports. In addition, the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general, or the Chinese economy in particular. Slowing economic growth in China could result in slowing growth and demand for our services which could reduce our revenues. In the event of a recovery in the PRC, renewed high growth levels may again lead to inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise. In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in inflation.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has historically been set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a band against a basket of certain foreign currencies, determined by the Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy resulted in an approximately 17.5% appreciation in the value of the Renminbi against the U.S. dollar between July 21, 2005 and September 30, 2009. Since the adoption of this new policy, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. Appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. In addition, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

Our ability to implement our business plan is dependent on many factors, including our ability to receive various governmental permits.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business including, without limitation, a Safety Production Permit, an Approval Certificate for Wholesale Distribution of Finished Oil and a Dangerous Chemical Distribution License. We are required to comply with applicable production safety standards in relation to our production processes and our premises and equipment are subject to periodical inspections by regulatory authorities to ensure compliance with the dangerous chemical safety production laws and regulations and finished oil distribution and retail laws and regulations. Failure to pass these inspections, or the loss or suspension of some or all of our production activities, could disrupt our operations and adversely affect our business.

Our business benefits from preferential tax treatment and changes to this treatment could adversely affect our operating results.

Prior to the effectiveness of the EIT Law, the rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. However, pursuant to the EIT Law, a uniform enterprise income tax of 25.0% is generally applied to all “tax-resident enterprises” under the EIT Law as to their global income, and “High and New Technology Enterprises” enjoy a preferential tax rate of 15.0%. Two notices issued by the local State Taxation Bureau stipulate that Xi’an Baorun Industrial is to enjoy an enterprise tax exemption for the years from 2004 to the end of 2010. In this connection, the EIT Law provides that enterprises enjoying a fixed-term tax exemption or tax reduction shall, in accordance with the provisions of the State Council, continue to enjoy such exemption or reduction after the implementation hereof until the expiration of the term of such exemption or reduction.

The EIT Law further provides grandfather treatment for enterprises which were qualified as “High and New Technology Enterprises” under the previous income tax laws and were established before March 16, 2007, provided that they continue to meet the criteria for New Technology Enterprises after January 1, 2008. The grandfather provision allows these enterprises to continue to enjoy the tax holidays provided by the previous income tax laws and regulations. Xi’an Baorun Industrial was qualified as a High and New Technology Enterprise in 2009 and thus, subject to the approval by competent authorities, will be subject to a 15.0% tax rate starting from 2011 in accordance with the EIT Law and other relevant regulations.

Given the short history of the EIT Law, uncertainties remain with respect to its future interpretation and implementation. We cannot guarantee that the preferential tax treatment granted to Xi’an Baorun Industrial will not be challenged and repealed by higher level tax authorities, or that any future implementation rules will be issued that are inconsistent with the current interpretation of the EIT Law. If our operating entities are unable to qualify for income tax holidays, our effective income tax rate will increase significantly and we may have to pay additional income taxes to make up for amounts previously unpaid. This could have a material adverse effect on our operations.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

The SAFE issued a public notice in October 2005, requiring PRC residents to register with the local SAFE branch before establishing or acquiring the control of any company outside of China for the purpose of financing that offshore company with assets or equity interest in a PRC company. Anytime such special purpose vehicles, or SPVs, have a major capital change event (including overseas equity or convertible bonds financing), all PRC resident stockholders must conduct a registration relating to the change within 30 days of occurrence of the event. On May 29, 2007, the SAFE issued an additional notice, clarifying some outstanding issues and providing standard operating procedures for implementing the prior notice. According to the new notice, the SAFE set up seven schedules that track registration requirements for offshore fundraising and roundtrip investments.

In March 2008, Xincheng Gao, who indirectly controls our company, registered with the SAFE’s Shaanxi Branch. We understand that he is in the process of updating his registration to reflect the latest capital changes to each of our SPVs. However, we cannot guarantee that the SAFE will issue the updated registration certificate in a timely manner.

Further, pursuant to the above notices, if our PRC resident stockholders or beneficial owners such as Mr. Xincheng Gao fail to adhere to any of the registration requirements, or if they make any false representations to obtain the registration for roundtrip investments in onshore entities or the SPVs, they may face fines and other legal sanctions. In addition, such actions may also impede our ability to contribute additional capital or extend loans to our PRC subsidiaries, impede our PRC subsidiaries’ ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

We may face PRC regulatory risks relating to our equity incentive plan.

On March 28, 2007, the SAFE promulgated a notice requiring PRC individuals who are granted stock options and other types of stock-based awards by an overseas publicly-listed company to obtain approval from the local SAFE branch through an agent of the overseas publicly-listed company (generally its PRC subsidiary or a financial institution).

We have urged our PRC management personnel, directors, employees and consultants who have been granted stock options under our 2003 Equity Incentive Plan to register them with the local SAFE pursuant to the said regulation. However, we cannot ensure that each of these individuals have carried out all of the required registration procedures.

If we, or any of these persons, fail to comply with the relevant rules or requirements, we may be subject to penalties, and may become subject to more stringent review and approval processes with respect to our foreign exchange activities, such as our PRC subsidiaries’ dividend payment to us or borrowing foreign currency loans, all of which may adversely affect our business and financial condition.

PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or the MOFCOM, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule purports, among other things, to require SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC laws, we are not sure whether the M&A Rule would require us or our entities in China to obtain the approval from the CSRC or any other regulatory agencies in connection with the transaction contemplated by the Share Exchange Agreement we entered into on October 23, 2007 or this offering.

Further, if the PRC government finds that we or our Chinese stockholders did not obtain the CSRC approval, which the CSRC may think we should have obtained before executing the Share Exchange Agreement or conducting this offering, we could be subject to severe penalties. The M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our production facilities are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to comply with applicable laws and regulations.

All potential environmental liabilities may not have been identified or properly quantified and a prior owner, operator, or tenant may have created an environmental condition unknown to us. We may be potentially liable for damages or cleanup, investigation or remediation costs in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business.

State and local environmental regulatory requirements change often. Future laws, ordinances or regulations might impose material environmental liability or the current environmental condition of the properties could in the future be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Moreover, it is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us and we may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China in particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after violation.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Certain of our suppliers are owned by the PRC government and our dealings with them are likely to be considered to be with government officials for these purposes. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We could suffer severe penalties if our employees or other agents were found to have engaged in such practices.

Risks Related to this Offering and Our Common Stock

The outstanding warrants may adversely affect us in the future and cause dilution to existing stockholders.

We currently have warrants outstanding to purchase up to 4,007,273 shares of our common stock. The term of these warrants expire between August 2011 and 2013 and the exercise prices range from $3.00 to $6.00 per share, subject to adjustment in certain circumstances. Exercise of the warrants may cause dilution in the equity interests of other stockholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

Volatility in our common stock price may subject us to securities litigation.

Stock markets, in general, have experienced in recent months, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations unrelated to our operating performance or prospects. This increased volatility, coupled with depressed economic conditions, could continue to have a depressing effect on the market price of our common stock. Over the past 12 months, the sales price of our common stock has fluctuated between $8.00 and $2.75. The following factors, many of which are beyond our control, may influence our stock price:

•	announcements of technological or competitive developments;
•	regulatory developments in the PRC affecting us, our customers or our competitors;
•	announcements regarding patent or other intellectual property litigation or the issuance of patents to us or our competitors or updates with respect to the enforceability of patents or other intellectual property rights generally in the PRC or internationally;
•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	changes in the economic performance or market valuations of our competitors;
•	addition or departure of our executive officers;
•	release or expiration of lock-up or other transfer restrictions on our outstanding common stock; and
•	sales or perceived sales of additional shares of our common stock.

In addition, the securities market has, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. Any of these factors could result in large and sudden changes in the volume and trading price of our common stock and could cause our stockholders to incur substantial losses. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business. PRC capital and currency regulations may also limit our ability to pay dividends. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

We will have discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

Our management will have considerable discretion in the application of the proceeds received by us from this offering. Such proceeds may be used to expand our biodiesel production capacity, acquire new retail gas stations and for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our common stock price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

Your ability to bring an action against us or against our directors and officer, or to enforce a judgment against us or them, will be limited because we conduct substantially all of our operations in the PRC and because the majority of our directors and officers reside outside of the United States.

We are a Delaware holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Anti-takeover provisions of the Delaware General Corporation Law and some provisions in our certificate of incorporation and bylaws could have a material adverse effect on the rights of holders of our common stock.

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66.7% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15.0% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Anti-takeover provisions of the Delaware General Corporation Law, may make it more difficult to acquire our company or effect a change in control of our company, even if an acquisition or change in control would be in the interest of our stockholders or if an acquisition or change in control would provide our stockholders with a premium for their shares over then current market prices.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, provide that:

•	our Board of Directors shall have the ability to alter our bylaws without stockholder approval;
•	an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third party from acquiring our company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.

However, these provisions could have the effect of discouraging others from making tender offers for our shares. These provisions also may have the effect of preventing changes in our management.

One of our directors and officers controls a majority of our common stock and his interests may not align with the interests of our other stockholders.

Mr. Xincheng Gao, our chairman, chief executive officer and president, through Redsky Group, which he controls, currently beneficially owns approximately 81.6% of our issued and outstanding common stock as of August 31, 2009. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling stockholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of our company which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. In addition, without the consent of Mr. Gao or Redsky Group, we could be prevented from entering into transactions that could be beneficial to us. Mr. Gao or Redsky Group may cause us to take actions that are opposed by other stockholders as his interests may differ from those of other stockholders.

Future issuances of capital stock may depress the trading price of our common stock.

Any issuance of shares of our common stock after this offering could dilute the interests of our existing stockholders and could substantially decrease the trading price of our common stock. We may issue additional shares of common stock in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions).

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements.

Use of Proceeds

We estimate that the net proceeds from the sale of the 8,000,000 shares of common stock in the offering will be approximately $     million after deducting the underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $     million if the underwriters exercise their option in full to purchase 1,200,000 additional shares of common stock from us.

We intend to use the net proceeds from the offering for the following purposes:

•	approximately $15 million to expand our biodiesel production capacity by 50,000 tons through either strategic acquisitions or construction of a new facility;
•	approximately $30 million to expand our wholesale distribution and retail gas station businesses through both organic growth and potential acquisitions; and
•	the remaining balance to be used for working capital and general corporate purposes.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may choose to expand our current business through acquisition of other complementary businesses, products or technologies, using cash or shares of our common stock. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time. Pending these uses, the proceeds will be invested in short-term bank deposits.

Dilution

Our net tangible book value on June 30, 2009 was approximately $100.1 million, or $3.68 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding on June 30, 2009.

After giving effect to the sale by us of 8,000,000 shares of common stock in this offering at the assumed public offering price of $     per share (the last reported sale price of our common stock on the NASDAQ Capital Market on     , 2009) and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value as of June 30, 2009 would have been $     million, or $     per share of our common stock. This represents an immediate increase in net tangible book value of $     per share to our existing stockholders and an immediate decrease in the net tangible book value of $     per share to new investors. Dilution in the net tangible book value per share to new investors represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$
Net tangible book value per share as of June 30, 2009		$3.68
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of June 30, 2009 after giving effect to this offering	$
Dilution per share to new investors in this offering	$

A $1.00 increase in the assumed public offering price of $     per share would increase our adjusted net tangible book value per share after this offering by $     per share and would increase the dilution per share to new investors in this offering by $     per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

If the underwriters exercise their over-allotment option to purchase up to 1,200,000 additional shares of common stock from us in full in this offering at the assumed public offering price of $     per share, the adjusted net tangible book value as of June 30, 2009 after giving effect to this offering would increase to $     per share, and dilution per share to new investors in this offering would be $     per share.

Capitalization

The following table summarizes our capitalization as of June 30, 2009, on an actual basis and as adjusted basis to reflect our receipt of estimated net proceeds from the sale of 8,000,000 shares of common stock (excluding the 1,200,000 shares of common stock which the underwriters have the option to purchase to cover over-allotments, if any) in this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $    .

You should read this table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial and Operating Data,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 30, 2009
	Actual	As Adjusted
	(Unaudited)
Cash and Cash Equivalents	$42,527,363	$
Bank borrowings	2,195,971
Other liabilities	4,484,189
Deferred tax liabilities	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 3,465,753 shares outstanding as of June 30, 2009	3,465
Common stock, $0.0001 par value, 79,000,000 shares authorized, 27,169,091 shares outstanding as of June 30, 2009(1)	2,716
Additional paid-in capital	44,565,782
Statutory reserve	4,920,114
Accumulated other comprehensive income	5,393,490
Retained earnings	45,229,647
Total stockholders’ equity	100,115,214
Total capitalization	$144,267.873	$

(1)	The table above excludes, as of June 30, 2009:
•	4,007,273 shares of common stock issuable, upon the exercise of outstanding warrants, at a weighted average exercise price of $3.82 per share, of which warrants to purchase 3,977,273 shares of common stock were vested;
•	4,545,455 shares of common stock that are issuable upon conversion of 1,000,000 shares of our series A convertible preferred stock, but for a beneficial ownership cap of 9.99% of our issued and outstanding common stock imposed upon the holder of our series A convertible preferred stock;
•	2,115,753 shares of common stock that are issuable upon conversion of 2,115,753 shares of our series B convertible preferred stock, but for a beneficial ownership cap of 9.99% of our issued and outstanding common stock imposed upon the holder of our series B convertible preferred stock; and
•	6,000,000 shares of common stock reserved for issuance under our 2003 Equity Incentive Program.

Market for Common Equity and Related Stockholder Matters

Our common stock is listed for trading on the NASDAQ Capital Market, or NASDAQ, under the symbol “CBEH.” Before June 26, 2009, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter Bulletin Board, or OTCBB, under the same symbol. The following table sets forth the high and low bid prices for our common stock prior to June 26, 2009 as reported by the OTCBB, and the high and low sale prices for our common stock from June 26 through June 30 and for subsequent periods, as reported by NASDAQ. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

2009	High	Low
First Quarter	$4.50	$2.75
Second Quarter (through June 26)	$6.00	$3.50
Second Quarter (June 26 through June 30)	$6.00	$5.00
Third Quarter	$7.50	$4.80

2008	High	Low
First Quarter	$5.50	$4.10
Second Quarter	$9.00	$4.50
Third Quarter	$9.00	$5.50
Fourth Quarter	$5.50	$3.40

2007	High	Low
First Quarter	$9.00	$3.90
Second Quarter	$6.00	$3.00
Third Quarter	$5.00	$1.01
Fourth Quarter	$5.50	$1.65

Holders

As of September 30, 2009, there were 239 holders of record of our common stock. The transfer agent for our common stock is Corporate Stock Transfer, Inc. The transfer agent’s contact information is 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209. The transfer agent’s telephone number is (303) 282-4800.

Dividend Policy

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries and consolidated entities. As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiary. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from our PRC subsidiary’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Exchange Rate Information

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our consolidated financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Revenues and expenses are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	RMB per U.S. Dollar Rate(1)
	Period End	Average(2)	Low	High
2004	8.2765	8.2768	8.2764	8.2774
2005	8.0702	8.1826	8.0702	8.2765
2006	7.8041	7.9579	7.8041	8.0702
2007	7.2946	7.5806	7.2946	7.8127
2008	6.8225	6.9193	6.7800	7.2946
2009
January	6.8392	6.8360	6.8225	6.8403
February	6.8395	6.8363	6.8241	6.8470
March	6.8329	6.8360	6.8240	6.8438
April	6.8180	6.8304	6.8180	6.8361
May	6.8278	6.8235	6.8176	6.8326
June	6.8302	6.8334	6.8264	6.8371
July	6.8319	6.8317	6.8300	6.8342
August	6.8312	6.8322	6.8303	6.8352
September	6.8290	6.8294	6.8271	6.8316

(1)	For periods prior to January 1, 2008, the exchange rates reflect the noon buying rates as reported by the Federal Reserve Bank of New York. For periods after January 1, 2008, the exchange rates reflect the exchange rates as set forth on the website of The People’s Bank of China.
(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

Selected Consolidated Financial and Operating Data

The following selected consolidated statement of income data for the years ended December 31, 2008 and 2007 (other than margin data) and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by Sherb & Co., an independent registered public accounting firm. The consolidated statement of income data for the six months ended June 30, 2009 and 2008 (other than margin data) and the consolidated balance sheet data as of June 30, 2009 are derived from our unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected consolidated financial and operating data in conjunction with the consolidated financial statements and related notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Income Data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Sales	$123,902,907	$93,987,652	$216,506,969	$87,104,187
Cost of goods sold	106,750,036	80,394,701	185,858,502	77,006,690
Gross profit	17,152,871	13,592,951	30,648,467	10,097,497
Selling, general and administrative expenses	1,166,575	571,495	1,997,818	1,686,760
Income from operations	15,986,296	13,021,456	28,650,649	8,410,737
Non-operating income (expenses):
Interest expenses	(69,180)	(59,223)	(125,201)	(142,442)
Subsidy income	116,964	(2,544)	100,792	328,697
Other expenses	(6,094)	(46)	(63,519)	(17,427)
Stock-based compensation – make good provision	—	—	(9,838,354)	—
Total non-operating income (expenses)	41,690	(61,813)	(9,926,282)	168,828
Net income	$16,027,986	$12,959,643	$18,724,367	$8,579,565
Basic and diluted weighted average shares outstanding
Basic	27,169,091	25,454,545	25,889,748	24,238,107
Diluted	34,629,111	32,891,850	32,877,570	25,145,122
Basic and diluted net earnings per share available to common stockholders
Basic	$0.59	$0.51	$0.69	$0.21
Diluted	$0.46	$0.39	$0.54	$0.21

Consolidated Balance Sheet Data:

	As of June 30, 2009	As of December 31,
		2008	2007
	(Unaudited)
Cash and cash equivalents	$42,527,363	$23,119,028	$1,382,371
Total assets	106,795,374	94,694,417	43,705,548
Total liabilities	6,680,160	10,795,208	5,509,911
Total stockholders’ equity	100,115,214	83,899,209	38,195,637
Total liabilities and stockholders’ equity	106,795,374	94,694,417	43,705,548

Other Consolidated Financial Data:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Gross Profit Margin
Wholesale distribution of finished oil and heavy oil	10.2%	9.3%	9.5%	10.9%
Production and sale of biodiesel	26.0%	29.6%	29.0%	24.3%
Operation of retail gas stations	13.8%	11.6%	10.8%	—
Gross Profit Margin	13.8%	14.4%	14.2%	11.6%
Operating Profit Margin	12.9%	13.8%	13.2%	9.7%
Net Profit Margin	12.9%	13.8%	8.7%	9.9%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS

The following discussion includes forward-looking statements based upon current expectations that involve substantial risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Forward-Looking Statements” and “Business” sections in this prospectus. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. The following discussion of our financial condition and results of operations for the six months ended June 30, 2009 and for the years ended December 31, 2008 and 2007, should be read in conjunction with the information under the “Selected Consolidated Financial and Operating Data,” the audited consolidated financial statements and the notes thereto, and the unaudited consolidated financial statements and notes thereto, that are included elsewhere in this prospectus.

OVERVIEW

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand our operations and our present business environment. MD&A is provided as a supplement to — and should be read in conjunction with — our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. This overview summarizes the MD&A, which includes the following sections:

•	Our Business and Corporate Structure — a general overview of our three business segments and our corporate structure.
•	Factors Affecting our Results of Operations — a discussion of various factors, including governmental regulations, raw material supplies and transportation factors that impact our business.
•	Basis of Presentation and Critical Accounting Policies and Estimates — a discussion of accounting policies that require critical judgments and estimates.
•	Results of Operations — an analysis of our consolidated results of operations for the six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008 and 2007. Except to the extent that differences among our operating segments are material to an understanding of our business as a whole, we present the discussion in the MD&A on a consolidated basis.
•	Liquidity and Capital Resources — an analysis of cash flows and an overview of financial position.

Our Business

We conduct our operations through three business segments: (1) the wholesale distribution of finished oil and heavy oil, such as gasoline and diesel; (2) the production and sale of biodiesel; and (3) the operation of retail gas stations. We operate a 100,000-ton biodiesel production plant in Tongchuan City, Shaanxi Province. We use four oil storage depots located in Shaanxi Province. Of the four oil storage depots, we own one, lease one and have the rights to use two of the depots through oil storage service agreements with state-owned entities that own such depots. In Tongchuan City, we also have access to a 2.65 kilometer railway line connecting the depots located within our biodiesel production facility to the main railway in Tongchuan City, Shaanxi Province. Currently, our finished oil and heavy oil products are sold in 14 provinces and municipalities in China covering Shaanxi Province, Henan Province, Hebei Province, Shandong Province, Shanxi Province, Hunan Province, Hubei Province, Sichuan Province, Guizhou Province, Yunnan Province, Fujian Province, Xinjiang Province, Beijing and Shanghai.

Corporate Structure

We operate our businesses in China primarily through Xi’an Baorun Industrial which is based in Xi’an, China and owned by three Chinese citizens, including our chairman, chief executive officer and president, Mr. Xincheng Gao, who owns a 70.0% equity interest in Xi’an Baorun Industrial. We do not hold any equity interest in Xi’an Baorun Industrial. In order to meet domestic ownership requirements under PRC law, which restricts foreign companies from operating in the finished oil and biodiesel industry, Redsky Industrial, our wholly owned subsidiary located in Hong Kong, executed a series of exclusive contractual agreements with Xi’an Baorun Industrial and its stockholders. These contractual agreements allow us, among other things, to secure significant rights to influence Xi’an Baorun Industrial’s business operations, policies and management, to approve all matters requiring stockholder approval, and the right to receive 100% of the income earned by Xi’an Baorun Industrial. In addition, to ensure that Xi’an Baorun Industrial and its stockholders perform their obligations under these contractual agreements, the stockholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun Industrial. If and when the current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil and biodiesel industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun Industrial directly.

Factors Affecting our Results of Operations

PRC Government Regulation of Fuel Prices

For the past nine years, China’s fuel prices have been set by the NDRC and not set by market supply and demand. Effective January 1, 2009, the Chinese government implemented a new pricing regime for refined oil products, aimed to link domestic oil prices more closely to changes in the global crude oil prices in a controlled manner. Due to this new pricing regime, during the first nine months of 2009 there were significant fluctuations in the pricing of gasoline and diesel, which reflected the fluctuation of global oil market prices. Downward pricing adjustments could adversely affect our results of operations and profitability due to the higher costs of inventory build-up prior to the pricing adjustments.

•	In January 2009, the Ministry of Finance and the State Administration of Taxation halved sales tax to 5% on purchases of automobiles with engines less than 1.6 liters between January 20, 2009 and December 31, 2009. The tax reduction was aimed at boosting domestic automobile purchases, which will likely increase overall domestic oil consumption and provide a stimulus for the steel sector. We believe that the sales tax reduction on purchases of automobiles with small engines will increase ownership of automobiles and drive more fuel consumption.
•	In January 2009, the average sales price for our oil products, which include gasoline, diesel and heavy oil decreased 22.3% to $641 per ton (equivalent to approximately $1.77 per gallon of gasoline and $2.04 per gallon of petro-diesel), compared to an average price of $825 per ton (equivalent to approximately $2.28 per gallon of gasoline and $2.62 per gallon of petro-diesel) during 2008. This decrease was substantially less than the drop in global crude oil prices during the same period because the NDRC had held domestic prices at lower levels during 2008.
•	On March 25, 2009, the NDRC increased the prices of gasoline and diesel by RMB 290 or $42 per ton or 5.3% and RMB 180 or $26 per ton or 3.7%, respectively, to reflect a rebound of global crude oil prices. As a result, in April 2009, the average sales price for our finished oil products was approximately $745 per ton (equivalent to approximately $2.55 per gallon of gasoline and $2.83 per gallon of petro-diesel).
•	On June 1, 2009, the NDRC increased the prices of gasoline and diesel by RMB 400 or $59 per ton or 7.0% and RMB 400 or $59 per ton or 8.0%, respectively, to reflect the continued climb of global crude oil prices. As a result, in June 2009, the average sales price for our finished oil products was approximately $815 per ton (equivalent to approximately $2.72 per gallon of gasoline and $3.01 per gallon of petro-diesel)
•	On June 30, 2009, the NDRC increased the prices of gasoline and diesel by RMB 600 or $88 per ton or 9.8% and RMB 600 or $88 per ton or 11.1%, respectively.
•	On July 29, 2009, the NDRC decreased the prices of gasoline and diesel by RMB 220 or $32 per ton.
•	On September 2, 2009, the NDRC increased the prices of gasoline and diesel by RMB 300 or $44 per ton.

Although the NDRC sets both wholesale and retail guidance prices, our selling prices compete with those of the three state-owned companies, namely SINOPEC, PetroChina and CNOOC, and private enterprises that engage in the wholesale distribution of finished oil and heavy oil and operate retail gas stations in the regions where we conduct our business. Our pricing strategy is affected by local competition in each region.

The NDRC, the Ministry of Finance and other governmental departments are formulating relevant policies such as subsidies, refunds of value added taxes, relief on consumption tax and corporate tax to encourage biodiesel production. As a result, we are exempt from corporate income tax through the end of year 2010. These exemptions were granted by both local and national tax authorities.

Capacity

We plan to expand our current biodiesel production capacity of 100,000 tons to 150,000 tons in the next 12 months, either through strategic acquisitions or construction of a new facility. We anticipate spending approximately $15 million in capital expenditures in 2009 to accomplish this goal. We will continue scouting high traffic locations to expand our portfolio of retail gas stations to increase our overall gross margin for our distribution and retail businesses through acquisition or lease.

Availability of Raw Materials and Their Pricing

Our biodiesel production is substantially dependent upon having access to sufficient sources of raw materials at affordable costs. There are approximately 3.6 million mu, equivalent to approximately 240,000 acres, of oil seed plants surrounding Xi’an City. The non-edible seeds harvested from the oil plants can support 430,000 tons of biodiesel production. The waste cooking oil collected from Xi’an City can also support approximately 135,000 ton of biodiesel production. Although there are abundant raw materials available locally to supply 150,000 tons of capacity, we expect to continue to work towards securing more long-term sources of raw materials and new technologies in the bioenergy field.

Since the decrease in global oil prices in the second half of 2008, the cost of raw materials for biodiesel production has been stable in 2009. In particular, our average purchase cost of waste cooking oil has decreased by approximately 35.3% from the third quarter of 2008. As a result of the lower cost of materials, gross margin of our production and sale of biodiesel increased to 26.0% by the end of June 2009.

Availability of Transportation

We are located in Xi’an City, Shaanxi Province, which is a transportation hub of railroads and highways reaching out to all regions of China. As a result of the oil service storage agreements by which we use two state-owned oil storage depots, we currently enjoy convenient railway freight access enabling us to reach certain parts of China, including Sichuan, Yunnan and Guizhou Provinces, to which other distribution companies in Shaanxi Province currently do not have easy access. We have convenient access to railroads and highways for transporting and distributing our finished oil, heavy oil and biodiesel products, and we believe that our strategic location and easy access to transportation networks are a part of our business advantages. However, our business may be affected by disruptions to railway and highway infrastructure.

Relationship with Supplier

We have had a long-standing relationship with our largest oil supplier, Shaanxi Yanchang Group, which is the fourth largest oil company in China with over 10 million tons of refinery capacity. We have established supply and purchasing stations with Shaanxi Yanchang Group’s three oil refining facilities. Based on cost, our purchase from Shaanxi Yanchang Group accounted for 58% and 52% of our total oil purchases for the years ended December 31, 2007 and 2008, respectively. While we depend on Shaanxi Yanchang Group for the majority of our oil supply needs, we are actively seeking other sources of oil supply. We anticipate that our oil purchases from Shaanxi Yanchang Group will continue to decrease as we seek to diversify our supplier base.

Economic Conditions in China

Beginning in late 2008, global financial crisis and economic recessions have significantly impacted business profitability, unemployment rate, consumer spending, energy consumption, global oil prices, and overall economic conditions in China, particularly in the coastal regions. China’s annual GDP growth rate has decreased from 11.1% in 2006 to 7.9% in 2009. China’s overall economic condition affects our results of operations. Since the majority of our operations and business are in the northwestern region of China located inland from the coast, the impact to our results of operations was minimal and insignificant.

Basis of Presentation

Our financial statements are prepared in accordance with U.S. GAAP and the requirements of Regulation S-X promulgated by the SEC.

Critical Accounting Policies and Estimates

To prepare financial statements that conform with U.S. GAAP, we are required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses. We use the most current information available and exercise careful judgment in making these estimates and assumptions. We believe the following accounting policies and estimates require us to make assumptions about highly uncertain matters and changes in these estimates could have a material impact to our financial information.

Accounts Receivable

Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collections, no allowance was deemed necessary as of June 30, 2009 or December 31, 2008, as we did not experience any uncollectible accounts receivable or bad debt write-offs over the past several years.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct labor and an allocated portion of production overheads.

Plant, Property and Equipment

Plant, property and equipment are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5% of actual cost. The estimated service lives used in determining depreciation are:

Building	20 years
Vehicle	5 years
Office Equipment	5 years
Production Equipment	10 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Revenue Recognition

Our revenue recognition policies are in compliance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of our company exist and collectability is reasonably assured. Payments received prior to meeting all relevant criteria for revenue recognition are recorded as advances from customers. For retail gas station sales, revenue is recognized and cash is collected upon completion of fuel sales to customers.

Foreign Currency Translation

Our functional currency is the Renminbi, or RMB. For financial reporting purposes, RMB has been translated into U.S. dollars as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments caused by different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income.” Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to U.S. dollar after the most recent balance sheet date.

Income Tax Recognition

We account for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Xi’an Baorun Industrial has obtained income tax exemption for the years from 2004 to the end of 2010, due to the fact that it uses waste gas, water and residue in the production of its products. We believe that this exemption is in effect for all periods presented. Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Tax exemption is one of the many methods used to promote such business development. If the exemption should be rescinded for future periods, Xi’an Baorun Industrial would be subjected to tax liabilities.

In connection with the Share Exchange Agreement dated October 23, 2007, Redsky Industrial and Xi’an Baorun Industrial, two PRC companies, entered into a series of contracts whereby Redsky Industrial exercises significant control over Xi’an Baorun Industrial, including the right to receive 100% of the net income generated by Xi’an Baorun Industrial. While, as noted above, Xi’an Baorun Industrial is exempt from income tax for the years from 2004 through 2010, Redsky Industrial is not exempt from tax in those periods and is obligated for applicable PRC taxes under PRC tax laws. We account for all income taxes in accordance with SFAS 109 and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48.

We believe that the series of contracts entered into between Xi’an Baorun Industrial and Redsky Industrial do not constitute taxable income for the purposes of Redsky Industrial. Since commencement of these series of contracts, Xi’an Baorun Industrial has not remitted any income to Redsky Industrial, nor has Redsky Industrial demanded any remittance of income, nor is remittance expected in the future, as Xi’an Baorun Industrial is anticipating to use its undistributed earnings for future bio energy development as was anticipated when it obtained its original tax exemption. We have examined our tax position and have determined that our tax position with regards to both these entities is in compliance with applicable PRC tax laws. Pursuant to Paragraph 12 of APB 23, we have determined that we will reinvest indefinitely our earnings to the biodiesel production facility and biodiesel production technology, and accordingly no accrual of deferred tax liabilities was required as of December 31, 2007 and 2008. We have also analyzed the status of Redsky Industrial and have determined that based on the aforementioned series of contracts, if Redsky Industrial should be sold, dissolved or otherwise disposed of, the obligations of Xi’an Baorun Industrial would be terminated under the series of contracts, including Redsky Industrial’s right to 100% of Xi’an Baorun Industrial’s net income. In addition, in accordance with FIN 48, we have examined our tax position in the context of SFAS No. 5 “Accounting for Contingencies,” or SFAS No. 5. FIN 48 is an accounting requirement that discusses tax issues that have an element of uncertainty. In accordance with SFAS No. 5, we have determined that it is probable that our tax position with regards to both Redsky Industrial and Xi’an Baorun Industrial is correct. Accordingly, no deferred tax liability has been provided for.

Consolidation of Variable Interest Entities

Variable interest entities, or VIEs, are entities that lack one or more voting interest entity characteristics. We consolidate VIEs in which we are the primary beneficiary of the economic gains or losses. The FASB has issued Interpretation No. 46 (Revised December 2004), “Consolidation of Variable Interest Entities.” FIN 46R clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN 46R). FIN 46R clarifies how to identify a VIE and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

Contingencies

Management assesses the probability of loss for certain contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate when management believes that any liability to us arises or may arise as a result of having to pay out additional expenses that may have a material adverse effect on our financial condition.

Convertible Financing Agreements

Accounting for the Make Good Escrow Agreements for 2007 and 2008 Financing

2008 Financing

We accounted for the achievement of the terms of the make good escrow agreement as a compensation expense in accordance with SAB 107, Topic 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholders,” and SFAS No. 123R “Accounting for Stock-Based Compensation.” According to SAB 107, we valued the shares returned from escrow as an expense in our financial statements with a corresponding credit to additional paid-in capital. The earnings threshold for the 2008 make good escrow agreement was substantially higher, as compared to the prior 2007 make good escrow agreement. In addition, at the time of entering into the 2008 financing agreement, the overall PRC economy was in a state of uncertainty due to the worldwide financial crisis and economic downturn, and therefore, the achievement of the earnings threshold was uncertain. The 2008 make good escrow shares did not achieve the characteristics of a “lock-up” due to the higher earnings threshold and the state of the economy. Because of this uncertainty, we had to earn back the escrow shares by achieving the prescribed earning threshold, and recorded the make good expense.

2007 Financing

When we entered into a financing agreement on October 23, 2007, the earnings thresholds for 2007 and 2008 in the make good provisions of the 2007 financing agreement were such that our management had already available to them their September 30, 2007 year-to-date earnings and our bio-diesel production had commenced. The earnings for the nine months ended September 30, 2007 were such that our management had a complete expectation of being able to achieve the 2007 earnings threshold and we therefore did not expense the make good when meeting the 2007 earnings threshold for the 2007 financing. We based our accounting treatment of not expensing the 2007 make good, pursuant to an observation noted from the “1996 Annual National Conference on Current SEC Developments” in which the SEC staff reiterated its views on escrow share arrangements established immediately prior to an initial public offering. The implementation guidance clarified (i) that the appropriate measurement date that should be applied is the date the performance goals are met, and (ii) that the inclusion of an ultimate release provision made an escrow share arrangement more akin to a share “lock-up.” It noted that the SEC staff has generally not viewed share “lock-up” arrangements as compensatory. Therefore, we viewed the 2007 make good provision more akin to a share “lock-up,” because we were confident of meeting the required make good earnings threshold for 2007. We therefore concluded not to record any make-good expense when the earnings threshold for 2007 was met and the escrow shares were returned to Redsky Group, which is owned by our chairman, chief executive officer and president.

Accounting for Derivate Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock

In connection with the 2007 and 2008 financing agreements, several requirements embedded in the convertible preferred stock purchase agreements, including but not limited to our obligations to list our common stock on the NASDAQ or higher exchange by June 30, 2009, to maintain effectiveness of registration referring to the “Buy-in Right,” and to settle the “Triggering Events” with the investor. We would be obligated to deliver settlements of the requirements either in our own stock or in cash, if we were in violation of the requirements, and classify and measure the settlements as equity transactions.

We have adopted the provision of EITF 00-19, “Accounting for Derivative financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” or EITF 00-19. EITF 00-19 was further supplemented by EITF 05-04, “The Effect of a Liquidated Damaged Clause on a Freestanding Financial Instrument Subject

to Issue No. 00-19,” or EITF 05-04. Subsequent to the issuance of EITF 00-19 and EITF 05-04, the FASB issued FASB Staff Position EITF 00-19-2, or FSP 00-19-2, which addresses the accounting for the payment of this type of potential contingent obligation to be recognized in accordance with FASB No. 5, “Accounting for Contingencies,” or FASB No. 5. We have listed our common stock on the NASDAQ Capital Market on June 26, 2009, and are in compliance with all terms of the registration requirements.

We believe that we have properly accounted for the requirements with respect to EITF 00-19, EITF 05-04, and FSP 00-19-2. We believe that no equity classification was required under the terms of EITF 00-19 and EITF 05-04. We believe that it is indeterminable to assign a value to the requirements. The monetary value of the requirements only become applicable, if we determine that we will not be in compliance with the terms of the requirements, and to what extent the non-compliance will be. We monitored the required performance and determined that, from the dates of issuance of our convertible preferred stock, October 23, 2007 and October 14, 2008, compliance with all terms of the requirements was in place and proceeded as planned.

FSP 00-19-2 addresses the accounting to be determined if we had not achieved the requirements. Since we determined that the achievement of the requirements was probable, in accordance FASB No. 5, no accounting was required under FSP 00-19-2.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

	Wholesale Distribution of Finished Oil and Heavy Oil	Production and Sale of Biodiesel	Operation of Retail Gas Stations	Total
For the Six Months Ended June 30, 2009 (Unaudited)
Sales	$82,563,217	$25,195,466	$16,144,224	$123,902,907
Cost of goods sold	74,174,248	18,656,136	13,919,652	106,750,036
Gross profit	8,388,969	6,539,330	2,224,572	17,152,871
Selling, general and administrative expenses				1,166,575
Income from operations				15,986,296
Non-operating income (expenses)				41,690
Net income				16,027,986
Segment assets	72,134,768	23,861,023	10,799,583	106,795,374
Capital expenditures	91,176	—	—	91,176
For the Six Months Ended June 30, 2008 (Unaudited)
Sales	$65,249,030	$23,363,056	$5,375,566	$93,987,652
Cost of goods sold	59,199,321	16,445,447	4,749,933	80,394,701
Gross profit	6,049,709	6,917,609	625,633	13,592,951
Selling, general and administrative expenses				571,495
Income from operations				13,021,456
Non-operating income (expenses)				(61,813)
Net income				12,959,643
Segment assets	35,420,357	19,278,891	9,960,906	64,660,154
Capital expenditures	153,697	884,506	—	1,038,203

The following table sets forth the results of our operations for the periods indicated by total U.S. dollar amount and as a percentage of net sales:

	For the Six Months Ended June 30,
	2009		2008
	$	% of Sales	$	% of Sales
	(Unaudited)
Sales	123,902,907	100.0%	93,987,652	100.0%
Cost of goods sold	106,750,036	86.2%	80,394,701	85.6%
Gross profit	17,152,871	13.8%	13,592,951	14.4%
Selling, general and administrative expenses	1,166,575	0.9%	571,495	0.6%
Income from operations	15,986,296	12.9%	13,021,456	13.9%
Non-operating income (expenses)	41,690	—	(61,813)	—
Net income	16,027,986	12.9%	12,959,643	13.8%

Sales.  Sales for the six months ended June 30, 2009 were approximately $123.9 million, compared to $94.0 million in the same period in 2008, an increase of $29.9 million, or 31.8%. The increase was mainly attributable to the growth in our customer base by developing new customers in our existing territories and by penetrating into new territories. We have continued to increase the number of our distributors and end customers. We sold our products to customers located in 14 provinces and municipalities for the six months ended June 30, 2009, compared to nine provinces in the same period of 2008. We have also increased our sales to our existing customers in order to meet their increased demand for our oil products as their businesses grow and expand. As a result of the increase in the demand for our finished oil products, sales from our wholesale distribution of finished oil and heavy oil business segment for the six months ended June 30, 2009 were $82.6 million, compared to $65.2 million in the same period of 2008, an increase of $17.4 million, or 27.7%. Sales volume of our wholesale distribution of finished oil and heavy oil segment increased by approximately 51,300 tons for the six months ended June 30, 2009, or 65.1%, from the same period in 2008. Sales from our production and sale of biodiesel segment for the six months ended June 30, 2009 were $25.2 million, compared to $23.4 million in the same period of 2008. Sales volume of biodiesel increased by approximately 12,220 tons, or 46.5%, compared to the same period in 2008. However, the selling price of biodiesel decreased by 24.0% from the same period in 2008. Sales from our retail gas station segment for the six months ended June 30, 2009 were $16.1 million, compared to $5.4 million in the same period of 2008. This increase of $10.7 million, or 200.0%, from the retail gas station segment was mainly attributable to the increase in the number of our gas stations from one to five.

Cost of goods sold.  Cost of goods sold for the six months ended June 30, 2009 was approximately $106.8 million compared to $80.4 million in the same period of 2008, an increase of $26.4 million, or 32.8%. The increase in cost of goods sold was attributable to an increase in production and sales activities during the six months ended June 30, 2009. Cost of goods sold as a percentage of sales was approximately 86.2% for the six months ended June 30, 2009 and 85.6% for the same period in 2008. The increase of cost of goods sold as a percentage of sales was mainly attributable to an increase in cost of goods sold in our production and sale of biodiesel segment. For our wholesale distribution of finished oil and heavy oil segment, cost of goods sold as a percentage of sales for the six months ended June 30, 2009 and 2008 were 89.8% and 90.7%, respectively. For the production and sale of biodiesel segment, cost of goods sold as a percentage of sales for the six months ended June 30, 2009 and 2008 were 74.0% and 70.4%, respectively. The increase as a percentage of sales was caused by lower market selling prices of biodiesel. For our retail gas station segment, cost of goods sold as a percentage of sales for the six months ended June 30, 2009 and 2008 were 86.3% and 88.4%, respectively. The decrease as a percentage of sales was attributable to our success in sourcing and developing new suppliers.

Gross profit.  Gross profit was approximately $17.2 million for the six months ended June 30, 2009 as compared to approximately $13.6 million for the same period in 2008, representing gross margins of approximately 13.8% and 14.4%, respectively. For the six months ended June 30, 2009, the gross margin for production and sale of biodiesel was approximately 26.0%, gross margin for wholesale distribution of finished oil and heavy oil products was approximately 10.2%, and the gross margin for the operation of retail gas stations was 13.8%, versus 29.6%, 9.3%, and 11.6%, respectively, in the same period of 2008. The increase in gross margin of wholesale distribution of finished oil and heavy oil and of operation of retail gas stations were attributed to favorable frequent pricing adjustments by the NDRC reflecting global oil pricing. There are two variables to the gross margin for the production and sale of biodiesel: i) the price of raw materials, and ii) the selling price of diesel oil. The decrease in gross margin of production and sale of biodiesel was attributable to the lower selling price of diesel oil and no comparable decrease in the price of raw materials used for the production of biodiesel compared to the same period in 2008.

Selling, general and administrative expenses.  Selling, general and administrative expenses for the six months ended June 30, 2009 were approximately $1.2 million compared to $0.6 million for the same period in 2008, an increase of $0.6 million, or 100.0%. This increase was mainly attributable to approximately $0.4 million of legal and consulting fees, stock option expenses for our independent directors and employees, and filing expenses in connection with our being a public company in the U.S. Payroll and related expenses of sales and administrative staff increased by approximately $0.1 million as a result of business growth and expansion of distribution channels and territories. Total selling, general and administrative expenses as a percentage of sales for the six months ended June 30, 2009 was 0.9%, compared to 0.6% in the same period of 2008. We expect our professional fees to continue to increase in 2009, as we have hired an outside consulting firm to assist with our internal control compliance and continue to implement employee incentive programs. We also expect selling, general and administrative expenses to increase in future reporting periods as our business expands.

Income from operations.  Income from operations for the six months ended June 30, 2009 was $16.0 million compared to $13.0 million in the same period of 2008. Income from operations as a percentage of sales for the six months ended June 30, 2009 and 2008 were 12.9% and 13.9%, respectively. The decrease was caused by additional selling, general and administrative expenses related to our becoming a public company in the U.S. and the decrease in gross margin for the production and sale of biodiesel segment attributable to lower selling prices in the six months ended June 30, 2009.

Non-operating income (expenses).  Non-operating income consists mainly of governmental subsidies received in respect of our biodiesel production. The subsidy varies year to year depending upon available government funding. We received approximately $0.1 million of governmental subsidy for the six months ended June 30, 2009. Non-operating expenses mainly consist of interest expenses and bank service charges.

Net income.  Our net income for the six months ended June 30, 2009 was $16.0 million, compared to $13.0 million in the same period of 2008, an increase of $3.0 million, or 23.1%. This increase was attributable to increased economies of scale combined with rapid growth in sales from our wholesale distribution of finished oil and heavy oil and the operation of retail gas stations segments. Our net margin for the six months ended June 30, 2009 was 12.9%, compared to 13.8% in the same period of 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	Wholesale Distribution of Finished Oil and Heavy Oil	Production and Sale of Biodiesel	Operation of Retail Gas Stations	Total
For the Year Ended December 31, 2008
Sales	$143,498,550	$50,052,524	$22,955,895	$216,506,969
Cost of goods sold	129,846,614	35,527,828	20,484,060	185,858,502
Gross profit	13,651,936	14,524,696	2,471,835	30,648,467
Selling, general and administrative expenses				1,997,818
Income from operations				28,650,649
Non-operating income (expenses)				(9,926,282)
Net income				18,724,367
Segment assets	55,998,069	29,075,363	9,620,985	94,694,417
Capital expenditures	155,769	1,095,462	—	1,251,231
For the Year Ended December 31, 2007
Sales	$82,904,187	$4,200,000	$—	$87,104,187
Cost of goods sold	73,826,690	3,180,000	—	77,006,690
Gross profit	9,077,497	1,020,000	—	10,097,497
Selling, general and administrative expenses				1,686,760
Income from operations				8,410,737
Non-operating income (expenses)				168,828
Net income				8,579,565
Segment assets	34,773,019	8,891,117	41,412	43,705,548
Capital expenditures	146,133	6,663,040	—	6,809,173

The following table sets forth the results of our operations for the periods indicated by total U.S. dollar amount and as a percentage of sales:

	For the Year Ended December 31,
	2008		2007
	$	% of Sales	$	% of Sales
Sales	216,506,969	100.0%	87,104,187	100.0%
Cost of goods sold	185,858,502	85.8%	77,006,690	88.4%
Gross profit	30,648,467	14.2%	10,097,497	11.6%
Selling, general and administrative expenses	1,997,818	0.9%	1,686,760	1.9%
Income from operations	28,650,649	13.3%	8,410,737	9.7%
Non-operating income (expenses), net	(9,926,282)	(4.6)%	168,828	0.2%
Net income	18,724,367	8.7%	8,579,565	9.9%

Sales.  Sales for 2008 were $216.5 million compared to $87.1 million in 2007, an increase of $129.4 million, or 148.6%. The increase was mainly due to the following reasons:

(1)	We expanded our customer base and experienced high demand for our finished oil and heavy oil products from our existing customers as their businesses grew and expanded. Sales by our wholesale distribution of finished oil and heavy oil segment increased by $60.6 million, or 73.1%, from 2008.
(2)	The strong growth in production and sale of biodiesel during 2008 contributed significantly to sales. Sales of biodiesel increased to 58,071 tons in 2008 from 5,836 tons in 2007 as we ramped up our biodiesel production. This generated $45.9 million in additional sales in 2008. Production and sale of biodiesel accounted for 23.1% of our total sales in 2008.
(3)	The operation of retail gas stations segment generated sales of $23.0 million in 2008 and did not generate any sales in 2007. This represented 10.6% of our sales in 2008 as we brought our five newly leased gas stations online.

Cost of goods sold.  Cost of goods sold for 2008 was $185.9 million compared to $77.0 million in 2007, an increase of $108.9 million, or 141.4%. The increase was attributable to an increase in production and sales activities during 2008. Cost of goods sold as a percentage of sales was approximately 85.8% for 2008 and 88.4% for 2007. For our wholesale distribution of finished oil and heavy oil segment, cost of goods sold as a percentage of sales for 2008 and 2007 was 89.2% and 89.1%, respectively. For the production and sale of biodiesel segment, cost of goods sold as a percentage of sales for 2008 and 2007 was 71.0% and 75.7%, respectively. The decrease was due to the ramping up of our own biodiesel production plant, which commenced production in October 2007, compared to the cost of previously purchasing diesel oil products from the market. For our retail gas station segment, cost of goods sold as a percentage of sales for 2008 was 89.2%. We began our retail gas station operations in 2008.

Gross profit.  Gross profit was $30.6 million for 2008 as compared to $10.1 million for 2007, representing a gross margin of approximately 14.2% and 11.6%, respectively. For 2008, our gross margin for our wholesale distribution of finished oil and heavy oil was 9.5%, compared to 10.9% for 2007, due to higher costs of inventory build-up prior to December 2008. In December 2008, the prices of gasoline and diesel decreased by $131 per ton and $161 per ton, respectively. Our gross margin for our production and sale of biodiesel for 2008 was 29.0%, compared to 24.3% for 2007; our gross margin for our operation of retail gas stations for 2008 was 10.8%. The improved gross margins for our wholesale distribution of finished oil and heavy oil and our operation of retail gas stations were mainly attributable to the increased market demand for our products and also a reduction in costs as a result of supplying our own biodiesel which had a higher margin.

Selling, general and administrative expenses.  Selling, general and administrative expenses for 2008 were $2.0 million, compared to $1.7 million for 2007, an increase of $0.3 million, or 18.4%. This increase was due to our hiring additional employees for our sales teams, and increased salaries for existing employees with the expansion of our business in 2008. There was also an increase in audit, legal, consulting and filing expenses in connection with our being a public company in the U.S. in October 2007. Total selling, general and administrative expenses as a percentage of sales for 2008 and 2007 were 0.9% and 1.9%, respectively. The decrease was due to our ability to control costs as sales increased in 2008.

Income from operations.  Income from operations for 2008 was $28.7 million, compared to $8.4 million for 2007, an increase of $20.3 million, or 241.7%. The increase was attributable to increased sales in all of our three business segments, in particular the production and sale of biodiesel.

Non-operating income (expenses).  Non-operating expenses for 2008 were $9.9 million compared to non-operating income of $0.2 million in 2007. In connection with the 2008 financing, we entered into an escrow agreement with the investor and major stockholder pursuant to which 2,465,753 shares of our common stock (the “Escrow Shares”), were held in escrow pending our achievement of at least $28.0 million in net income (which, in accordance with the agreement, included non-cash charges or liabilities as a result of the release of the Escrow Shares to our major stockholder, among other items) and net income per share of no less than $0.73 (the “Performance Thresholds”). Under the SAB, Topic 5T, “Miscellaneous Accounting,” payments made by a principal stockholder of a company to settle the company’s obligations are deemed to be capital contributions. Under the terms of the escrow, if we met the Performance Thresholds, the Escrow Shares would be released to our major stockholder. The increase in non-operating expenses were therefore primarily attributable to $9.8 million in expenses, which were recognized as a result of the agreement to release the Escrow Shares back to our major stockholder. According to SFAS No. 123R, Accounting for Stock-Based Compensation, the amount of the expense is valued at the market value of the shares as of the date the performance goals were met (i.e., December 31, 2008). Accordingly, the expense has been recognized for 2008.

Net income.  Net income for 2008 was $18.7 million compared to $8.6 million in 2007, an increase of $10.1 million, or 117.4%. This increase was attributable to increased economies of scale combined with rapid growth in sales, especially from the production and sale of biodiesel segment, and enhanced cost controls. Our net margin for 2008 was 8.7%, compared to 9.9% for 2007. Our net income for 2008 also included $9.8 million of make good shares provision, which was one-time charge associated with the financing agreement signed in October 2008.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2009 and December 31, 2008, we had cash and cash equivalents of approximately $42.5 million and $23.1 million, respectively. As of June 30, 2009, current assets were approximately $89.2 million and current liabilities were approximately $6.7 million, as compared to current assets of approximately $78.2 million and current liabilities of approximately $10.8 million as of December 31, 2008. Working capital equaled approximately $82.5 million as of June 30, 2009, compared to $67.5 million as of December 31, 2008, an increase of 22.2%. The ratio of current assets to current liabilities was 13.3-to-1 as of June 30, 2009, compared to 7.3-to-1 as of the December 31, 2008. The increase in working capital as of June 30, 2009 was primarily due to the increased sales volume and net income. The increase in the current ratio as of June 30, 2009 was primarily related to an increase in cash, and reduction of advance from customers.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007.

	For the Six Months Ended June 30, 2009	For the Year Ended December 31,
		2008	2007
	(Unaudited)
Cash provided by (used in):
Operating Activities	$18,710,729	$8,705,385	$(5,108,303)
Investing Activities	(91,176)	(1,251,231)	(6,809,173)
Financing Activities	768,738	14,060,434	12,848,697

Cash provided by operating activities for the six months ended June 30, 2009 was $18.7 million. The cash inflow during the six months ended June 30, 2009 consisted of net income of $16.0 million and $0.7 million of non-cash expense, increased by $2.0 million of net change in the current account balances resulting from a reduction in current assets combined with decreases in advances from customers and other payables and accrued expenses. Cash provided by operating activities for the year ended December 31, 2008 was $8.7 million. The cash inflow increase in 2008 consisted of $18.7 million of net income and $10.8 million of non-cash expenses, offset by $21.1 million of net changes in the current account balances resulting primarily from a significant increase in inventories as we increased balances to meet upcoming contracts and in light of stronger demand for our products, combined with an increase in prepaid expenses resulting from more prepaid rents in respect of new retail gas stations as well as accounts receivable. For the year ended December 31, 2007, cash used in operating activities was $5.1 million, consisting mainly of increases in advance to suppliers and inventory by $11.0 million and $4.0 million, respectively, offset by $8.6 million of net income contribution.

Cash used in investing activities for the six months ended June 30, 2009 was $0.1 million for acquiring various fixed assets. Cash used in investing activities for the year ended December 31, 2008 was $1.3 million, most of which related to our biodiesel production plant. Cash used in investing activities for the year ended December 31, 2007 was $6.8 million, substantially all of which was used for constructing our biodiesel production plant.

Cash provided by financing activities for the six months ended June 30, 2009 was $0.8 million. This was mainly due to releases of restricted cash from prior financing activities. In October 2008, we received $14 million of net proceeds from a private placement. Immediately after our reverse merger in October 2007, we received $9.8 million of net proceeds from a private placement and $3.9 million of capital contribution to fund the construction of our 100,000-ton biodiesel production plant and related working capital.

We believe we have sufficient working capital to sustain our current business for the next 12 months due to expected increased sales volume and income from operations. We intend to continue the expansion of our current operations by spending approximately $15 million to expand our biodiesel production capacity by 50,000 tons through either strategic acquisitions or construction of a new facility and approximately $30 million to expand our wholesale distribution and retail gas station businesses through both organic growth and potential acquisitions. We expect to finance such expansion through the net proceeds from this offering.

Our future capital requirements will depend on a number of factors, including:

•	development of new sales territories, sales offices, and sales force for our wholesale distribution of finished oil and heavy oil business and required working capital to sustain our existing market share and support the growth in this business segment. This development can be achieved by organic growth or through acquisitions;
•	expansion of market share for our retail gas stations both in terms of quantity and geographic location and required working capital to support the growth;
•	our ability to maintain our existing oil suppliers and establish collaborative relationships with new suppliers;
•	increase our biodiesel production capacity through strategic acquisitions or construction of a new facility; and
•	development and commercialization of new technology in biodiesel production capability.

We anticipate incurring approximately $0.5 million of research and development expenses during the next 12 months.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2009:

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Loan payable(1)	$2,219,218	$2,219,218	—	—	—
Operating lease obligations(2)	26,235,000	2,058,000	6,162,000	3,760,000	14,255,000
Total	$28,454,218	$4,277,218	$6,162,000	$3,760,000	$14,255,000

(1)	Loan payable primarily consists of two one-year bank credit facilities.
(2)	Operating lease obligations represent minimum rental commitments under non-cancelable leases for retail gas stations and oil storage depots.

The following table summarizes our contractual obligations and commitments as of December 31, 2008:

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Loan payable(1)	$2,247,197	$2,247,197	—	—	—
Operating lease obligations(2)	26,510,000	2,330,000	5,880,000	3,777,000	14,523,000
Total	$28,757,197	$4,577,197	$5,880,000	$3,777,000	$14,523,000

(1)	Loan payable primarily consists of two one-year bank credit facilities.
(2)	Operating lease obligations represent minimum rental commitments under non-cancelable leases for retail gas stations and oil storage depots.

Market Risks

Economic risk

We are subject to risks resulting from the PRC economic downturn. The PRC economy has recently experienced a slowing of its growth rate attributable to the global financial crisis and economic recession. Slowing economic growth in PRC could result in slowing demand for our oil products and could affect our sales. In the event of recovery in PRC, renewed high growth levels may lead to inflation. Government actions aimed to control inflation may adversely affect the business climate and economic growth. Our profitability maybe adversely affected if prices of our products rise at rate that is insufficient to compensate for the rise in inflation.

Oil and Commodity Price Risk

We are subject to risks resulting from fluctuations in the market prices of finished oil and heavy oil and raw materials we purchase for our biodiesel production. Effective January 1, 2009, the NDRC implemented a new pricing regime for refined oil products to link domestic oil prices more in line with changes in the global crude oil prices. There were seven pricing adjustments in the first nine months of 2009. Although purchase prices of raw materials for our biodiesel production have been relatively stable in 2009, future fluctuations in the prices of raw materials for our biodiesel production, including non-edible oil seeds, waste cooking oil, and vegetable oil residue, will affect the profitability of our production and sale of biodiesel segment.

Inflation Risk

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although in the first five months of 2009, China’s consumer price index and producer price index declined, the inflation rate may increase in the second half of the year. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rates of inflation ranged from as high as 20.7% to as low as -2.2%. Because of various inflation cycles, the Chinese government adopted different corrective measures designed to restrict the availability of credit, regulate growth and contain inflation. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, high inflation in the future may cause the Chinese government to impose controls on credit and prices, or take other actions, which may negatively influence economic activities in China, and thereby affect our business.

Interest Rate Risk

We are subject to risks resulting from fluctuations in prevailing interest rates on our bank credit facilities and foreign prevailing interest rate. In the event that we may need to raise debt financing in the future, upward fluctuations in interest rates will increase the cost of borrowing. We currently do not use any derivative instrument to mitigate our interest rate risk.

Foreign Exchange Risk

We carry out all of our transactions in Renminbi. Therefore, we have limited exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in bank deposits denominated in Renminbi. For our financial reporting purposes, Renminbi has been translated into U.S. dollars as the reporting currency. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. This change in policy resulted in an approximately 17.5% appreciation in the value of the Renminbi against the U.S. dollar between July 21, 2005 and September 30, 2009. See “Risk Factors — Risks Related to Doing Business in China — Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.” A decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of our common stock.

Recently Issued Accounting Pronouncements

Refer to note 2 of Notes to Consolidated Financial Statements for a discussion of recent accounting standards and pronouncements.

Industry and Market Overview

China Oil Markets

Industry Overview

According to the U.S. Energy Information Administration, China’s crude oil proven reserves stood at approximately 16,000 million barrels at the end of 2008. Despite its abundant oil resources, the country faces a huge imbalance between oil supply and demand among its different regions. China’s major oilfields are mostly located in the northeastern and northwestern regions, which together supply nearly 50.0% but consume only 20.0% of China’s finished oil. While the northeastern and northwestern areas have a surplus of refined oil products, the eastern and south-central regions, where 60.0% of China’s finished oil products are consumed, are in shortage of finished oil products, and the southwest region relies on supplies from other parts of the country. As a result, transportation of finished oil products in China is characterized by the “North to South” and “West to East” patterns.

In 2008, China produced 1.4 billion barrels of crude oil and became the world’s fifth largest oil producer. China’s three state-owned enterprises, namely SINOPEC, PetroChina, CNOOC, and a provincially owned enterprise, Shaanxi Yanchang Group, held 98.3% of China’s crude oil proven reserves and 86.8% of China’s refinery capacity as of the end of 2008. CNOOC is primarily engaged in the offshore exploration and production of crude oil and sells its products to refineries for downstream processing. SINOPEC and PetroChina are fully integrated energy companies engaged in exploration and production of crude oil and natural gas, refining of crude oil, and marketing and distribution of refined petroleum products. Most of the crude oil refined by SINOPEC and PetroChina is distributed and sold through their self-owned or franchised gas stations while the remainder is sold to third-party distributors to achieve greater sales coverage. Shaanxi Yanchang Group engages in the exploration and production of crude oil and natural gas and refining of crude oil. It relies on third-party distributors like us to market and distribute refined petroleum products. The table below sets forth certain operational information of SINOPEC, PetroChina, CNOOC and Shaanxi Yanchang Group in 2008.

	SINOPEC(1)	PetroChina(2)	CNOOC(3)	Shaanxi Yanchang Group(4)	China Total
Crude oil proven reserves (million barrels)	2,841	11,221	1,580	n/a	16,000	(5)
Refinery throughputs (million tons per year)	169	116	None	11	341	(6)
Number of service stations	29,279	17,456	None	None	95,740	(7)
Refined products sold (million tons)	123	87	None	10	280	(8)

Source:

(1)	SINOPEC 2008 Annual Report
(2)	PetroChina 2008 Annual Report
(3)	CNOOC 2008 Annual Report
(4)	Shaanxi Yanchang Group Corporate Website
(5)	United States Energy Information Administration
(6)	BP Statistical Review of World Energy June 2009 Report
(7)	MOFCOM
(8)	CEIC

Shaanxi Province, where our company is located, is in proximity to the Changqing oilfield, one of China’s largest oil and gas reserves, and to the southwestern region of China, where there is a significant shortage of finished oil products. Capitalizing on the Changqing oilfield’s abundant crude oil resources, SINOPEC, PetroChina and Shaanxi Yanchang Group have built refineries for an aggregate annual capacity of approximately 18.5 million tons in Shaanxi Province.

Increasing Shortage of Crude Oil in China and New Pricing Regime to Counter Refined Oil Shortage

Rapid economic development in China has resulted in increased energy demand. The demand for crude oil in China has exceeded the supply, which has caused China to become increasingly dependent on imported oil. According to the U.S. Energy Information Administration, China’s demand for crude oil surged from 1.77 million barrels/day in 1980 to 7.57 million barrels/day in 2007, while the supply of crude oil increased from 2.11 million barrels/day to only 3.73 million barrels/day during the same period. During 2001 to 2008, China’s demand for gasoline and diesel also grew at a compounded annual growth rate of 8.4% and 9.2%, respectively.

For the past nine years, China’s refined oil market has been operating as a managed market-based system. China has kept retail prices of finished oil products fixed to protect consumers against rising costs while most Western countries have allowed prices to be set by market supply and demand. The fixed-price system often leads to fuel shortages as the profits of domestic oil refineries are squeezed when the cost of crude oil rises but the selling prices of refined oil products are fixed. Effective as of January 1, 2009, the NDRC implemented a new pricing regime for refined oil products, aimed to link domestic oil prices more closely to changes in the global crude oil prices in a controlled manner. Under this pricing regime, the domestic selling price of refined oil products are determined on the basis of the corresponding international crude oil prices and by taking into consideration the average domestic processing costs, taxes, selling expenses and an appropriate profit margin.

Source: U.S. Energy Information Administration	Source: CEIC

China’s Retail Gas Stations

With China’s rapid economic development, continuous improvement in transportation infrastructure and rapid increase in motor vehicle ownership, the number of gas stations in China has been increasing. There were merely 3,600 gas stations in the mid 1980s, but the number of gas stations grew to 5,000 in the 1990s, and reached 67,609 by the end of 2000. The following chart sets forth the total number of gas stations from 2000 to 2008:

Source:

(1)	Analysis of Investment Opportunities and Prospects in China’s Gas Station Industry, 2009 – 2012
(2)	MOFCOM

At the end of 2008, state-owned gas stations accounted for 53.3% of the total number of gas stations in China, while non-state-owned gas stations accounted for 46.7% and foreign-invested stations accounted for 2.0%.

China’s Biodiesel Market

Biodiesel

Biodiesel is a cleaner-burning and renewable fuel produced from animal fats, vegetable oil, and waste cooking oil. The chemical properties of biodiesel are very similar to those of petro-diesel, and biodiesel has the potential for replacing petro-diesel in many applications. Biodiesel is made through a chemical process called transesterification, which separates the glycerin from the fat or vegetable oil. The process generates two products — methyl esters (the chemical name for biodiesel) and glycerin (a byproduct with value for use in soaps and other products).

Biodiesel contains no petroleum, but it can be blended at any ratio with petro-diesel to create a biodiesel blend. It can be used in compression-ignition (diesel) engines with little or no modification. Biodiesel provides a number of benefits compared to diesel, including:

•	No sulfur dioxide emission, a major component of acid rain, and emits less carbon dioxide than traditional diesel;
•	Reduction of smoke particulates;
•	Biodegradable and breaks down as fast as sugar;
•	Better lubrication which reduces engine wear;

•	Safer to use, handle and store due to its high flash point; and
•	Produced from renewable energy sources.

Favorable Market Dynamics Support Long-Term Growth

In response to the rise in global oil prices, global warming and other environmental awareness issues, the PRC government has begun to encourage renewable energy consumption and has implemented various policies to support the production of biodiesel. The PRC government plans to increase its consumption of biofuel, of which two million tons are estimated to be biodiesel, and its proportion of renewable energy consumption to approximately 15.0% of China’s total energy consumption in 2020 from approximately 7.5% in 2005.

Biodiesel is classified as an “encouraged industry” by the NDRC. Businesses engaged in biodiesel production are entitled to receive certain benefits and incentives extended by the government, such as grants and interest-free loans.

However, China’s biodiesel industry is still underdeveloped, which we believe provides opportunities for us in this market. The following table sets forth the production volume of biodiesel in China from 2005 through 2007 and forecasts for 2008 through 2010.

Source: China Biodiesel Industry Investment Value Report 2008, China Venture

In February 2005, China enacted the Renewable Energy Law, which aims to promote the development and utilization of renewable energy, improve the energy structure, diversify energy supplies, safeguard energy security, protect the environment and realize sustainable development of the economy and society. This legislation states that fuel retail businesses must begin to include “biological liquid fuel” in their sales or they will be subject to fines as China is seeking to reduce its dependence on fossil fuels in its diesel transportation vehicles.

Our History and Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

Company History

We were incorporated in the State of Delaware in July 1998 under the corporate name “A.M.S. Marketing, Inc.” and in October 2003, we changed our name to “International Imaging Systems, Inc.” Until January 2007, we were engaged in the business of marketing pre-owned, brand name photocopy machines and employee leasing. We then began to pursue an acquisition strategy to acquire an undervalued business that demonstrated room for growth.

We acquired Baorun China Group Limited, or Baorun Group, pursuant to a Share Exchange Agreement, dated October 23, 2007 with Baorun Group, Redsky Group and Princeton Capital Group LLP, or Princeton Capital Group, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun Group. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group transferred to us all of their shares in Baorun Group in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun Group became our wholly owned subsidiary, and Redsky Group and Princeton Capital Group acquired an aggregate of approximately 94.11% of our common stock.

On November 15, 2007, through a merger of a wholly owned subsidiary, China Bio Energy Holding Group Co., Ltd., our corporate name was changed from “International Imaging Systems, Inc.” to “China Bio Energy Holding Group Co., Ltd.” On September 17, 2009, we changed our name to “China Integrated Energy, Inc.”

Corporate Structure

We are engaged in three business segments: (1) the wholesale distribution of finished oil and heavy oil; (2) the production and sale of biodiesel; and (3) the operation of retail gas stations. We operate our business through certain contractual agreements between Redsky Industrial and Xi’an Baorun Industrial. Redsky Industrial is our indirect wholly owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Xi’an Baorun Industrial is based in Xi’an, Shaanxi Province, and owned by three Chinese citizens, including our chairman, chief executive officer and president, Mr. Xincheng Gao, who owns a 70% equity interest in Xi’an Baorun Industrial.

Contractual Agreements with Xi’an Baorun Industrial

We do not own any equity interest in Xi’an Baorun Industrial. In order to meet domestic ownership requirements under PRC law, which restricts foreign companies from operating in the finished oil and biodiesel industry, Redsky Industrial executed a series of exclusive contractual agreements with Xi’an Baorun Industrial, which allow us, among other things, to secure significant rights to influence Xi’an Baorun Industrial’s business operations, policies and management, to approve all matters requiring stockholder approvals, and give us the right to include 100% of the annual net income earned by Xi’an Baorun Industrial as part of our consolidated financial statements. In addition, to ensure that Xi’an Baorun Industrial and its stockholders perform their obligations under these contractual arrangements, the stockholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun Industrial. If and when the current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil and biodiesel industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun Industrial directly.

Since Baorun Group owns Redsky Industrial, which effectively controls Xi’an Baorun Industrial, Xi’an Baorun Industrial is deemed a subsidiary of Baorun Group, which is our legal subsidiary. Based on Xi’an Baorun Industrial’s contractual relationship with Redsky Industrial as set forth in the Exclusive Business Cooperation Agreement (as described below), we have determined that Xi’an Baorun Industrial should be deemed to be our VIE in accordance with FASB Interpretations — FIN 46(R): Consolidation of Variable Interest Entities (as amended) (FIN 46(R)). Under FIN 46(R), Xi’an Baorun Industrial is to be presented as our consolidated subsidiary.

The contractual agreements Redsky Industrial entered into with Xi’an Baorun Industrial and its stockholders include the following:

Exclusive Business Cooperation Agreement

Pursuant to an Exclusive Business Cooperation Agreement entered into between Redsky Industrial and Xi’an Baorun Industrial on October 19, 2007, as amended on March 24, 2008, Redsky Industrial has the exclusive right to provide complete technical support, business support and related consulting services, which include, among others, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Xi’an Baorun Industrial has agreed to pay the service fee on a monthly basis to Redsky Industrial equal to 100% of the monthly net income of Xi’an Baorun Industrial. This agreement is subject to renewal at the option of both Redsky Industrial and Xi’an Baorun Industrial. Redsky Industrial has the right to early termination of this agreement for any reason upon a 30 days’ prior written notice. Xi’an Baorun Industrial only has the right to early termination of this agreement in the event of the gross negligence of, or fraudulent acts by Redsky Industrial.

Exclusive Option Agreements

Under the Exclusive Option Agreements dated October 19, 2007 entered into among Redsky Industrial, each of the three stockholders of Xi’an Baorun Industrial and Xi’an Baorun Industrial, the stockholders of Xi’an Baorun Industrial have irrevocably granted to Redsky Industrial or its designated person, an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interests in Xi’an Baorun Industrial for a purchase price either to be designated by Redsky Industrial or to be determined based on the evaluation of the equity interests required by PRC law. Redsky Industrial or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at Redsky Industrial’s election.

Equity Pledge Agreements

Under the Equity Pledge Agreements dated October 19, 2007, entered into among Redsky Industrial, Xi’an Baorun Industrial and each of the three stockholders of Xi’an Baorun Industrial, the stockholders of Xi’an Baorun Industrial have pledged their equity interests in Xi’an Baorun Industrial to guarantee Xi’an Baorun Industrial’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Xi’an Baorun Industrial fails to perform its payment obligations under the Exclusive Business Cooperation Agreement, or if Xi’an Baorun Industrial or any of its stockholders breaches his/her respective contractual obligations under the agreement, or upon the occurrence of an event of default, Redsky Industrial is entitled to certain rights, including the right to dispose of the pledged equity interests. The stockholders of Xi’an Baorun Industrial have agreed not to dispose of the pledged equity interests or take any actions that would prejudice Redsky Industrial’s interests. Each of the Equity Pledge Agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been paid by Xi’an Baorun Industrial and Xi’an Baorun Industrial no longer has any obligations under the Exclusive Business Cooperation Agreement. Since the Exclusive Business Cooperation Agreement may be renewed at Redsky Industrial’s option, the equity pledge will remain in effect with each such renewal of the Exclusive Business Cooperation Agreement, and until all payments due under the Exclusive Business Cooperation are paid in full by Xi’an Baorun Industrial.

Irrevocable Powers of Attorney

Under the irrevocable powers of attorney, each of the three stockholders of Xi’an Baorun Industrial has granted to Redsky Industrial the power to exercise all voting rights of such stockholder in stockholders’ meetings, including, but not limited to, the power to determine the sale, pledge or transfer of, or otherwise dispose of all or part of such stockholder’s equity interests in, and to appoint and elect the directors, the legal representative (chairperson), chief executive officer and other senior management of Xi’an Baorun Industrial.

Business

Overview

We are a leading non-state-owned integrated energy company in China engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations.

Our primary business segment is the wholesale distribution of finished oil and heavy oil products. We sell primarily gasoline, diesel and heavy oil in 14 provinces and municipalities through six sales offices located in various regions of China. We also use four oil storage depots located in Shaanxi Province. Of the four oil storage depots, we own one, lease one and have the rights to use two of the depots through oil storage service agreements with the state-owned entities that own such depots. We also have access to a 2.65-kilometer railway line at our oil storage depot located in Tongchuan City, Shaanxi Province, which connects to the main railway. We are one of only four non-state-owned distributors in Shaanxi Province that are licensed to sell both finished oil and heavy oil products, and are a leading non-state-owned distributor in Shaanxi Province distributing all grades of gasoline, diesel and heavy oil. We currently enjoy convenient railway freight access enabling us to reach Sichuan, Guizhou and Yunnan Provinces. We distributed 142,400 tons, 158,100 tons and 130,100 tons of finished oil and heavy oil products in 2007, 2008 and the six months ended June 30, 2009, respectively. As a high volume distributor, we experience high inventory turnover with minimum inventory exposure, and have therefore been able to maintain a stable margin in our distribution business despite the volatility of global oil prices. We plan to grow our wholesale distribution of finished oil and heavy oil business by increasing our coverage area and further penetrating our existing customers and territories.

We operate a 100,000-ton biodiesel production plant located in Tongchuan City, Shaanxi Province, and three oil extraction plants that are located near fields where a substantial amount of non-edible oil seeds, which are one of the primary feedstocks for our biodiesel production, are harvested. We believe we are one of the largest biodiesel producers in China measured by production capacity as of the end of 2008, and the only non-state-owned integrated biodiesel producer with a distribution license. We leverage our wholesale distribution channels to sell our biodiesel to our existing customers and to acquire new customers. We have been awarded three patents relating to the use of multiple feedstock interchangeably in biodiesel production. Our biodiesel feedstock includes non-edible oil seeds, waste cooking oil and vegetable oil residue, most of which have limited alternative uses. Therefore, our biodiesel production is environmentally friendly and does not require valuable farmland to grow its feedstock. Our biodiesel can be blended with regular petro-diesel and used by existing diesel engines with no change in engine performance. We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months through either strategic acquisitions or construction of a new facility. As a result of the government’s support of bioenergy initiatives, we enjoy various tax incentives.

We also operate seven retail gas stations located in Xi’an City and other areas in Shaanxi Province, for which we have entered into long-term leases. The average annual sales volume of each gas station is approximately 8,000 tons, equivalent to 2.7 million gallons. With our distribution license and stable finished oil supply, we generate more stable and higher margins from our retail gas stations than from our wholesale distribution of finished oil and heavy oil business, since we sell directly to retail end customers. We plan to continue to expand our portfolio of retail gas stations through leasing or acquisitions. We are continuously looking for high-traffic locations within and outside of Xi’an City to add to our retail gas station portfolio.

We have experienced substantial growth in recent years. Our sales increased to $123.9 million for the six months ended June 30, 2009 from $94.0 million in the same period of 2008, representing an increase of 31.8%. Our net income increased to $16.0 million for the six months ended June 30, 2009 from $13.0 million in the same period of 2008, representing an increase of 23.1%. Our sales increased to $216.5 million in 2008 from $87.1 million in 2007, representing an increase of 148.6%. Our net income increased to $18.7 million in 2008 from $8.6 million in 2007, representing an increase of 117.4%.

Our Strengths

The following competitive strengths have been the foundation of our strong performance, and we expect that they will facilitate our future growth:

Vertically integrated business model

We are a leading non-state-owned integrated energy company in China. In 2008, we distributed 158,100 tons of finished oil and heavy oil products, which made us a leading wholesale distributor of finished oil and heavy oil products in Shaanxi Province. We have significant biodiesel production capacity and are the only non-state-owned integrated biodiesel producer with a distribution license in China. We began our retail gas station operations in early 2008 and now operate seven retail gas stations.

We believe our vertically integrated business model has the following benefits:

•	Our existing wholesale and retail distribution channels facilitate sale of our biodiesel without sacrificing margin to third-party distributors;
•	We have a stable source of supply at lower cost for the production of biodiesel, better profitability, and enhanced control of our supply chain; and
•	Blending biodiesel with petro-diesel gives us pricing flexibility and a competitive advantage to gain market share from traditional distributors.

Secured access to diversified and low-cost raw materials for biodiesel production

We have access to a stable and diversified source of biodiesel raw materials. In addition to non-edible oil seeds, we also use waste cooking oil and vegetable oil residue as raw material for biodiesel production. We were awarded three patents for biodiesel production processes that enable us to use multiple sources of raw materials interchangeably. We have submitted eight additional patent applications, of which six have passed the preliminary examination and the other two have been accepted for review. We maintain a flexible procurement model in which we adjust the relative quantities of each type of raw material we purchase, depending on their respective purchase prices, to minimize our raw material costs. In 2008, non-edible oil seeds, vegetable oil residue and waste cooking oil accounted for approximately 40%, 20% and 40% of our raw material costs relating to our biodiesel production, respectively.

We are strategically located in Shaanxi Province in the northwestern region of China, where the mountainous terrain and abundant sunlight are especially suitable for planting non-edible oil plants such as Chinese prickly ash, cornel and Chinese pistache. Shaanxi Province has one of the largest areas of cultivation of Chinese prickly ash in China. The local farmers in Shaanxi have planted 3.6 million mu, equivalent to 240,000 acres, of Chinese prickly ash and other non-edible oil plants which represents enough raw materials to produce over 430,000 tons of biodiesel. We have signed raw material purchasing contracts with local agriculture associations that organize local farmers to harvest and deliver the non-edible oil seeds to us. The purchasing contracts obligate most of the associations to first offer to sell the feedstock to us. The Shaanxi Provincial Government plans to permit additional forestlands to be used solely for the planting of non-edible oil plants. We currently have secured access to non-edible oil seeds for production of approximately 40,000 tons of biodiesel. We believe the abundant supply of feedstock currently available, in addition to the non-edible oil plants the government plans to permit farmers to cultivate, is sufficient for our current needs and will be sufficient for our increasing demands for raw materials after we increase our production capacity as planned.

We also have secured access to vegetable oil residue and waste cooking oil for production of approximately 60,000 tons of biodiesel through annual contracts with vegetable oil factories and waste cooking oil collecting centers.

We believe our biodiesel feedstock suppliers have a strong incentive to sell their products to us at competitive prices given that:

•	There are very few alternative uses of non-edible oil seeds, vegetable oil residue and waste cooking oil;
•	We are the only non-state-owned biodiesel producer with commercial scale in northwestern China; and

•	We provide our suppliers with a legitimate means to dispose of waste cooking oil and vegetable oil residue.

Established relationships with our suppliers and customers

We have been operating in the wholesale distribution of finished oil and heavy oil business since 1999 and have established strong relationships with our suppliers and customers. We believe that we have been one of the leading non-state-owned distributors of finished oil and heavy oil in Shaanxi Province. Our largest supplier, Shaanxi Yanchang Group, is the fourth largest oil company in China with over 10 million tons of refinery capacity. We have a long-standing relationship with Shaanxi Yanchang Group, which includes establishing supply and purchasing stations with three oil refineries owned by Shaanxi Yanchang Group in Shaanxi Province.

We focus on customer satisfaction and believe that we have consistently delivered high quality products and services to our customers. We believe we have established our reputation among our customers and are able to maintain long-term relationships with our customers, as evidenced by our customer retention rate and the increasing number of new customers. Each of our top ten customers in 2007 and 2008 continued to purchase from us in the first half of 2009. The total number of customers in our wholesale distribution of finished oil and heavy oil business segment has grown from 452 in 2007 to 936 in 2008 and 1,170 for the six months ended June 30, 2009. Our sales volume has also increased significantly over the past three years.

We believe that both our suppliers and customers prefer to work with us for the following reasons:

•	We are an established player with a large-scale operation and stable supply;
•	We have a strong financial position and provide flexibility in payment terms; and
•	We have a professional purchase and sales team, which are responsive to suppliers’ and customers’ needs.

Early mover advantages

We were one of the first non-state-owned enterprises to engage in the wholesale distribution of finished oil and heavy oil products in Shaanxi Province. During the past 10 years, we have gradually built up our operational infrastructure, including extensive distribution channels, four oil storage depots, and convenient access to strategic railway lines. We have also obtained relevant licenses to conduct our wholesale distribution business, which has become increasingly more difficult for new entrants in our industry to obtain.

We believe that being an early mover in this industry has provided us the following advantages:

•	Sales network. We have sales offices in six locations with 33 full-time salespersons covering 14 provinces and municipalities in China.
•	Storage capability. We currently use four oil storage depots with total capacity of 59,000 m3. We own one of the oil storage depots, lease one oil storage depot and have the rights to use two oil storage depots through oil storage service agreements.
•	Access to railway lines. We benefit from convenient access to railway lines that we use to transport and distribute our oil products from Shaanxi Province to Yunnan Province, Guizhou Province and Sichuan Province. We believe that we are currently the only enterprise in Shaanxi Province that has such capability.
•	Wholesale distribution license. In June 2000, we were granted a wholesale distribution license to distribute finished oil products by the State Economic and Trade Commission. We are now one of the only four non-state-owned distributors that are licensed to distribute both finished oil and heavy oil in Shaanxi Province.

We believe that our wholesale distribution license and the operational infrastructure we have built help us to compete effectively and also form a barrier for any prospective new entrants into our industry.

Experienced management team with proven track record

We have an experienced management team led by Mr. Xincheng Gao, our chairman, chief executive officer and president. Mr. Gao has extensive experience in the research and marketing of oil products. In 1999,

Mr. Gao founded Xi’an Baorun Industrial to process and distribute finished oil and heavy oil products. Prior to founding Xi’an Baorun Industrial, Mr. Gao worked in the Oil and Chemicals Department of Shaanxi Province and Zhongtian Oil and Chemical Group, responsible for research and development, and marketing. With Mr. Gao’s vision and leadership, we have grown from a traditional distributor of finished and heavy oil to a leading non-state-owned integrated energy company. Our sales have grown from $87.1 million in 2007 to $216.5 million in 2008, while net income has grown from $8.6 million to $28.6 million (excluding $9.8 million of share based compensation expenses) over the same period.

Most of the members of our senior management team have worked together since 2005 and have an average of 10 years of experience in the oil business. We believe our management team’s in-depth market knowledge and strong track record in the oil market in China will enable us to take advantage of the anticipated growth in demand in the energy market.

Our Growth Strategies

Our key growth strategies include the following:

Continue to increase our biodiesel production capacity and improve control of the raw material supply

We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months through either strategic acquisitions or construction of a new facility to supplement the demand for petro-diesel. We expect to benefit from the continued growth in overall energy consumption in China. We believe that we are one of the largest biodiesel producers in China based on production capacity at the end of 2008 and the only non-state-owned biodiesel producer with a distribution license. We continue to position ourselves as a leader in terms of capability, capacity and technology in this young biodiesel industry. Although we have secured abundant feedstock supply to support our current biodiesel production, we will continue to work with provincial and local agriculture administrations and environmental protection agencies for better cooperation and support for priority purchase of agricultural feedstock, waste cooking oil, and vegetable oil residue. We also will continue to work with leading universities and research institutes to develop alternative sources of feedstock to strengthen our supply chain and cost flexibility for biodiesel raw materials.

Strengthen our relationship with key suppliers for finished oil and heavy oil and diversify our supply base

Stability of supply chain is one of critical elements of a successful wholesale distributor of finished oil and heavy oil. We have had a long-term strong working relationship with Shaanxi Yanchang Group, our largest finished oil and heavy oil supplier. We will also continue to maintain good relationships with other oil suppliers to ensure favorable pricing terms and a stable supply of oil products. In addition, we are also focused on exploring opportunities with new suppliers with significant oil resources and better pricing in different regions to diversify our supply chain and enhance our sales margin. We have found new vendors in Shandong and Xinjian Provinces to support our customers in those regions.

Expand our wholesale and retail distribution network through both organic growth and potential acquisitions

With stable and abundant oil supply, we will continue to expand our wholesale distribution of finished oil and heavy oil by increasing the number of our regional sales offices and sales staff in various territories to develop new markets and a wider customer base. We will also continue penetrating existing territories to develop new customers and meet increased demand from our existing customers as their businesses grow. We will continue scouting high traffic locations to expand our portfolio of retail gas stations to create additional sales and higher profitability for our overall distribution channels. We foresee industry consolidation and believe that we are well-positioned to benefit from such market trends. We are in the position to acquire distressed competitors with working capital difficulties, if and when opportunities are presented.

Continue application process to obtain oil import/export license

In 2008, we submitted an application for an oil import/export license. The approval process for this license is lengthy. We will continue working with the governmental agencies to obtain the license to broaden our business scope.

Enhance R&D efforts to improve biodiesel production technology and efficiency

We will continue investing resources and working closely with leading universities and research and development institutes that specialize in agricultural research to develop new technologies for more efficient and cost-effective biodiesel production. We will also continue to search for alternative feedstock to enhance the availability of raw materials and reduce costs of feedstock for biodiesel production.

Business Segments

Wholesale Distribution of Finished Oil and Heavy Oil

Oil supply

We sell on a wholesale basis a variety of oil products including gasoline, diesel, heavy oil and naphtha. Gasoline and diesel represent the majority of oil products consumed in China. Automobiles are the most important driver of gasoline consumption in China. Diesel is mainly used in vehicles and agricultural machines with diesel engines. Heavy oil is broadly used as fuel for ship boilers, heating furnaces, metallurgical furnaces and other industrial furnaces. Wholesale distribution of finished oil and heavy oil products accounted for approximately 66.0% of our total sales in 2008 and approximately 67.0% of our total sales during the six months ended June 30, 2009.

Based on volume, we purchased approximately 78.0% of our gasoline and diesel oil products from our top five suppliers in 2008. During 2008, based on cost, we purchased approximately 52.0% (compared to 58.0% in 2007) of our gasoline and diesel oil products from Shaanxi Yanchang Group, with whom we have had a strong relationship since establishing Xi’an Baorun Industrial, which included establishing supply and purchasing stations with three oil refineries that are owned by Shaanxi Yanchang Group in Shaanxi Province. While we depend on Shaanxi Yanchang Group for the majority of our gasoline and oil supply needs, we are actively seeking other sources of oil supply and believe that we can find alternative suppliers with comparable terms within a reasonable amount of time without any significant disruption in our operations.

Storage

We use four oil storage depots, which in the aggregate have the capacity to store approximately 59,000 m3 of oil products. We constructed one oil storage depot located within our biodiesel production facility in Tongchuan City, Shaanxi Province, lease one oil storage depot and have the rights to use two state-owned oil storage depots through oil storage service agreements. The terms of the lease agreement and the oil storage service agrements range from two years to eight years and these agreements are renewable. Average annual rental and service expense of each oil storage depot is approximately RMB 0.7 million ($0.1 million). Two of the state-owned depots are located on railways that provide us convenient access for distributing our products. We also have access to a 2.65-kilometer railway track connecting the oil storage depots located within our biodiesel production facility to the main railway in Tongchuan City, Shaanxi Province.

Sales and Marketing

We developed a stable sales network for our products in 14 provinces, including Shaanxi, Henan, Hebei, Shandong, Shanxi, Hunan, Hubei, Jiangxi, Guizhou, Yunnan, Fujian and Xinjiang; and two municipalities, including Beijing and Shanghai. We now employ 33 full-time salespersons in sales offices located in Chengdu City, Chongqing, Dongying City in Shandong Province and the cities of Yanglian, Yuling and Yongpin in Shaanxi Province. As our business expands, we intend to further expand our sales network and develop more sales channels. For our wholesale distribution of finished oil and heavy oil business segment, we plan to increase our distribution to an additional two provinces in the next 18 months, adding additional salespersons and establishing more regional sales offices. We plan to increase our sales volume through increasing our distribution footprint and further penetrating existing customers and business territories.

Customers

We currently sell our finished oil and heavy oil products to regional distributors in China that supply to retail service stations and, directly to end users through our retail gas stations. We have adopted different means for payment based upon the financial strength of the customer. For example, we have entered into agreements with PetroChina, SINOPEC, and other state-owned enterprises whereby we deliver products to agreed-upon locations and these customers agree to pay us after delivery. However, we require partial pre-payment in advance and cash on delivery from our customers that operate distributorships or own and operate private gas stations. These customers typically pay 10% to 15% of the total purchase price of the products to be delivered in advance, and when delivery takes place, they pay the remaining amounts owed. In 2008 and 2007, there was no customer that accounted for 10% or more of our sales. We did not experience any uncollectible accounts receivable or bad debt write-offs over the past three years.

For the year ended December 31, 2007 and 2008, our top five customers purchased approximately $16.2 million and $49.3 million of our products, representing approximately 17.7% and 22.8% of our sales during the period, respectively. For the six months ended June 30, 2009, our top five customers purchased approximately $44.1 million of our products, representing approximately 35.6% of our sales during the same period. China Petroleum and Chemical Corporation Chuanyu Trading Co., Ltd., our largest customer, accounted for approximately 21.7% of our sales for the six months ended June 30, 2009.

Competition

We are one of the only four non-state-owned enterprises licensed to distribute both finished oil and heavy oil in Shaanxi Province. Although barriers to entry in our industry are high due to stringent licensing requirements and the need for significant storage capacity for products, we face competition from companies located in other provinces and within Shaanxi Province that also engage in the wholesale distribution of finished and heavy oils. Such companies may have greater financial resources, sales resources, storage capacity and transportation capacity than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships.

In addition to SINOPEC and PetroChina, we estimate that we have approximately ten major non-state-owned competitors in Shaanxi Province that also distribute finished oil products similar to ours, including Shaanxi Dongda Petro-Chemical Co., Ltd., Shaanxi Dayun Petrochemical Material Co., Ltd. and Baoji Huahai Industry Corp.

We believe we have the following advantages over our competitors in this market:

•	Oil wholesale distribution license. In June 2000, we were granted a wholesale distribution license to distribute finished oil products by the State Economic and Trade Commission. We are now one of the only four non-state-owned distributors that are licensed to distribute both finished oil and heavy oil products in Shaanxi Province.
•	Supply advantage. Shaanxi Yanchang Group, one of the four largest qualified crude oil and gas exploration enterprises in China, is our largest oil supplier. In Shaanxi Province, we are one of the only few entities that have established supplying and purchasing stations with Shaanxi Yanchang Group.
•	Railway access. We benefit from convenient access to a railway line in Shaanxi Province to distribute our oil products. We believe we are currently the only enterprise in Shaanxi Province that has railway access to distribute oil products directly to Yunnan, Guizhou and Sichuan Provinces.
•	Storage capability. We have an aggregate oil depot storage capacity of 59,000 m3. Aside from the need for strong funding support, new entrants to this industry must also have significant storage capacity to be able to compete, which is a barrier to entry for new competitors.

Production and Sale of Biodiesel

Production

In 2006, we built a 10,000 square meter biodiesel production facility with annual design capacity of 100,000 tons. We commenced production at this facility in October 2007. The production of biodiesel is achieved through the effective performance of all equipment necessary for production. Initial production in 2008 required adjustments to equipment and a full debugging process. Our achievable utilization rate, after taking into account required periodic maintenance, is 90%. We plan to increase production capacity by 50,000 tons through either strategic acquisitions or construction of a new facility in the next 12 months.

Raw Material Supply

We have access to a range of biodiesel raw materials. Besides non-edible oil seeds, we can also use waste cooking oil and vegetable oil residue as raw material for biodiesel production. We have signed raw material purchasing contracts with local associations such as Tongchuan City Chinese Prickly Ash Association, the

Forestry Bureau of Yongshou County, the Forest and Fruits Production Managing Station of Danfeng County, the Forestry Bureau of Ningqiang County and the Forestry Bureau of Liuba County, some of which are governmental entities. These associations organize local farmers to plant and harvest oil plants. The purchasing contracts obligate most of the associations to first offer to sell the feedstock to us. If the supply of feedstock is greater than our demand, they can then sell any remaining feedstock to other companies.

Shaanxi Province is one of the largest cultivators of Chinese prickly ash, an oil plant, in China. Together, the local farmers in Shaanxi Province have planted approximately 2,560,000 mu (equivalent to 173,000 acres) of Chinese prickly ash, 850,000 mu (equivalent to 57,000 acres) of cornel and 150,000 mu (equivalent to 10,000 acres) of Chinese pistache. Even though we could satisfy all of our current feedstock demands solely with Chinese prickly ash, we diversify our feedstock supply with other oil plants, waste cooking oil and vegetable oil residue, because the costs of these raw materials are lower than Chinese prickly ash. There is also significant acreage of wild oil plants that grow throughout Shaanxi Province. However, because the feedstock available from the local associations currently satisfies our supply demands, we do not rely on any supplies of wild oil plants for our production needs. We believe that the abundant supply of feedstock currently available in Shaanxi Province is sufficient for our current needs and will be sufficient for our expanded demands for raw material once we expand our biodiesel production facility or acquire a new facility.

We have established cooperation relationships with two pre-processing factories for oil extraction from non-edible oil seeds or oil plant seeds. We have also acquired three oil extracting plants for pre-processing of feedstock.

Sales and Marketing

We continue to leverage our distribution infrastructure to sell our biodiesel to existing customers and to acquire new customers. The main advantages of biodiesel over petro-diesel are pricing, efficiency, safety (due to a higher flash point) and the fact that biodiesel is environmentally friendly. Our targeted markets are power plants, marine transportation companies, seaport operations and other industrial customers which consume large volumes of diesel fuel.

Customers

We primarily target oil product trading companies in China (i.e., sales subsidiaries of SINOPEC and PetroChina) and end users (i.e., gas stations, electric power companies and shipping companies) as our customers. Approximately 20% of the biodiesel we produce is blended with petro-diesel and sold to next tier oil distributors and gas stations. The remaining 80% is sold to power plants and marine transportation companies. We do not believe that our sales are affected by seasonality.

Competition

Currently, we are the only non-state owned biodiesel producer with a distribution license in China. We may face significant competition from current and future companies that intend to compete in the biodiesel market. In the area of biodiesel fuel production, we are not aware of the existence of any significant competitors in Shaanxi Province. However, we face competition from companies in other geographic areas in China and foreign competitors that export their biodiesel to China.

We believe that we have the following advantages over our competitors in this market:

•	Stable supply of feedstock. We have a stable source of various types of feedstock for biodiesel production, such as Chinese pistache and Chinese prickly ash. Local governments have agreed to first offer their feedstock to us. We have also entered into agreements with four Xi’an City EPA-designated waste cooking oil processing companies to secure needed waste cooking oil at favorable prices.
•	Production capacity. We estimate that the production output of biodiesel in China will be approximately 800,000 tons in 2010. Gushan Environmental Energy and our company are currently the only two companies in China with annual production capacity of at least 100,000 tons. We plan to increase our biodiesel production capacity by 50,000 tons through either strategic acquisitions or construction of a new facility in the next 12 months.

•	Stable distribution channels. We have established sales networks and channels and strong industrial relationships with our customers. Under the Measures on the Administration of the Finished Oil Market, only companies that obtain a Finished Oil Wholesale Distribution License are permitted to distribute biodiesel on a wholesale basis. Because Xi’an Baorun Industrial has a Finished Oil Wholesale Distribution License, we are able to produce and distribute biodiesel on a wholesale basis while other biodiesel producers must rely on distributors that have obtained Finished Oil Wholesale Distribution Licenses to distribute their products. Since biodiesel and petro-diesel share the same market, we can distribute our biodiesel through our existing distribution channels to reduce costs.

Operation of Retail Gas Stations

We sell all grades of gasoline and diesel at our seven retail gas stations. Our customers include automobile, bus and truck drivers. Our competitors are other privately owned and state-owned gas stations. Our advantages are that (i) as a well-established finished oil distributor, we have a stable and sufficient oil supply to support our retail gas station operations at a higher margin; (ii) we sell blended diesel with a blending ratio of 15.0% of biodiesel and 85.0% of petro-diesel to end customers at the same price as petro-diesel, which provides us with additional profitability from our retail gas station operations, and (iii) we maintain competitive pricing to attract customers. We will seek to continue to expand our retail gas station portfolio.

Other Business Information

Research and Development

•	On December 18, 2005, we entered into an agreement with Xi’an Petroleum University for the technology transfer of operating processes for blending finished oil products, related chemical formula and related composition. The contract is valid for ten years.
•	On February 20, 2006, we entered into an agreement with Xi’an Petroleum University for research and development of biodiesel production. We will own the patent for any biodiesel production technology that results from this arrangement.
•	On September 4, 2006, we entered into an agreement with Beijing Qingda Kema Technology Co., Ltd. for research and development of biodiesel production processes, chemical composition of catalyst, and transfer of technical know-how to us.
•	On January 4, 2007, we entered into an agreement with Northwest A & F University for research and development and technical assistance for improvement of processing raw materials, including waste cooking oil, non-edible oil seeds, and cooking oil residue, for biodiesel production.

We own three utility model patents and have submitted eight other patent applications, of which six invention patent applications have passed preliminary examination and two utility model patent applications have been accepted for review. In practice, we propose the subject matter to be researched and pursuant to these agreements we entrust our research and development partners to perform the research and analysis and provide advanced technology services. We incurred approximately $55,000 and $12,500 in research and development expenditures for 2008 and 2007, respectively. We have not incurred research and development expenditures for the six months ended June 30, 2009.

Intellectual Property

Our core technologies consist of: (i) know-how technologies to improve the quality of finished oil and heavy oil products, and (ii) three utility model patents related to biodiesel production. We do not have patent protection for our know-how technologies and our eight patent applications are pending approval from the SIPO.

Between 2006 and 2008, we filed the following 11 patent applications listed below with the SIPO, all of which are related to our biodiesel production. The SIPO has approved the first three applications for utility model patents, allowed the next six invention patent applications to pass preliminary examination and accepted the remaining two utility model patent applications for review.

•	Application No. 200820221671.0 for a new gas-liquid distributor of material filling tower
•	Application No. 200620137855.X for a new reaction vessel for preparing biodiesel and composite diesel

•	Application No. 200620137854.5 for a new reaction equipment for preparing biodiesel
•	Application No. 200610152508.9 for a biodiesel processing technique
•	Application No. 200610152506.X for a new composite catalyst for preparing biodiesel
•	Application No. 200610152507.4 for a new technology for processing biodiesel with catalyst or splitting decomposition in liquid or gas face
•	Application No. 200810017853.0 for a new technique for disposing biodiesel esterification reaction equipment with inert metal lead
•	Application No. 200810017849.4 for a new method for preparing biodiesel with supercritical technology
•	Application No. 20081001784.8 for a new technique for producing biodiesel and its byproducts with molecular distillation
•	Application No. 200820028705.4 for an anti-corrosion device for biodiesel esterification reaction
•	Application No. 200820221682.9 for a new kind of material filling tower

We have patent protection for each of our utility model patents for a period of ten years from the date of filing. If our invention patents are approved, they will be valid for a period of 20 years from the date of filing. Upon expiration, the renewal process requires us to re-apply for patent protection.

We developed technologies for the production of biodiesel jointly with the Xi’an Petroleum University and Northwest A & F University. We developed our proprietary technology for the production of biodiesel jointly with Beijing Qingda Kema Technology Co., Ltd. and we were permitted to use this technology under a contract dated September 4, 2006. We have the right to use the oil mixing technology developed by Xi’an Petroleum University for ten years under a contract entered into on December 18, 2005.

Description of Property

The following table summarizes, by business segment, the location of real properties leased by us.

We entered into a lease agreement with Northwest Fire-resistant Materials Factory in April 2006, which was amended in July 2008, whereby we were granted the right to use a piece of land located in Tongchuan City, Shaanxi Province for building our biodiesel production facility. We pay an annual rent of RMB 700,000 which is paid in four installments each year during the term of the lease agreement. This agreement has a term of eight years ending in June 2016.

Although we are considering expanding production capacity for our biodiesel products, we believe our facilities are currently suitable and adequate for our current needs.

Business Segment	Use of Property	Address	Lease Term
Production and Sale of Biodiesel	Biodiesel production facility	Space within the Northwest Fire-resistant Materials Factory, Tongchuan City, Shaanxi Province, China	2006 – 2016
Operation of Retail Gas Stations	Xinyuan Gas Station	Xinhua Village, Disai Town, Baqiao District, Xi’an, Shaanxi Province, China	2007 – 2027
Operation of Retail Gas Stations	Lantian Gas Station	Xihou Village, Hongqing Community, Baqiao District, Xi’an, Shaanxi Province, China	2009 – 2038
Operation of Retail Gas Stations	Fangwei Road Gas Station	Fangwei Road, Xi’an, Shaanxi Province, China	2009 – 2039

Business Segment	Use of Property	Address	Lease Term
Operation of Retail Gas Stations	Northern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Southern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Northern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xiyu Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Southern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023

Insurance

We maintain property insurance for some of our premises and accidental liability insurance. We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Although it is available, insurance companies in China offer limited business insurance products. We have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to purchase such insurance. Therefore, we are subject to business and product liability exposure. Business or product liability claims or potential regulatory actions could materially and adversely affect our business and financial condition. We maintain director and officer liability insurance for our directors and executive officers.

Environmental Matters

We believe that we are in compliance with present environmental protection requirements in all material respects. Our production processes generate noise, waste water, gaseous wastes and other industrial wastes. We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our production process. Our operations are subject to regulation and periodic monitoring by local environmental protection authorities.

Employees

As of August 22, 2009, we had 224 full-time employees. Among them, 50 of our total number of employees worked at our Xi’an headquarters; 62 at our biodiesel production facility in Tongchuan City; 29 at oil storage depots; 47 at our retail gas stations; and 36 at our oil extracting plants. We believe we have good relationships with our employees.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any legal proceedings. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that could have a material adverse effect on our business, financial condition or results of operations.

Governmental Regulation

Finished Oil and Heavy Oil Distribution

We have been engaging in the wholesale distribution of finished and heavy oil business in the PRC since 2000. Prior to 2006, significant gaps existed in the laws and regulations on finished oil markets, and the relevant rules for this industry were, to some extent, inconsistent and subject to the discretion of the relevant government authorities.

In 2006, greater specificity was added to the rules for commercial activities in the finished oil market with the enactment of the Measures on the Administration of the Finished Oil Market (promulgated on December 4, 2006 by the MOFCOM and effective as of January 1, 2007), or the Measures. This regulation provides comprehensive details on the finished oil wholesale and resale application procedures, qualification requirements, and rules for annual inspections. Enterprises (foreign or domestic-funded) meeting certain requirements can submit applications to the MOFCOM for a certificate of approval to conduct gasoline and diesel (including bio-diesel) wholesale, retail and storage businesses.

The first step required in applying to engage in the wholesale of finished oil is a preliminary examination by the provincial MOFCOM where the enterprise is located. Thereafter, the provincial MOFCOM will forward the application materials together with its opinions on the preliminary examination to the MOFCOM, which will then decide on whether to grant the Certificate of Approval for the Wholesale of Finished Oil.

An enterprise applying to engage in the finished oil wholesale business must, among other requirements, possess the following:

(i)	long-term and stable supply of finished oil;
(ii)	a legal entity with a registered capital of no less than RMB 30 million;
(iii)	a finished oil depot, which shall have a capacity not smaller than 10,000 m3, conforming to the local urban and rural planning requirements, and be approved by other relevant administrative departments; and
(iv)	facilities for unloading finished oil such as conduit pipes, special railway lines, and transportation vehicles with a capacity of 10,000 tons or more to transport refined oil on the highway or over water to ports.

In practice, it has become increasingly difficult for enterprises (particularly foreign-funded enterprises) to meet the requirement (iii) above. As both the number of available oil depots and state land and resources are reaching full capacity, it is more of a challenge to obtain a finished oil depot with a capacity not smaller than 10,000 m3.

The application procedure for the retail of finished oil is similar to that for wholesale except that the preliminary examination takes place at the administrative department for commerce at the municipal level, and the certificate of approval is issued at the provincial level.

An enterprise applying to engage in the finished oil retail business must, among other requirements, possess the following:

(i)	long-term and stable channels to finished oil supply and a supply agreement with an enterprise that has been qualified to engage in the wholesale business of finished oil for a period of three years or more in line with its business scale;
(ii)	qualified professional and technical personnel to handle inspections, metrology, storage and fire safety and the safe production of finished oil; and
(iii)	gas stations designed and built to comply with the relevant national standards and approved by the relevant administrative department.

Xi’an Baorun Industrial has the certificates of approval for both the wholesale and retail of finished oil, including for the retail of finished oil at each of its seven retail gas stations. As such, we do not have to rely on other companies to distribute the biodiesel fuel that we produce.

Enterprises possessing certificates of approval are subject to annual inspection by the relevant provincial MOFCOM which will review:

(i)	the execution and performance of finished oil supply agreements;
(ii)	the operation results of the enterprise for the previous year;
(iii)	whether the enterprise and its supporting facilities are in compliance with the technical requirements under the Measures; and
(iv)	the current measures, among other measures, being taken by the enterprise regarding quality control, metrology, fire safety, security and environmental protection.

If we pass the annual inspection, the certificates of approval we hold will continue to be valid. An enterprise failing an annual inspection will be ordered to rectify all deficiencies within a certain time limit by the MOFCOM and/or its provincial branches. If such deficiencies have not been rectified within the specified time limit, its certificates of approval shall be revoked by the original issuing authority.

Pricing for Finished Oil

The NDRC regulates domestic oil prices as part of its macro-management over the economy in order to control dramatic fluctuations in oil prices.

The Administrative Measures on Oil Prices (trial implementation) promulgated by the NDRC on May 7, 2009 stipulates that the NDRC will adjust domestic finished oil prices when the international market price for crude oil changes more than four percent over 22 consecutive working days. By contrast, crude oil prices are determined solely by enterprises engaging in this industry.

The NDRC adjusts domestic finished oil prices by modifying the retail price cap for gasoline and diesel in all provinces, autonomous regions, and directly administered municipalities. Thereafter, the administrative authorities at the provincial level adjust the wholesale price caps by deducting RMB 30 per ton from the corresponding retail price caps. Where there are no specific contractual arrangements for a supplier’s delivery to a retailer, the wholesale price caps may be further deducted to take into account the retailer’s transportation cost among other expenses.

The Administrative Measures on Oil Prices stipulates that the domestic finished oil prices shall be calculated according to the normal profit rate for refiners when the crude oil price on the international market is lower than $80 per barrel. When the international crude oil market price exceeds $130 per barrel, the NDRC will adopt certain fiscal and tax policies to ensure the continuing production and supply of refined oil products. Further, gasoline and diesel prices will only be increased slightly (if at all) in consideration of manufacturers and consumers, as well as the stability of the national economy.

The exact formula for calculating finished oil prices domestically has not been published. However, the NDRC has stated that such formula is based on the weighted average of the international market prices, together with the average domestic processing costs, taxes, fees incurred in distribution channels, and suitable profits for refiners. Moreover, the NDRC adjusts the cost index seasonally in accordance with the actual situation with respect to prices.

Biodiesel

The Standing Committee of the National People’s Congress promulgated the Renewable Energy Law on February 28, 2005, which took effect as of January 1, 2006. The purpose of this law is to facilitate the development and utilization of renewable energy, including biological liquid fuel and energy crops. Under Article 16, oil-selling enterprises shall include biological liquid fuel conforming to the national standards into their fuel-selling systems, in accordance with the regulations of the energy authorities at the national or provincial level. An oil-selling enterprise that fails to include biological liquid fuel into their fuel-selling systems in accordance with the national standards will be liable for any resulting losses to a biological liquid fuel production enterprise. Further, the energy authorities at the national or provincial level shall order such oil-selling enterprise to rectify the non-conformance within a stipulated period of time, and impose a fine less than the amount of the said resulting losses if the rectification is not made.

Environmental Protection

The relevant PRC governmental authorities set national and local environmental protection standards, as well as examine and issue approvals on environmental aspects of different stages of various projects. We are required to file an environmental impact statement, or in some cases, an environmental impact assessment outline to obtain such approvals. The filing must demonstrate that the project in question conforms to applicable environmental standards. Generally speaking, environmental protection bureaus will issue approvals and permits for projects using modern pollution control measurement technology.

The PRC national and local environmental laws and regulations impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the PRC national and local governments may, at their own discretion, close or suspend any facility which fails to comply with orders requiring it to cease or improve operations causing environmental damage.

In accordance with the requirements of the environmental protection laws of the PRC, we have installed the necessary environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection and reported to and registered with the relevant local environmental protection department.

In addition, to the best of our knowledge, we have complied with the necessary environmental procedures with respect to the construction of our biodiesel factory. The governmental authorities reviewed the environmental impact report prepared on our behalf by a professional institution that we retained prior to the commencement of construction. In January 2008, after the completion of construction, we obtained environmental approvals from the government authorities.

Dangerous Chemicals

PRC laws and regulations on dangerous chemicals require that a Safe Production Permit, or the Permit, be obtained for all facilities used to manufacture dangerous chemicals. We obtained the Safe Production Permit in April 2007, which is valid for a period of three years. It can thereafter be renewed for an additional three years, provided that the facility has not had any fatalities from accidents and has passed periodic inspections by the local administrative authorities for work safety during the term of the Permit.

Foreign-invested Enterprises Engaging in Oil-related Businesses

Under the Catalogue of Industries for Guiding Foreign Investment, jointly promulgated by the MOFCOM and the NDRC on October 31, 2007 and effective as of December 1, 2007, each of the wholesale of oil products, the construction and operation of petrol stations and the production of liquid biofuels (i.e., fuel ethanol, biodiesel) falls within the restricted category for foreign investment. Foreign investors can only engage in commercial activities involving liquid biofuels or retail of finished oil (where the foreign investor possesses 30 or more gas stations or where it sells different brands of oil through different distributors) through a joint venture with a Chinese partner, and the Chinese partner must hold a controlling interest in the joint venture. As a result of these restrictions, we conduct our business in the PRC via a domestic entity, Xi’an Baorun Industrial, established by three PRC citizens. Please refer to “Our History and Corporate Structure — Corporate Structure —  Contractual Agreements with Xi’an Baorun Industrial” for more information regarding our control relationship with Xi’an Baorun Industrial.

SAFE Regulations Pertaining to Overseas-Listed Companies

Circular 75

The SAFE issued the Circular on Issues Relevant to Foreign Exchange Control with Respect to the Round-trip Investment of Funds Raised by Domestic Residents Through Offshore Special Purpose Vehicles, or Circular 75, on October 21, 2005. Circular 75 requires PRC residents and citizens to register with their local SAFE branches before establishing or acquiring the control of any company outside of China by using domestic assets or equities for the purpose of equity financing. PRC residents and citizens who are stockholders of offshore special purpose companies established before November 1, 2005 were required to conduct overseas investment registration with the local SAFE branches before March 31, 2006. Further, PRC residents and citizens must register all major changes relating to capitalization (including overseas equity or convertible bonds financing) within 30 days upon the occurrence of such changes.

On May 29, 2007, the SAFE issued the Operating Procedures for the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles. This regulation clarifies some outstanding issues with respect to Circular 75, and adds various implementing rules. Specifically, it provides for seven schedules to be established by the SAFE in order to track registration requirements for offshore fundraising and roundtrip investments.

Failure to comply with the registration procedures set forth in Circular 75 and any other rules and regulations may result in restrictions on the relevant PRC subsidiary, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity. Non-compliance may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations, and may result in liability under PRC law for foreign exchange evasion.

Stock Option Rules

On March 28, 2007, the SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in an Overseas-Listed Company’s Employee Stock Holding or Stock Option Plan, or the Stock Option Rules. The Stock Option Rules stipulate that PRC individuals who have been granted stock options and other types of stock-based awards by an overseas listed company are required to obtain approval from their local SAFE branches through an agent of the overseas listed company (generally its PRC subsidiary or a financial institution).

The failure by any entities or PRC individuals to complete their SAFE registration pursuant to the requirement of the SAFE or its local branches or the Individual Foreign Exchange Rules may subject these entities or PRC individuals to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to their shareholders or otherwise materially adversely affect their business.

As a company listed on a stock exchange in the United States, we and our PRC directors, management personnel, employees, consultants and employees of our equity investee who have been granted share options and other awards under our equity incentive plan are subject to the Stock Option Rules.

Directors, Executive Officers and Certain Significant Employees

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position
Xincheng Gao	46	Chairman of the Board of Directors, Chief Executive Officer and President
Albert C. Pu	50	Chief Financial Officer
Jun Chen	36	Chief Operating Officer
Gaihong Li	32	Executive Vice President, Controller and Director
Larry Goldman	52	Independent Director
Wenbing Christopher Wang	38	Independent Director
Junrong Guo	45	Independent Director

Xincheng Gao, chairman, chief executive officer and president.  Mr. Gao has served as our chairman, chief executive officer and president since October 23, 2007. Mr. Gao has extensive experience in the research and marketing of oil products. In November 1999, Mr. Gao founded Xi’an Baorun Industrial to produce and sell finished oil products and biodiesel. Mr. Gao has served as chief executive officer of Xi’an Baorun Industrial since its inception in 1999 and continues to serve in such position. Mr. Gao received a B.S. in Mechanical Engineering from Xi’an University of Technology in 1985 and an E.M.B.A. from Xi’an Jiaotong University in 2004.

Albert C. Pu, chief financial officer.  Mr. Pu has served as our chief financial officer since May 12, 2009. Mr. Pu joined the Company in February 2009 as the vice president of finance. Prior to joining the Company, from 2005 through 2009, Mr. Pu served as global controller of Amphenol Corporation Industrial Operations, a division of Amphenol Corporation (NYSE:APH), a U.S. based multi-national manufacturing company specializing in interconnect systems, where he was in charge of facilities in the U.S., Mexico and China. From 2004 through 2005, Mr. Pu was the director of finance of Endicott Interconnect Technologies, Inc., a U.S.-based company specializing in high-end interconnect technologies for industrial and military applications. Mr. Pu has over 19 years of accounting and audit experience. Mr. Pu has a B.S. in Accounting from the State University of New York, Institute of Technology in 1990. He is a New York State Certified Public Accountant.

Jun Chen, chief operating officer.  Mr. Chen has served as our chief operating officer since October 23, 2007 and chief operating officer of Xi’an Baorun Industrial since February 2005. As chief operating officer of Xi’an Baorun Industrial, Mr. Chen established the current sales system of the finished oil products and helped Xi’an Baorun Industrial transform from the sale of heavy oil to finished oil products. From February 2000 to February 2005, Mr. Chen served as a manager of SINOPEC Hubei branch.

Gaihong Li, executive vice president, controller and director.  Ms. Li has served as our executive vice president since June 2009, and as controller since May 12, 2009. Ms. Li served as our chief financial officer from October 23, 2007 until May 12, 2009, and has served as a member of our board of directors since December 9, 2007. Ms. Li has also served as chief financial officer of Xi’an Baorun Industrial since September 2005 until May 12, 2009. From August 2000 until Ms. Li joined Xi’an Baorun Industrial in September 2005, Ms. Li served as chief financial officer of Xi’an Dongfang Oil Group Co., Ltd., which is located in China and engages in the business of oil production. Ms. Li obtained a B.S. degree in Accounting from Xi’an Northwest University in 1997, and is currently studying to obtain an E.M.B.A. degree in Business Administration from Xi’an Jiaotong University.

Larry Goldman, independent director.  Mr. Goldman has served as an independent director since November 17, 2008. Mr. Goldman is a certified public accountant with over 25 years of auditing, consulting and technical experience. Mr. Goldman served from May 2006 to October 2007 as the treasurer and acting chief financial officer of Thorium Power, Ltd. (OTCBB: THPW). Prior to joining Thorium Power, Ltd., Mr. Goldman worked as the chief financial officer, treasurer and vice president of finance of WinWin Gaming, Inc. (OTCBB: WNWN), a multi-media developer and publisher of sports, lottery and other games. Prior to joining WinWin in October 2004, Mr. Goldman was a partner at Livingston Wachtell & Co., LLP and had been with that firm for the previous 19 years. Mr. Goldman is also an independent director and audit committee chairman of Winner Medical Group Inc. (OTCBB: WMDG.OB), a China-based manufacturer of medical disposable products and surgical dressings, Wonder Auto Tech, Inc. (NASDAQ:WATG), a leading manufacturer of automotive electronics, suspension products and engine accessories in China and China Advanced Construction Materials (OTCBB: CADC.OB), a China-based manufacturer of ready-mix concrete. Mr. Goldman has extensive experience in both auditing and consulting with public companies, and has experience in providing accounting and consulting services to the Asian marketplace, having audited several Chinese public companies.

Wenbing (Christopher) Wang, independent director.  Mr. Wang has served as an independent director since November 17, 2008. Mr. Wang currently serves as chief financial officer, president and a director of Fushi Copperweld, Inc. (NASDAQ: FSIN). Prior to joining Fushi, from November 2004 to March 2005, Mr. Wang served as an executive vice president of Redwood Capital, Inc., with a specific focus on providing strategic and financial advisory services to China-based clients seeking access to the U.S. capital markets. From October 2002 to September 2004, Mr. Wang served as assistant VP of Portfolio Management at China Century Investment Corporation. Mr. Wang began his investment banking career at Credit Suisse First Boston (HK) Ltd in 2001. From 1999 to 2000, Mr. Wang worked for VCChina as management analyst. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of the University of Rochester.

Junrong Guo, independent director.  Mr. Guo has served as an independent director since November 17, 2008. Mr. Guo is a professional researcher in the forestry field. Since June 2003, Mr. Guo has engaged in research and development in the forestry resources with Shaanxi Forest Researching & Planning Institute. Mr. Guo served as director of Shaanxi Forest Institute from 1999 to 2000, and director of Shaanxi Ginkgo Research Institute from 1997 to 1999. Through his work experience, Mr. Guo participated in National Key Scientific & Technological Projects, Shaanxi Government Key Scientific & Technological Projects, Shaanxi Forest & Agricultural Key Projects and Yanglin Youth Scientific & Technological Projects, some of which were awarded Shaanxi Scientific & Technological Progress Awards. Mr. Guo has been granted honors and awards, including Shaanxi New Century Talent, Specialist to Enjoy the State Subsidies’ in 2004, member of the Evaluation Committee of Shaanxi Scientific & Technological Progress Award from 2005 to 2008, Professional Researcher in 2006 and Shaanxi Agricultural Expert in 2008.

All directors hold office until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until their successors have been elected and are qualified. Our officers serve at the will of the board of directors.

No director or executive officer is related to any other director or executive officer.

Corporate Governance

Board of Directors

We have five members serving on our board of directors, of which a majority are independent directors. All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. In 2008, our board of directors did not meet in person, but acted by unanimous written consent four times.

Board Committees

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee, each of which was formed on November 17, 2008.

Audit Committee

The audit committee members for the year ended December 31, 2008 consisted of Larry Goldman, Wenbing (Christopher) Wang and Junrong Guo. Each of these members would be considered “independent” as defined by Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc. as determined by our board of directors. The audit committee recommends to the board of directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The audit committee operates under a written charter. Larry Goldman is the chairman of our audit committee.

Our board of directors has determined that we have at least one “audit committee financial expert,” as defined by the rules and regulations of the SEC, serving on our audit committee, and that Larry Goldman is the “audit committee financial expert.”

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to assist our board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and in monitoring the process to assess board effectiveness. Each of Messrs. Goldman, Wang and Guo are members of the nominating and corporate governance committee. The nominating and corporate governance committee operates under a written charter. Mr. Guo is the chairman of nominating and corporate governance committee.

Compensation Committee

The compensation committee is responsible for (a) reviewing and providing recommendations to the board of directors on matters relating to employee compensation and benefit plans, and (b) assisting the board in determining the compensation of the chief executive officer and making recommendations to the board with respect to the compensation of the chief financial officer, other executive officers of the Company and independent directors. Each of Messrs. Goldman, Wang and Guo are members of the compensation committee. The compensation committee operates under a written charter. Mr. Wang is the chairman of compensation committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on March 28, 2008. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Ethics may be obtained free of charge by writing to China Integrated Energy, Inc., Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043.

Executive Compensation

Compensation Discussion and Analysis

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities. We believe that other peer companies in China which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes. However, none of our direct competitors are public companies in the U.S. We believe that the compensation of our executive officers is appropriate.

It is not uncommon for companies with operations primarily in China to have base salaries and bonuses as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors located in China, the base salary and bonus paid to our named executive officers is in line with our domestic competitors, such as Shaanxi Dongda Oil and Chemical Co., Ltd. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Our 2003 Equity Incentive Program provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards. Certain awards are intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended. The incentive plan was approved by our stockholders on August 11, 2003.

We will consider other elements of compensation, including without limitation, short- and long-term compensation, cash and non-cash, and other equity-based compensation. We believe our current compensation package is comparable to our peers in the industry and is aimed to retain and attract talented individuals.

The following table reflects the cash compensation we paid, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2008 and 2007 to the identified persons, also referred to as named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Xincheng Gao(1) Chairman, President, and Chief Executive Officer	2008	40,000	10,000	—	50,000
	2007	8,500	1,500	—	10,000
Gaihong Li(1)(2) Chief Financial Officer and Director	2008	20,000	2,000	—	22,000
	2007	4,000	1,200	—	5,200
John Vogel(3) Chief Executive Officer and President	2008	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-

(1)	The amount reflects compensation received by our named executive officers in their capacities as executive officers of Xi’an Baorun Industrial.
(2)	Ms. Li resigned as our Chief Financial Officer on May 12, 2009.
(3)	Mr. Vogel resigned as our Chief Executive Officer and President on October 23, 2007.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Contracts and Termination of Employment, and Change-In-Control

The following employment agreements were entered into by Xi’an Baorun Industrial and the following executive officers:

Xincheng Gao

Xi’an Baorun Industrial entered into an employment agreement with Mr. Xincheng Gao to employ him as its chairman, effective as of October 23, 2007. The agreement will expire on October 22, 2010, and may be renewed for an additional term of three years. Mr. Gao is entitled to a base monthly salary in an amount of $800. Xi’an Baorun Industrial also pays premiums for Mr. Gao for pension, unemployment, medical insurance and other social insurance coverage in accordance with relevant PRC laws and regulations. Xi’an Baorun Industrial has a right to adjust the salary and welfare benefits of Mr. Gao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as its salary and position adjustment policies and business conditions. Either party to the agreement has a right to terminate the agreement, subject to the terms and conditions therein. In connection with the agreement, Mr. Gao also executed a confidentiality and non-competition agreement. In the event of a major change in the objective situation, which includes the merger of Xi’an Baorun Industrial into another business entity, or the sale, or transfer by Xi’an Baorun Industrial of a substantial portion of its assets to others, Xi’an Baorun Industrial may terminate this agreement by giving a 30-day notice, or giving one month’s salary in lieu of a notice, if the parties cannot agree to a modification of terms of the agreement.

Gaihong Li

Xi’an Baorun Industrial entered into an employment agreement with Ms. Gaihong Li to employ her as its chief financial officer, effective as of October 23, 2007. The current term of the agreement will expire on October 22, 2010, and may be renewed for an additional term of three years. Ms. Li receives a base monthly salary in an amount of $500. Xi’an Baorun Industrial also pays premiums for Ms. Li for pension, unemployment, medical insurance and other social insurance coverage in accordance with relevant PRC laws and regulations. Xi’an Baorun Industrial has a right to adjust the salary and welfare benefits of Ms. Li appropriately based on her capability, experience, attitude, performance, achievement, working-age and position as well as its salary and position adjustment policies and business conditions. Either party to the agreement has a right to terminate the agreement, subject to the terms and conditions therein. In connection with the agreement, Ms. Li also executed a confidentiality and non-competition agreement. In the event of a major change in the objective situation, which includes the merger of Xi’an Baorun Industrial into another business entity, or the sale, or transfer by Xi’an Baorun Industrial of a substantial portion of its assets to others, Xi’an Baorun Industrial may terminate this agreement by giving a 30-day notice or giving one month’s salary in lieu of a notice, if the parties cannot agree to a modification of terms of the agreement. Ms. Li resigned as our chief financial officer as of May 12, 2009 and now acts as executive vice president and controller.

Albert C. Pu

Xi’an Baorun Industrial entered into an employment agreement with Mr. Pu on January 22, 2009 whereby the Company employed Mr. Pu as chief financial officer. The term of Mr. Pu’s employment is two years commencing from February 2, 2009. Mr. Pu receives an annual salary of $70,000, including an allowance for housing and social insurance, as well as reimbursement of reasonable out-of-pocket expenses and travel for business purposes. Mr. Pu also executed a confidentiality and non-competition agreement. In the event of a major change in the objective situation, which includes the merger of Xi’an Baorun Industrial into another business entity, or the sale, or transfer by Xi’an Baorun Industrial of a substantial portion of its assets to others, Xi’an Baorun Industrial may terminate this agreement by giving a 30-day notice, or giving one month’s salary in lieu of a notice, if the parties cannot agree to a modification of terms of the agreement.

Grants of Plan-Based Awards

None.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Gaihong Li Chief Financial Officer	100	$399

Option Exercise and Stock Vested

None.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Compensation of Directors

Compensation paid to our independent directors as of December 31, 2008 is as follows:

Name	Fees earned or paid In cash ($)	Option awards ($)	All other compensation ($)	Total ($)
Larry Goldman	-0-	(1)	-0-	-0-
Wenbing (Christopher) Wang	-0-	(1)	-0-	-0-
Junrong Guo	-0-	-0-	-0-	-0-

(1)	As of December 31, 2008, none of the options to purchase 20,000 shares of common stock issued to each of Messrs. Goldman and Wang had vested, as a result, there was no expense recognized for financial statement reporting purposes.

Each of Messrs. Goldman, Wang and Guo entered into Independent Director Agreements with the Company. Mr. Goldman receives $20,000 in cash annually and an annual option grant to purchase 20,000 shares of common stock of the Company, Mr. Wang receives $15,000 in cash annually and an annual option to purchase 20,000 shares of common stock of the Company, and Mr. Guo receives RMB20,000 in cash annually. In addition, each of Mr. Goldman and Mr. Wang receives $1,000 for each director meeting attended by phone and $5,000 for each director meeting attended in person. The exercise price of the annual option grants will equal to the fair market value of a share of the Company’s common stock on the date of the grant of the option and such options vest quarterly, in equal installments over the 12-month period from the date of grant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of September 4, 2009 the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s common stock; (ii) each director; (iii) each of the Named Executive Officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of September 4, 2009, we had 27,519,091 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Dongxin Century Square 7F, Xi’an Hi-Tech Development District, Xi’an, China.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of September 4, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Approximate Percentage of Outstanding Common Stock
		Before Offering(2)(3)	After Offering
Redsky Group Limited(1)	22,454,545	81.6
Gao Xincheng(2)	22,454,545	81.6
Albert C. Pu	-0-
Li Gaihong	100	*
Jun Chen	-0-	—
Larry Goldman(3)	10,000	*
Wenbing Christopher Wang(3)	10,000	*
Junrong Guo	-0-	__
Vision Opportunity Master Fund, Ltd(4)	1,329,514	4.83%
Vision Capital Advantage Fund, L.P.(4)	1,334,712	4.85%
All Directors, Executive Officers and Director, as a group (7 persons)	22,474,645	81.7

*	Less than one percent.
(1)	The business address of Redsky Group is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.
(2)	Mr. Xincheng Gao, as the sole stockholder and director of Redsky Group, has dispositive and voting power with respect to the shares.
(3)	The number reflects the vested portion of an option to purchase up to 20,000 shares of common stock at an exercise price of $4.00.
(4)	Derived from a Schedule 13G/A group filing by Vision Capital Advisors, LLC, which included Vision Opportunity Master Fund, Ltd. (VOMF) and Vision Capital Advantage Fund, L.P. (VCAF), with the SEC on February 11, 2009. VOMF and VCAF are deemed to be affiliates and beneficially own, in the aggregate, 9.68% of the shares of the Company’s common stock.

The principal business office of VCAF is 20 West 55th Street, 5th Floor, New York, New York 10019. The principal business office of VOMF is Vision Opportunity Master Fund, Ltd. c/o Citi Hedge Fund Services (Cayman) Limited, P.O. Box 1748, Cayman Corporate Center, 27 Hosp. Rd., 5th Floor, Grand Cayman KY1-1109, Cayman Islands. Mr. Adam Benowitz and Vision Capital Advisors, LLC may be deemed to share with Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. voting and dispositive power with respect to the shares.

Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

As of December 31, 2007, there was an advance of $0.6 million to a related party that is 40.0% owned by one of the stockholders of Xi’an Baorun Industrial. In 2008, the advance was fully repaid. The Company has also periodically purchased oil supplies at the fair market value from this related party. There was no purchase from this related party in 2008 and 2009.

Transactions with Control Persons

On October 23, 2007, we entered into a Share Exchange Agreement with Baorun Group, a Hong Kong company, Redsky Group, the sole stockholder of Baorun Group, which owned shares constituting 100.0% of the issued and outstanding shares of Baorun Group, and Princeton Capital Group. Pursuant to the terms of the Share Exchange Agreement, Redsky Group transferred all of Baorun Group to us in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun Group became our wholly owned subsidiary and Redsky Group and Princeton Capital Group acquired an aggregate of approximately 94.11% of our common stock.

Transactions with Promoters

Our only “promoter” (within the meaning of Rule 405 under the Securities Act of 1933, as amended), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10.0% of our debt or equity securities or 10.0% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years has been Redsky Group. As disclosed elsewhere, in connection with the share exchange, Redsky Group, the majority stockholder of Baorun Group, received 22,454,545 shares of our common stock representing approximately 88.12% of our issued and outstanding shares. Mr. Gao serves on the board of directors of Redsky Group and is the sole stockholder of Redsky Group.

Review, Approval or Ratification of Transactions with Related Parties

The transactions with related parties described above by Xi’an Baorun Industrial were entered into prior to the consummation of the Share Exchange and the formation of an audit committee of the board of directors. Xi’an Baorun Industrial did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described. Our audit committee, which is comprised of our three independent directors, is responsible for reviewing and approving any related party transactions under its charter.

Director Independence

On November 17, 2008, the board of directors of the Company appointed Larry Goldman, Wenbing (Christopher) Wang and Junrong Guo to serve as independent directors. Each of Messrs. Goldman, Wang and Guo are independent as defined by Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

Description of Capital Stock

General

Our authorized capital stock consists of 89,000,000 shares, consisting of 79,000,000 shares of common stock par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share of which 1,000,000 shares have been designated as Series A Preferred Stock, and 7,000,000 shares have been designated as Series B Preferred Stock.

Common Stock

We have 27,519,091 shares of common stock issued and outstanding as of September 4, 2009. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Delaware General Corporation Law prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock and are issued and outstanding as of the date of this prospectus; and of which 7,000,000 shares are designated as series B preferred stock, of which 2,115,753 shares are issued and outstanding as of the date of this prospectus.

Except for the liquidation preference amount and the conversion rate, the principal terms of the series A preferred stock and series B preferred stock are substantially identical.

Voting Rights

Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the series A and series B preferred stock and except as otherwise required by Delaware law, the series A and series B preferred stock have no voting rights. We will not effect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the series A and series B preferred stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the original holder of the series A and series B preferred stock and the holders of 25.0% of each of series A and series B preferred stock outstanding at the time, the calculation of which will include the original holder’s percentage of ownership of the series A and series B preferred stock, respectively, outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the series A and series B preferred stock vote separately as a class. The shares of common stock into which the series A and series B preferred stock are convertible will, upon issuance, have all of the same voting rights as other issued and outstanding shares of common stock and none of the rights of the series A and series B preferred stock.

Dividends Rights

The holders of the series A and series B preferred stock are not entitled to any dividends.

Conversion of Series A Preferred Stock

At any time on or after the issuance date, the holder of any such shares of series A preferred stock may, at the holder’s option, elect to convert all or any portion of the shares of series A preferred stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($10.00) of the shares of series A preferred stock being converted divided by (ii) the conversion price, which initially is $2.20 per share, subject to certain adjustments, such as in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents. Pursuant to the terms of the Certificate of Designation when in effect, at no time may a holder of shares of series A preferred stock convert into shares of common stock if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder and its affiliates at such time, when aggregated with all other shares of common stock owned by such holder and its affiliates at such time, result in such holder and its affiliates beneficially owning in excess of 9.99% of the then issued and outstanding shares of common stock at such time. However, a holder of series A preferred stock is entitled to waive this cap upon a 61-day notice to us.

Conversion of Series B Preferred Stock

The holders of series B preferred stock may, at their option, elect to convert all or any portion of the shares of series B preferred stock held by them into shares of our common stock equal to (i) the series B liquidation preference amount, divided by (ii) the conversion price in effect as of the date of conversion. The “series B liquidation preference amount” refers to an amount equal to $3.65 per share of the series B preferred stock before any payment shall be made or any payment distributed to the stockholders of common stock or other junior stock in the event of liquidation, dissolution or winding up of our affairs. The “conversion price” with respect to the series B preferred stock initially refers to $3.65 per share, subject to adjustment such as in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents. Pursuant to the terms of the Certificate of Designation when in effect, at no time may a holder of shares of series B preferred stock convert shares into common stock if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder and its affiliates at such time, when aggregated with all other shares of common stock owned by such holder and its affiliates at such time, result in such holder and its affiliates beneficially owning in excess of 9.99% of the then issued and outstanding shares of common stock at such time. However, a holder of series B preferred stock is entitled to waive this cap upon a 61-day notice to us.

Failure to Timely Convert

If within three trading days of our receipt of an executed copy of a conversion notice the transfer agent fails to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder’s conversion of the series A or series B preferred stock or within five trading days fails to issue a new preferred stock certificate representing the number of series A or series B preferred stock to which such holder is entitled, we will pay additional damages to such holder on each trading day after such third or fifth trading day, as the case may be, that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of series A or series B preferred stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such preferred stock certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within five trading days of the date incurred, then such payment will bear interest at the rate of 2.0% per month (prorated for partial months) until such payments are made.

For the purposes of this provision with respect to our common stock, the term “closing bid price” shall mean, for any security as of any date, the last closing bid price of such security on the NASDAQ or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of series A or series B preferred stock, as applicable.

Liquidation Rights of Series A and Series B Preferred Stock

In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of series A and series B preferred stock then outstanding are entitled to receive, out of our assets available for distribution to stockholders, a liquidation preference amount of $10.00 per share for the series A preferred stock, and a liquidation preference amount of $3.65 per share for the series B preferred stock before any payment is made or any assets are distributed to the holders of the common stock or any other junior stock. The series A preferred stock and series B preferred stock rank pari passu. If our assets are not sufficient to pay in full the liquidation preference amount payable to the holders of outstanding shares of the series A preferred stock and series B preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, then all of said assets will be distributed among the holders of the series A and series B preferred stock and the other classes of stock ranking pari passu with the series A and series B preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of series A and series B preferred stock, respectively, will be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of series A and series B preferred stock, respectively. All payments pursuant thereto are to be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by us and reasonably acceptable to the holders of a majority of the series A and series b preferred stock) or a combination thereof; provided, however, that no cash is to be paid to holders of junior stock unless each holder of the outstanding shares of series A and series B preferred stock have been paid in cash the full liquidation preference amount to which such holder is entitled as provided herein.

Series A-1 and A-2 Warrants

Pursuant to the financing we completed on October 23, 2007, we issued a Series A-1 Warrant to purchase 3,409,091 shares of our common stock at an exercise price of $3.00 and a Series A-2 Warrant to purchase 2,272,728 shares of our common stock at an exercise price of $4.40. Each warrant has a five-year term from the issuance date. As of the date of this prospectus, the Series A-1 Warrant is exercisable for 1,704,545 shares of common stock and the Series A-2 Warrant is exercisable for 2,272,728 shares of common stock.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if the registration statement is not then declared effective by the SEC, by “cashless exercise.” We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

Commencing 24 months following the closing of the financing, if the market value of one share of common stock is greater than the warrant price and the registration statement is not in effect, in lieu of exercising this warrant by payment of cash, the warrant holder may exercise the warrant by a cashless exercise, in which event we will issue to the holder a number of shares of our common stock computed using the following formula:

X = Y – (A)(Y)
B

Where	X	=	the number of shares of common stock to be issued to the warrant holder.
	Y	=	the number of shares of common stock purchasable upon exercise of all of the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised.
	A	=	the warrant price.
	B	=	the per share market value of one share of common stock.

The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share. Pursuant to the terms of the warrants, we will not effect the exercise of any warrants, and no person who is a holder of any warrant has the right to exercise his/her warrants, if after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock. However, a holder of a warrant is entitled to waive this cap upon a 61-day notice to us.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

Under Section 203 of the Delaware Corporation Law (the “Delaware anti-takeover law”), certain “business combinations” are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” of such corporation for a three-year period following the date that such stockholder becomes an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election); (ii) the business combination is approved by the board of directors of the corporation before the other party to the business combination becomes an interested stockholder; (iii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85.0% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination is approved by the board of directors of the corporation and ratified by 66.7% of the voting stock which the interested stockholder does not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who has not been an interested stockholder during the previous three years or who becomes an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15.0% or more of a Delaware corporation’s voting stock. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company.

They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Anti-takeover Provisions of our Certificate of Incorporation.

Our Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Shares Eligible for Future Sale

After the date of this prospectus we will have             shares of common stock, issued and outstanding.

Approximate Number of Shares Eligible for Future Sale	Date
8,000,000(1)	After the date of this prospectus, freely tradable shares sold in this offering.
Shares owned by Redsky Group Ltd., and other affiliates. These shares are subject to the lock-up described below and may be sold under Rule 144.

(1)	Assumes the underwriters, over-allotment option to purchase additional shares is not exercised.

Rule 144

Rule 144 is unavailable for the resale of restricted securities initially issued by a “blank-check” or “shell” company, or an issuer that has been at any time previously a “blank-check” or “shell” company, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

•	has ceased to qualify as a “blank-check” or “shell” company;
•	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company is required to file such reports and materials) other than Form 8-K reports; and
•	has filed “Form 10 information” reflecting that it is no longer a “blank-check” or “shell” company,

may sell such shares, after one year has elapsed from the filing of the “Form 10” information. Sales by affiliates may be made provided that, within any three-month period such affiliate may resell a number of such restricted securities that does not, with respect to the shares of common stock, exceed the greater of either of the following:

•	1.0% of the total number of shares of common stock outstanding as shown by the most recent report or statement filed by the us, which will equal shares immediately after this offering (or if the underwriters’ exercise their over-allotment option in full); or
•	the average weekly reported volume of trading in the shares of common stock on NASDAQ, or any other national securities exchange and/or reported through the automated quotation system of a registered securities association where our common stock is trading at such time, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

Lock-Up Agreements

We are currently a party to separate lock-up agreements that were entered into in October 2007 with Redsky Group, Mr. Gao, Ms. Li and Mr. Chen. The restriction on sales by them under the lock-up agreements expired on July 3, 2009. However, they further agreed not to sell more than one-tenth (1/10) of the shares of our common stock they own for a period of 24 months following the expiration of the initial lock-up period.

Registration Rights

On September 10, 2009, we entered into a registration rights agreement in which we agreed to grant “piggyback” registration rights for a period of ninety (90) days, with respect to 517,200 shares of common stock owned, in the aggregate, by our Vice President of Capital Markets and our financial advisor on any registration statement filed with respect to an offering of equity or debt securities for our own account or for the account of our stockholders. The registration statement, of which this prospectus forms a part, registers their shares for resale in a separate resale prospectus. In the event the SEC does not permit the registration of all of their shares due to the SEC’s application of Rule 415, the shares to be registered shall be reduced, on a pro-rata basis, to such number of shares permitted to be registered. In the event of such reduction, we have agreed to use our best effort to file subsequent registration statements to register the shares not permitted to be registered hereunder as promptly as possible and in a manner permitted by the SEC, upon the later of (i) sixty (60) days following the sale of substantially all of the shares included in this registration statement or any subsequent registration statement and (ii) six (6) months following the effective date of this prospectus or any subsequent registration statement, as applicable, or such earlier date as permitted by the SEC.

Taxation

Material United States Federal Income Tax Considerations

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the common stock purchased by the investor pursuant to this offering. This discussion assumes that an investor will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our common stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. corporate holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such U.S. holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. corporate holders should consult their own tax advisors regarding the creditability of any such PRC tax, the availability of the foreign tax credit to them and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. corporate holder, such taxes may be treated as foreign taxes eligible for credit against such U.S. holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. corporate holders should consult their own tax advisors regarding the creditability of any such PRC tax, the availability of the foreign tax credit to them and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. A U.S. corporation generally is an 80/20 company with respect to a tax year if at least 80 percent of its gross income earned directly or from subsidiaries during the three tax years prior to the tax year in which the dividend is paid is “active foreign business income.” No assurance can be given that we currently are, or that we will be in the future, an 80/20 company. If we do not qualify as an 80/20 company, non-U.S. holders generally would be subject to U.S. federal withholding tax on any dividends paid by us, in accordance with the rules discussed in the preceding paragraph. Even if we qualify as an 80/20 company, a portion of any dividend we pay may not qualify for the 80/20 company exclusion described above, and a non-U.S. holder generally would be subject to withholding tax on such portion as described in the preceding paragraph. This withholding tax generally would apply in addition to any PRC income tax withheld from dividends paid by us, as described under “— Material PRC Income Tax Considerations — Dividends That Non-Resident Corporate Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock.” You should consult with your own tax advisors regarding the amount of any dividend subject to withholding tax and whether you would be entitled to a refund of any U.S. tax withheld on dividend payments made by us.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable income tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable income tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25.0% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/ business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us or Baorun Group. If the PRC tax authorities determine that we and/or Baorun Group are a “tax-resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we and/or Baorun Group could be subject to the enterprise income tax at a rate of 25.0% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we or Baorun Group receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “tax-resident enterprise” or “non-resident enterprise” status of us or Baorun Group. However, since it is not anticipated that we or Baorun Group would receive dividends or generate other income in the near future, we and Baorun Group are not expected to have any income that would be subject to the 25.0% enterprise income tax on global income in the near future. We and Baorun Group will consult with the PRC tax authorities and make any necessary tax payment if we or Baorun Group (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Baorun Group is a resident enterprise under the EIT Law, and if we or Baorun Group were to have income in the future.

Dividends From PRC Operating Companies

If we or Baorun Group are not treated as tax-resident enterprises under the EIT Law, then dividends that we or Baorun Group receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25.0% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10.0% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Dividend income between qualified “tax-resident enterprises” is exempt from the 10.0% income tax described in the foregoing paragraph. However, as described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We and Baorun Group are holding companies and substantially all of our income and that of Baorun Group may be derived from dividends. Thus, if we or Baorun Group are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us and Baorun Group are considered income sourced within the PRC, such dividends received may be subject to the 10.0% income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between the PRC and the jurisdictions in which the non-PRC corporate investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25.0% of the equity interest in a company in China, the 10.0% withholding tax on the dividends the Hong Kong resident enterprise receives from such company in China is reduced to 5.0%. We are a U.S. holding company, and we own a 100.0% equity interest in a subsidiary in Hong Kong (Baorun Group), which in turns owns a 100.0% equity interest in Redsky Industrial, our PRC operating company. If Baorun Group is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Baorun Group by Redsky Industrial may be subject to the reduced income tax rate of 5.0% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Baorun Group. As indicated above, however, Redsky Industrial is not expected to pay any dividends in the near future. We and Baorun Group will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Redsky Industrial were to pay any dividends and we or Baorun Group (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Baorun Group is a non-resident enterprise under the EIT Law.

Dividends That Non-Resident Corporate Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident corporate investors are treated as income derived from sources within the PRC, then the dividends that non-resident corporate investors receive from us, and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10.0% is applicable to dividends payable to corporate investors that are “non-resident enterprises,” or non-resident corporate investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such corporate investors is also subject to 10.0% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident corporate investors with respect to our common stock, or gain non-resident corporate investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10.0%. In such event, we also may be required to withhold a 10.0% PRC tax on any dividends paid to non-resident corporate investors. In addition, non-resident corporate investors in our common stock may be responsible for paying PRC tax at a rate of 10.0% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident corporate investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident corporate investors (including U.S. corporate investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident corporate investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident corporate investors would be responsible for paying 10.0% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident corporate investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident corporate investors in us may be responsible for paying PRC tax at a rate of 10.0% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident corporate investors and the gain satisfies the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident corporate investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident corporate investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident corporate investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident corporate investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident corporate investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.1% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50.0% to 500.0% of the unpaid amount of the tax payable; (3) if a non-resident corporate investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident corporate investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident corporate investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident corporate investor from the amounts otherwise payable to such non-resident corporate investor by the Other Payers; (4) if a non-resident corporate investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident corporate investor ranging from 50.0% to 500.0% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident corporate investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident corporate investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident corporate investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident corporate investor or their legal representative from leaving the PRC.

Underwriting

We have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as the representative of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares of Common Stock
Oppenheimer & Co. Inc.
Total	8,000,000

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about   , 2009 against payment in immediately available funds.    is       th business day following the date of this prospectus. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $   per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $   per share to other dealers. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 1,200,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total proceeds to us will be $  . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Discount to be paid by us	$	$	$

We estimate that our portion of the total expenses of the offering, excluding the underwriting discount, will be approximately $  .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our directors, officers and beneficial holders of more than 5.0% of our common stock have agreed to a 90-day “lock up” with respect to    shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co., Inc. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotments and syndicate covering transactions — The underwriters may sell more shares of common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.
•	Penalty bids — If the representative purchases the shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.
•	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchase the shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common stock if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus:  A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Notice to Non-US Investors

UNITED KINGDOM/GERMANY/NORWAY/THE NETHERLANDS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common stock which is the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	by the managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase any common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of any common stock in circumstances in which section 21(1) of the FSMA does not apply to us; and
(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

ISRAEL

In the State of Israel, the common stock offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;
(d)	a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(e)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(f)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;
(g)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(h)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(i)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (A) are primarily engaged in research and development or manufacture of new technological products or processes and (B) involve above-average risk);
(j)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(k)	an entity, other than an entity formed for the purpose of purchasing common stock in this offering, in which the stockholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

HONG KONG

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

SINGAPORE

This prospectus has not been registered with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any common stock or caused the common stock to be made the subject of an invitation for subscription or purchase and may not offer or sell any common stock or cause the common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The underwriters will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased the common stock from or through that underwriter, namely a person which is:

•	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;
•	where no consideration is given for the transfer; or
•	by operation of law.

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock and preferred stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive So., #430, Denver, Colorado 80209. Our Transfer Agent and Registrar’s telephone number is 303-282-4800.

Legal Matters

The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. In addition, certain legal matters relating to the PRC in connection with this offering have been passed upon for us by TransAsia Law Offices, Beijing, China. Certain legal matters in connection with this offering have been passed upon for the underwriters by Shearman & Sterling LLP, Beijing, China. Certain legal matters relating to the PRC in connection with this offering have been passed upon for the underwriters by Haiwen Law Offices, Beijing, China.

Experts

Our financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus and in the registration statement have been audited by Sherb & Co., Boca Raton, Florida, an independent registered public accounting firm, as stated in its report appearing herein.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

Index To Consolidated Financial Statements

Page
Financial Statements as of June 30, 2009 and for Six Months Ended June 30, 2009 and 2008 for China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) and Subsidiaries
Condensed Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008 (Audited)	Q-2
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited) for the three months ended June 30, 2009 and 2008	Q-3
Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months ended June 30, 2009 and 2008	Q-5
Notes to Unaudited Condensed Consolidated Financial Statements	Q-6 – Q-21
Financial Statements as of December 31, 2008 and 2007 and for the Fiscal Years Ended December 31, 2008 and 2007 for China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2008 and 2007 (Audited)	F-2
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2008 and 2007 (Audited)	F-3
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007 (Audited)	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 (Audited)	F-5
Notes to Consolidated Financial Statements	F-6 – F-23

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,527,363	$23,119,028
Restricted cash	121,379	919,351
Accounts receivable	6,283,319	8,164,320
Other receivables and deposits	189,368	3,986,984
Prepaid rent	2,263,533	1,884,102
Advance to suppliers	16,915,970	17,945,487
Inventories, net	20,938,731	22,268,903
Total current assets	89,239,663	78,288,175
Prepaid rents	8,048,235	6,408,568
Property and equipment, net	9,507,476	9,997,674
Total noncurrent assets	17,555,711	16,406,242
TOTAL ASSETS	$106,795,374	$94,694,417
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Advance from customers	$2,678,238	$4,580,462
Taxes payable	782,081	735,461
Other payables	1,000,623	3,232,088
Loans payable	2,219,218	2,247,197
Total current liabilities	6,680,160	10,795,208
TOTAL LIABILITIES	6,680,160	10,795,208
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; authorized shares 10,000,000; issued and outstanding 3,465,753 and 3,465,753 shares at June 30, 2009 and December 31, 2008, respectively	3,465	3,465
Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,169,091 and 27,169,091 shares at June 30, 2009 and December 31, 2008, respectively	2,716	2,716
Additional paid in capital	44,565,782	44,434,250
Statutory reserve	4,920,114	4,920,114
Accumulated other comprehensive income	5,393,490	5,337,003
Retained earnings	45,229,647	29,201,661
Total stockholders’ equity	100,115,214	83,899,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,795,374	$94,694,417

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME

(Unaudited)	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2009	2008	2009	2008
Sales	$123,902,907	$93,987,652	$65,244,239	$58,426,812
Cost of goods sold	106,750,036	80,394,701	55,768,322	49,847,038
Gross profit	17,152,871	13,592,951	9,475,917	8,579,774
Selling, general and administrative expenses	1,166,575	571,495	610,726	251,689
Income from operations	15,986,296	13,021,456	8,865,191	8,328,085
Non-operating income (expenses)
Interest expenses	(69,180)	(59,223)	(35,662)	(30,952)
Subsidy income	116,964	(2,544)	—	(2,474)
Other expense	(6,094)	(46)	(2,796)	79
Total non-operating expenses	41,690	(61,813)	(38,458)	(33,347)
Net income	16,027,986	12,959,643	8,826,733	8,294,738
Other comprehensive item
Foreign currency translation gain (Loss)	(14,074)	2,788,712	36,710	1,548,300
Comprehensive Income	$16,013,912	$15,748,355	$8,863,443	$9,843,038
Basic and diluted weighted average shares outstanding
Basic	27,169,091	25,454,545	27,169,091	25,454,545
Diluted	34,629,111	32,891,850	34,635,447	32,685,185
Basic and diluted net earnings per share available to common stockholders
Basic	$0.59	$0.51	$0.32	$0.33
Diluted	$0.46	$0.39	$0.25	$0.25

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

	Preferred stock		Common stock		Additional paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total stockholders' equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	3,465,753	3,465	27,169,091	2,716	44,434,250	4,920,114	5,337,003	29,201,661	83,899,209
Shares issued to employees	—	—	—	—	30,056	—	—	—	30,056
Stock purchase option – directors	—	—	—	—	101,476	—	—	—	101,476
Net income for the period	—	—	—	—	—	—	—	16,027,986	16,027,986
Foreign currency translation gain (loss)	—	—	—	—	—	—	56,487	—	56,487
Balance at June 30, 2009	3,465,753	$3,465	27,169,091	$2,716	$44,565,782	$4,920,114	$5,393,490	$45,229,647	$100,115,214

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)	For the Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,027,986	$12,959,643
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	589,927	457,061
Stock based compensation	131,533	—
(Increase) decrease in current assets:
Accounts receivable	1,885,008	(6,910,513)
Other receivables, deposits and prepaid expenses	1,784,914	(8,112,208)
Advance to suppliers	1,039,421	(491,096)
Inventories	1,342,443	363,945
Increase (decrease) in current liabilities:
Accounts payable	(1,463)	220,212
Advance from customers	(1,904,172)	4,431,338
Taxes payable	46,183	354,840
Other payables and accrued expenses	(2,231,051)	(1,408,412)
Net cash provided by operating activities	18,710,729	1,864,810
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(91,176)	(1,038,203)
Net cash used in investing activities	(91,176)	(1,038,203)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released	797,993	—
Payment of auto loans long term notes payable	(29,255)	(26,208)
Repayment from (Advance to) shareholder	—	(44,683)
Net cash provided by (used in) financing activities	768,738	(70,891)
EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	20,044	109,413
NET INCREASE IN CASH AND CASH EQUIVALENTS	19,408,335	865,129
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	23,119,028	1,382,371
CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,527,363	$2,247,500
Supplemental Cash flow data:
Income tax paid	$—	$—
Interest paid	$77,344	$61,680

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the six-month and three-month periods have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. When used in these notes, the terms “Company,” “we,” “us” or “our” means China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) and all entities included in our consolidated financial statement.

The unaudited condensed consolidated financial statements include the financial statements of the Company, and its wholly owned or controlled subsidiaries and all other entities that it has a controlling financial interest in or are considered to be the primary beneficiary, pursuant to the rules of FIN-46R. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. The Company has included the results of operations of its subsidiaries from the dates of acquisition.

The Company, its subsidiaries and VIEs referenced above are hereinafter collectively referred to as the (“Company”).

Principle of Consolidation

The accompanying consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary, Baorun Group and Redsky Industrial, and its consolidated subsidiary, Xi’an Baorun Industrial (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

As of June 30, 2009 and December 31, 2008, the Company maintained restricted cash of $121,379 and $919,351, respectively. $84,702 was the remaining balance of $200,000 which was also held in the escrow account for the purpose of paying investment relations expense only; and $36,677 was the cash collateral held in the bank for the short term loan of RMB 5 million which was entered on August 31, 2008.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collections, no allowance was deemed necessary at June 30, 2009 and December 31, 2008 as the Company did not experience any uncollectible accounts receivable and bad debt write-off over the past years.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct labor and an allocated portion of production overheads.

Advances from Customers

Advances from customers consist of prepayments to the Company for products that have not yet been shipped to the customers. Any amounts received prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue or advances from customers. The Company will recognize the prepayments from the customers as revenue at the time the delivery of goods is made. Advances from customers as of June 30, 2009 and December 31, 2008 were $2,678,238 and $4,580,462, respectively.

Plant, Property and Equipment

Plant, property and equipment are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5.0% of actual cost. The estimated lives used in determining depreciation are:

Years
Building	20
Vehicle	5
Office Equipment	5
Production Equipment	10

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. There was no fixed asset impairment.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of June 30, 2009 and December 31, 2008, there were no impairments of its long-lived assets.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (“SAB”) 104. For distribution of finished oil and biodiesel, sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue. For gas station retail sales, revenue is recognized and cash is collected upon completion of fuel sales to customers.

Sales revenue represents the invoiced value of goods sold, net of value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to Chinese value-added tax of 17.0% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials or services included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

There were no sales returns and allowances for the six months ended June 30, 2009 and 2008. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, direct labor, manufacturing overhead and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its customers’ financial conditions and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments caused by different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

This fluctuation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the six months ended June 30, 2009 and 2008 were included net income and foreign currency translation adjustments.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of June 30, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Consolidation of Variable Interest Entities

VIEs are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results or retained earnings.

New Accounting Pronouncements

Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company expects SFAS 160 will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formerly known as “minority interests” — see SFAS 160 discussion above) will be valued at fair value at the acquisition date;
•	Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company, we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. The Company expects SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Defining Warrant Indexed To A Company’s Own Stock – EITF 07-05

In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) issue No. 07-05, “Determining Whether an instrument (of Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF 07-05”). EITF 07-05 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. Warrants that a company issues that contain a strike process adjustment feature, upon the adoption of EITF 07-05, results in the instruments no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-05 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at the date. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company does not believe that adoption of EITF 07-05 would have material effect on the Company’s financial statements and disclosures.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued guidance regarding “Interim Disclosures about Fair Value of Financial Instruments.” which amended SFAS No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. It also amends Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009, with early application permitted.

As of June 30, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Subsequent Events

In May 2009, the FASB issued guidance regarding “Subsequent Events”. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.

2. CASH IN BANK ACCOUNTS

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at June 30, 2009 and December 31, 2008 amounted to $41,772,479 and $21,901,405, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

3. PREPAID RENT

Prepaid expenses mainly consisted of prepaid rents for the gas stations (see Note 12 — Commitments). At June 30, 2009 and December 31, 2008, the current portion of prepaid expenses was $2,263,533 and $1,884,102, respectively. At June 30, 2009 and December 31, 2008, the noncurrent portion of prepaid expenses amounted $8,048,235 and $6,408,568, respectively, which represents the prepaid rents that will be expensed after one year.

4. INVENTORIES

Inventories consisted of the following:

	June 30, 2009 (Unaudited)	December 31, 2008
Petroleum	$7,914,440	$5,676,454
Diesel	6,169,357	8,727,090
Heavy Oil	441,258	—
Raw material for manufacturing biodiesel oil	6,413,676	8,018,594
Subtotal	20,938,731	22,422,138
Less: Allowance for inventory	—	(153,235)
Total	$20,938,731	$22,268,903

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5. OTHER RECEIVABLES AND DEPOSITS

At June 30, 2009, other receivables represented deposits made for purchase of equipments and short term cash advances to third parties in the amount of $189,368. At December 31, 2008, other receivables represented an advance to Ningxia Yuanshun Petrochemical Co. in the amount of $3,047,242 (see Note 10 — Other Payables), and deposits made for purchase of equipments and short term cash advances to third parties in the amount of $939,742.

6. PLANT, PROPERTY AND EQUIPMENT

Plant, property and equipment are summarized as follows:

	June 30, 2009 (Unaudited)	December 31, 2008
Building	$335,815	$335,624
Diesel Processing Equipment	10,330,916	10,325,005
Office Equipment	125,748	120,588
Other Equipment	33,672	31,888
Motor Vehicles	881,828	797,020
	11,707,979	11,610,125
Less: Accumulated Depreciation	(2,200,503)	(1,612,451)
Total	$9,507,476	$9,997,674

Depreciation expense for the six months ended June 30, 2009 and 2008 were $589,927 and $457,061, respectively; and approximately $297,000 and $232,000 for the three months ended June 30, 2009 and 2008, respectively.

7. MAJOR CUSTOMERS AND VENDORS

For the three months and six months ended June 30, 2009, one major customer accounted for approximately 22.0% of the Company’s total sales, and this customer accounted for approximately 31.0% of the Company’s outstanding accounts receivable. No other major customers accounted for over 10.0% of the Company’s total sales. For the three months and six months ended June 30, 2008, no major customers accounted for over 10.0% of the Company’s total sales.

For the three months and six months ended June 30, 2009, ten vendors accounted for approximately 82.0% of the Company’s total purchase; within them one vendor provided approximately 35.0% of the Company’s total purchases. For the six months ended June 30, 2008, this vendor accounted for approximately 52.0% of the Company’s total purchases. There were no accounts payables due to this vendor at June 30, 2009 and 2008.

8. TAX PAYABLE

Tax payable consisted of the following at June 30, 2009 and December 31, 2008:

	June 30, 2009 (Unaudited)	December 31, 2008
Value added tax payable	$728,391	$683,842
Urban maintenance and construction tax payable	50,987	48,879
Other tax payable	2,703	2,740
	$782,081	$735,461

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9. INCOME TAXES

Baorun Industrial obtained approval from the PRC tax authority for the exemption of income taxes from 2004 to the end of 2010 as the incentive from the Government for bio energy products.

Effective January 1, 2008, the PRC government implemented a new corporate income tax law with a new maximum corporate income tax rate of 25.0%. Despite the income tax exemption of Baorun Industrial, the Company is governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are generally subject to tax at a statutory rate of 25.0% (33.0% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments. Redsky had a net operating loss of approximately $4,000 and $13,000 for the six months ended June 30, 2009 and 2008, respectively; and approximately $2,000 and $7,000 for the three months ended June 30, 2009 and 2008, respectively. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

Baorun Group is subject to Hong Kong profits tax rate of 16.5%, and has insignificant net operating losses for the six months ended June 30, 2009 and 2008, and has carryover of approximately $769,300 at December 31, 2008. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

The parent company, China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.,) is taxed in the U.S. and has a net operating loss approximately of $206,000 and $0 for the six months ended June 30, 2009 and 2008, respectively; and approximately $84,000 and $0 for the three months ended June 30, 2009 and 2008, respectively. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31,

	2009	2008
US statutory rates	34.0%	34.0%
Tax rate difference	(9.1)%	(1.1)%
Effect of tax holiday	(25.2)%	(36.1)%
Valuation allowance	0.3%	3.2%
Tax per financial statements	—	—

The following table gives the unaudited pro forma financial impact had the PRC taxes not been abated.

	For the Six Months Ended June 30,
	2009	2008
	(pro forma)	(pro forma)
Net income before income taxes	$16,237,975	$12,973,735
Tax provision	(4,059,494)	(3,243,434)
Net income	$12,178,481	$9,730,301

10. OTHER PAYABLES

Other payable mainly consisted of payables for the purchase of equipment, short term advances from third parties, and other obligations. Other payables balances at June 30, 2009 and December 31, 2008 were $1,000,623and $3,232,088, respectively. At December 31, 2008, there was an advance of $3,047,242 from Ningxia Yuanshun Petrochemical Co. to Xi’an Baorun Industrial; concurrently, Ningxia Yuanshun received $3,047,242 prepayment from Redsky Industrial.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11. LOANS PAYABLE

The Company is obligated under two short term loans from commercial banks in the PRC. The first loan of $1,463,981 (RMB 10, 000,000) was entered into on September 1, 2008 with maturity to August 31, 2009. The principal will be repaid at maturity and the interest is payable per quarter with an adjustable interest rate of 15.0% mark up the China national prime rate, currently the Company’s rate is at 8.07% per annum. This loan is guaranteed by Xi’an City Economic & Technology Investment Guarantee Co., Ltd. The Company paid them the guarantee fee of 2.375% of the loan principal, and collateralized the Company’s diesel processing equipments in the value of approximately $2,966,000 (RMB 20,260,000) and stock of the Company owned by its majority shareholder in the value of approximately $2,152,000 (RMB 14,700,000) for the guarantee.

The second loan of $731,990 (RMB 5,000,000) was entered into on August 31, 2008 with maturity on August 31, 2009. The principal will be repaid at maturity and the interest is payable per month with an interest rate of 8.217% per annum.

At June 30, 2009, automobile loan carried a balance of $23,247.

12. COMMITMENTS

Lease Agreements

The Company leased one oil storage facility with Northwest Naihuo Material Factory under a long term, non-cancelable, and renewable operating lease agreement since 2006 with expiration date on June 30, 2008. This lease has been renewed for additional six years with annual lease payment of $102,000 (RMB 700,000).

The Company leases another two oil storage facilities under one year, non-cancelable, and renewable operating lease agreements expiring on December 31, 2007. One lease agreement with Shanxi Continental Petroleum Co. Ltd. has been renewed for one year with expiration date on December 31, 2008, and renewed again at the end of 2008 for another one year lease with annual lease payment of $57,000 (RMB 400,000). The other lease agreement has been terminated as lease term expired. The Company then entered into a new one year, non-cancelable and renewable lease agreement with 456 Oil Storage Warehouse for a new oil storage facility with expiration date on December 31, 2008, which was renewed again at the end of 2008 for another one year lease with lease payment charged at RMB 30 per ton for the first month of leasing, and RMB 7 per ton for the months thereafter. Due to upkeep of the storage tank, occupancy of the 456 Oil Storage Warehouse actually took place in June 2009. Therefore the lease term has been extended to May 2010.

In August of 2008, the Company entered into another non-cancelable and renewable storage service agreement with 68103 Troops for five years oil storage from November 16, 2008 to November 16, 2013 with lease payment charged at RMB 30 per ton for the first month of leasing, and RMB 10 per ton for the months thereafter. The Company has paid approximately $507,000 (RMB 3,500,000) in advance to help the lessee to rebuild and improve the oil storage warehouse with the commitment from the lessee that such rebuild will be completed within 70 days. The prepaid lease payment will be used to against future lease payment at RMB 700,000 per annum for five years.

On February 1, 2007, the Company leased one gas station for operation under a long term, non-cancelable operating lease agreement with expiration date on December 31, 2027. The annual lease payment is approximately $17,500 (RMB 125,000) with a 5.0% increase every five year. The Company is required to pay in advance 50.0% of the sum of the first three year lease payments $53,000 (RMB 375,000) upon receiving the operating permits and related documents from the lessor, and pay the remaining 50.0% at the time of officially taking over the operation. The Company will pay the 4th year lease payment at the end of the second year of leasing, and pay the rents annually thereafter. This lease is classified as operating lease.

On May 20, 2008, the Company leased additional four gas stations for operation under a long term operating lease agreement with an initial term expiring on May 31, 2023. The annual lease payment for each gas station is approximately $437,000 (RMB 3,000,000). The Company is required to make the lease payments for all

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12. COMMITMENTS  – (continued)

four gas stations in the amount of $8,747,631 (RMB 60,000,000) in advance in five-year increments. The Company has paid $8,747,631 (RMB 60,000,000) for the lease payments during year 2008. This lease is classified as operating lease.

On May 28, 2009, the Company leased a gas station for operation under a thirty-year operating lease with expiration date on May 31, 2039. The annual lease payment is approximately $88,000 (RMB 600,000). The Company is required to pay in advance of 80.0% of the sum of the thirty year lease payments approximately $2,108,000 (RMB 14,400,000) upon executing the lease agreement, and pay the remaining 20.0% of the sum of the thirty year lease payments approximately $527,000 (RMB 3,600,000) upon delivery of operating permits and related documents from the lessor.

These operating lease agreements require that the Company pays certain operating expenses applicable for the leased premises. Future minimum rental payments required under these operating leases are as follows:

Years Ending December 31,	Amount
2010	$2,058,000
2011	2,058,000
2012	2,059,000
2013	2,045,000
2014	1,905,000
Years thereafter	16,110,000
Total	$26,235,000

Total rental expense for the six months ended June 30, 2009 and 2008 amounted to approximately $894,000 and $124,000, respectively; and approximately $451,000 and $94,000 for the three months ended June 30, 2009 and 2008, respectively.

Shipping Agreement

During 2008, the Company entered a shipping agreement with a transportation company for transporting the raw materials for producing biodiesel product for a period of July 1, 2008 through August 31, 2009. The Company pays RMB 60 per ton for transporting the raw material from the suppliers to its various oil extract plants, and pays a range of RMB 30/ton – RMB 100/ton for transporting the raw oil from its various oil extract plants to its biodiesel production facility. For the six months ended June 30, 2009, the shipping cost paid to this transportation company was approximately $311,000 for the six months ended June 30, 2009; and approximately $185,000 for the three months ended March 31, 2009.

13. BASIC AND DILUTED EARNING PER SHARES (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following table presents a reconciliation of basic and diluted earnings per share:

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13. BASIC AND DILUTED EARNING PER SHARES (EPS)  – (continued)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income available to common shareholders	$16,027,986	$12,959,643	$8,826,733	$8,294,738
Weighted average shares outstanding – basic	27,169,091	25,454,545	27,169,091	25,454,545
Effect of dilutive securities:
Convertible preferred stock	7,011,208	4,545,455	7,011,208	4,545,455
Unexercised warrants	448,812	2,891,850	455,148	2,685,185
Weighted average shares outstanding – diluted	34,629,111	32,891,850	34,635,447	32,685,185
Earnings per share – basic	$0.59	$0.51	0.32	0.33
Earnings per share – diluted	$0.46	$0.39	0.25	0.25

14. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective January 1, 2006, the Company is required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is required to transfer 10.0% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50.0% of the Company’s registered capital.

The surplus reserve fund is non-distributable, other than during liquidation, and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25.0% of the registered capital.

15. STOCKHOLDERS’ EQUITY

Series A Convertible preferred stock with series A-1 and series A-2 warrants issued for cash

Concurrently with the share exchange, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor for the sale of securities consisting of (i) 1,000,000 shares of the Company’s Series A convertible preferred stock, (ii) a series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00 per share, and (iii) a Series A-2 warrant to purchase 2,272,728 shares of the Company’s common at an exercise price of US$4.40 per share (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000. Net proceeds of $9,774,993 have been received by the Company.

Each share of preferred stock is convertible into a number of fully paid and non-assessable shares of common stock equal to the quotient of the liquidation preference amount per share of preferred stock, or $10.00, divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock if all 1,000,000 shares of preferred stock converted. No dividend is declared during the year.

Deemed dividend allocated to warrants is $1,585,631. The value of warrants mentioned was determined by allocation of principal using the Black-Scholes pricing model with the following assumptions: discount rate — 1.37%; dividend yield — 0.0%; expected volatility — 30.0% and term of 5 years. Additionally, the Company recorded $1,812,903 as dividend from a beneficial conversion feature, which reflects the difference between the fair market price and effective conversion rate. Pursuant to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15. STOCKHOLDERS’ EQUITY  – (continued)

and EITF 00-27, “Application of Issue No. 98-5 in Certain Convertible Instruments,” the total value of $3,398,534 was recorded as a deemed dividend in 2007.

On October 14, 2008, the Company entered into a securities purchase agreement (“Debenture Purchase Agreement”) with an institutional investor for the issuance and sale of a non-interest bearing convertible debenture in an aggregate amount of $9,000,000, which will automatically convert into 2,465,753 shares of Series B Convertible Preferred Stock at $3.65 per share upon the date of the filing with the Secretary of the State of Delaware of an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares and the filing of a certificate of designation of the Series B Preferred Stock. Because the Debenture Purchase Agreement lacked of the characteristics of liability, such as no repayment term of the principal, no stipulated interest rate, and no maturity date, as defined in the paragraph 36 of Financial Concepts Statement No. 6, the Company recorded $863,013 deemed dividend for the beneficial conversion feature in connection with the issuance of convertible debenture as it was the preferred stock in substance as per FAS 150.

The Company also received an additional $5,113,635 from the exercise of approximately 1.7 million issued and outstanding warrants at a strike price of $3.00.

In February 2009, the Company retained an investor relations consulting firm for the investor relations services. As a part of investor relations consulting fee, the Company issued the investor relations consulting firm a warrant to purchase 30,000 shares of the Company’s common stock with a strike price at $6.00 per share. The warrant will be vested on the one year anniversary of the contract signature date and exercisable only for cash; and will expire 18 months from the date of vesting.

Following is a summary of warrant activity for the three months ended June 30, 2009:

	Number of Shares	Average Exercise Price per Share	Weighed Average Remaining Contractual Term in Years
Outstanding at December 31, 2008	3,977,273	$3.80	3.81
Exercisable at December 31, 2008	3,977,273	—	—
Granted	30,000	6.00	2.35
Exercised	—	—	—
Forfeited	—	—	—
Outstanding at June 30, 2009	4,007,273	$3.82	3.80
Exercisable at June 30, 2009	3,977,273	—	—

16. ESCROW AGREEMENT

In connection with the Financing, the Company also entered into a Management Escrow Agreement with the Investor, pursuant to which $750,000 of the Financing proceeds was delivered into an escrow account, which funds will be released in installments of $250,000 upon the appointment of (i) a new Chief Financial Officer, (ii) a Vice President of Investor Relations, and (iii) upon the Company’s compliance with NASDAQ’s corporate governance requirements, including but not limited to appointing three persons to serve as “independent” directors (as such term is defined under the NASDAQ Stock Market rules) on our Board of Directors, and form the Audit Committee and the Compensation Committee of our Board of Directors.

For the six months ended June 30, 2009, $750,000 was released from the escrow account to the Company as the Company has successfully completed the appointments of a Vice President of Investor Relations and three independent directors of the Company’s Board of Directors, and Chief Financial Officer.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

17. SHARED-BASED PAYMENT ARRANGEMENTS

On November 17, 2008, the Company issued non-transferable stock purchase options to two newly appointed independent directors to purchase 20,000 shares of common stock each. The exercise price is at $4.00 per share. These options were accounted for using the fair value method. The option shall be terminated on the earlier of (i) the tenth anniversary of the date of the agreement or (ii) the date as of which the option has been fully exercised. The option is vested and becomes exercisable after three months from the grant date. The option is vested in a 25.0% increment every 3 months, in which each director provides directorship service to the Company. The Company recognized $101,000 of compensation expense for these options for the six months ended June 30, 2009 and $62,700 for the three months ended March 31, 2009.

Following is a summary of stock option activity for the six months ended June 30, 2009:

	Options	Weighted Average Exercise Price	Weighed Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2008	40,000	$4.00	9.90	—
Exercised	—	—	—
Cancelled	—	—	—
Outstanding at June 30, 2009	40,000	$4.00	9.63	$52,400
Exercisable at June 30, 2009	20,000	4.00	9.63	$26,200

Following is a summary of non-vested options as of June 30, 2009 and changes during the six months then ended:

	Options	Weighted Average Fair Value at Grant Date
Non-vested options as of December 31, 2008	40,000	$4.00
Exercised	—	—
Cancelled	—	—
Non-vested options as of June 30, 2009	20,000	$4.00

18. SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products, services, and channels. The management has determined that the Company has three operating segments as defined by SFAS 131: distribution of finished oil, biodiesel production, and retail gas stations.

For the three months ended June 30, 2009 and 2008

	Distribution of Finished Oil	Biodiesel Production	Retail Gas Stations	Total
2009 (Unaudited)
Net sales	$45,452,242	$11,753,849	$8,038,148	$65,244,239
Depreciation	38,478	258,705	—	297,183
Interest expense	38,972	—	—	38,972
Net income	4,345,247	3,289,192	1,192,294	8,826,733
Segment assets	72,134,768	23,861,023	10,799,583	106,795,374

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

18. SEGMENT REPORTING  – (continued)

	Distribution of Finished Oil	Biodiesel Production	Retail Gas Stations	Total
Capital expenditure	87,852	—	—	87,852
2008 (Unaudited)
Net sales	$37,453,191	$16,459,664	$4,513,957	$58,426,812
Depreciation	42,044	189,972	—	232,016
Interest expense	34,022	—	—	34,022
Net income	2,776,141	5,029,911	488,686	8,294,738
Segment assets	35,420,357	19,278,891	9,960,906	64,660,154
Capital expenditure	17,612	72,768	—	90,380

For the six months ended June 30, 2009 and 2008

	Distribution of Finished Oil	Biodiesel Production	Retail Gas Stations	Total
2009 (Unaudited)
Net sales	$82,563,217	$25,195,466	$16,144,224	$123,902,907
Depreciation	76,034	513,893	—	589,927
Interest expense	77,344	—	—	77,344
Net income	7,538,376	6,417,834	2,071,776	16,027,986
Segment assets	72,134,768	23,861,023	10,799,583	106,795,374
Capital expenditure	91,176	—	—	91,176
2008 (Unaudited)
Net sales	$65,249,030	$23,363,056	$5,375,566	$93,987,652
Depreciation	86,276	370,785	—	457,061
Interest expense	41,642	20,038	—	61,680
Net income	5,610,048	6,760,184	589,411	12,959,643
Segment assets	35,420,357	19,278,891	9,960,906	64,660,154
Capital expenditure	153,697	884,506	—	1,038,203

19. SUBSEQUENT EVENT

Effective this quarter, the Company implemented Statement of Financial Accounting Standards No. 165, Subsequent Events, (“FAS No. 165”). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of FAS 165 did not impact our financial position or results of operations. The Company evaluated all events or transactions that occurred after June 30, 2009 up through August 7, 2009, the date these financial statements were issued.

On July 27, 2009, the Company leased a gas station for operation under a twenty nine year operating lease with expiration date on July 31, 2038. The annual lease payment is approximately $293,000 (RMB 2,000,000). On August 1, 2009, the Company, based on the lease agreement, paid the lessor an advance of 80.0% of the sum of the twenty nine year lease payments approximately $6,794,000 (RMB 46,400,000). The remaining 20.0% of the sum of the twenty nine year lease payments approximately $1,698,000 (RMB 11,600,000) will be paid upon delivery of operating permits and related documents from the lessor.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

20. OPERATING RISK

(a)	Country risk

Currently, the Company’s revenues are mainly derived from sale of oil products and biodiesel in the PRC. The Company hopes to expand its operations in the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b)	Products risk

The Company competes with larger companies, who have greater resources available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c)	Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d)	Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the PRC could be affected.

(e)	Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

1900 NW Corporate Blvd., Suite East 210 Boca Raton, FL 33431 Tel: 561.886.4200 Fax: 561.886.3330 e-mail. info@sherbcpa.com Offices in New York and Florida

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.)

We have audited the accompanying consolidated balance sheets of China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2008. China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.’s) management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Boca Raton, Florida
March 5, 2009

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,119,028	$1,382,371
Restricted cash	919,351	200,000
Accounts receivable	8,164,320	288,589
Other receivables and deposits	3,986,984	4,403,762
Prepaid expenses	1,884,102	41,412
Advance to suppliers	17,945,487	16,546,506
Inventories, net	22,268,903	12,082,962
Due from related party	—	593,696
Total current assets	78,288,175	35,539,298
Prepaid rents	6,408,568	—
Property and equipment, net	9,997,674	8,166,250
Total noncurrent assets	16,406,242	8,166,250
TOTAL ASSETS	$94,694,417	$43,705,548
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$179,617
Advance from customers	4,580,462	499,908
Taxes payable	735,461	125,015
Other payables	3,232,088	3,233,552
Loans payable	2,247,197	1,438,164
Total current liabilities	10,795,208	5,476,256
Loans payable – Non-current	—	33,655
TOTAL LIABILITIES	10,795,208	5,509,911
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; authorized shares 10,000,000; issued and outstanding 3,465,753 and 1,000,000 shares at December 31, 2008 and 2007, respectively	3,465	1,000
Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,169,091 and 25,454,545 shares at December 31, 2008 and 2007, respectively	2,716	2,545
Additional paid in capital	44,434,250	19,611,938
Statutory reserve	4,920,114	2,051,030
Accumulated other comprehensive income	5,337,003	2,319,732
Retained earnings	29,201,661	14,209,392
Total stockholders’ equity	83,899,209	38,195,637
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,694,417	$43,705,548

The accompanying notes are an integral part of these consolidated financial statements

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2008	2007
Sales	$216,506,969	$87,104,187
Cost of goods sold	185,858,502	77,006,690
Gross profit	30,648,467	10,097,497
Selling, general and administrative expenses	1,997,818	1,686,760
Income from operations	28,650,649	8,410,737
Non-operating income (expenses)
Interest expenses	(125,201)	(142,442)
Subsidy income	100,792	328,697
Other expense	(63,519)	(17,427)
Stock based compensation – make good provision	(9,838,354)	—
Total non-operating expenses	(9,926,282)	168,828
Net income	18,724,367	8,579,565
Other comprehensive item
Foreign currency translation gain	3,017,271	1,694,926
Comprehensive Income	$21,741,638	$10,274,491
Net Income	18,724,367	8,579,565
Deemed dividend to preferred stockholders	863,014	3,398,534
Net income available to common stockholders	17,861,353	5,181,031
Basic and diluted weighted average shares outstanding
Basic	25,889,748	24,238,107
Diluted	32,877,570	25,145,122
Basic and diluted net earnings per share available to common stockholders
Basic	$0.69	$0.21
Diluted	$0.54	$0.21

The accompanying notes are an integral part of these consolidated financial statements

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Preferred stock		Common stock		Additional paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	—	—	23,954,545	2,395	2,533,837	1,110,374	624,806	9,969,017	14,240,429
Capital contribution	—	—	—	—	3,905,724	—	—	—	3,905,724
Recapitalization on reverse acquisition	—	—	1,500,000	150	(150)	—	—	—	—
Shares issued for cash	1,000,000	1,000	—	—	13,172,527	—	—	(3,398,534)	9,774,993
Net income for the year	—	—	—	—	—	—	—	8,579,565	8,579,565
Transfer to statutory reserves	—	—	—	—	—	940,656	—	(940,656)	—
Foreign currency translation gain	—	—	—	—	—	—	1,694,926	—	1,694,926
Balance at December 31, 2007	1,000,000	1,000	25,454,545	2,545	19,611,938	2,051,030	2,319,732	14,209,392	38,195,637
Preferred shares issued for cash	2,465,753	2,465	—	—	8,997,535	—	—	—	9,000,000
Warrant exercised	—	—	1,704,546	170	5,113,465	—	—	—	5,113,635
Employee stock issued	—	—	10,000	1	9,944	—	—	—	9,945
Net income for the year	—	—	—	—	—	—	—	18,724,367	18,724,367
Benefical Conversion – Deemed dividend	—	—	—	—	863,014	—	—	(863,014)	—
Stock-based compensation – Make good provision	—	—	—	—	9,838,354	—	—	—	9,838,354
Transfer to statutory reserves	—	—	—	—	—	2,869,084	—	(2,869,084)	—
Foreign currency translation gain	—	—	—	—	—	—	3,017,271	—	3,017,271
Balance at December 31, 2008	3,465,753	$3,465	27,169,091	$2,716	$44,434,250	$4,920,114	$5,337,003	$29,201,661	$83,899,209

The accompanying notes are an integral part of these consolidated financial statements

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,724,367	$8,579,565
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,040,924	228,833
Bad debt expenses	—	—
Stock based compensation – make good provision	9,838,354	—
Stock based compensation – stocks to employees	9,945
(Increase) decrease in current assets:
Accounts receivable	(7,731,421)	5,644,946
Other receivables, deposits and prepaid expenses	(8,466,631)	(4,099,356)
Advance to suppliers	(280,790)	(11,484,067)
Inventories	(9,223,710)	(4,098,099)
Due from related party	623,581	(245,852)
Increase (decrease) in current liabilities:
Accounts payable	(187,219)	(1,889,778)
Advance from customers	3,982,577	87,896
Taxes payable	592,462	(643,780)
Other payables and accrued expenses	(217,054)	2,811,389
Net cash provided by (used in) operating activities	8,705,385	(5,108,303)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investment	—	—
Acquisition of property and equipment	(1,251,231)	(6,809,173)
Construction in progress	—	—
Net cash used in investing activities	(1,251,231)	(6,809,173)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	(718,768)	457,811
Notes payable – trade	—	—
Notes payable – related party	—	—
Proceeds from short-term loans	719,942	269,531
Repayment of short term loan	—	(1,577,744)
Proceeds from long-term payables	—	—
Repayment of auto loans long term notes payable	(54,375)	(4,235)
Proceeds from issuance of preferred stock	9,000,000	9,774,993
Proceeds from warrants exercised	5,113,635	—
Capital contribution	—	3,905,724
Advance to shareholder	—	—
Repayment from shareholder	—	22,617
Net cash provided by financing activities	14,060,434	12,848,697
EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	222,069	(180,293)
NET INCREASE IN CASH AND CASH EQUIVALENTS	21,736,657	750,928
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,382,371	631,443
CASH AND CASH EQUIVALENTS, END OF YEAR	$23,119,028	$1,382,371
Supplemental Cash flow data:
Income tax paid	$—	$—
Interest paid	$125,201	$137,463

The accompanying notes are an integral part of these consolidated financial statements

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Integrated Energy, Inc. (f/k/a China Bio Energy Holding Group Co., Ltd.) (the “Company” or “CBEH”) was originally incorporated in the State of Delaware in July 1998 under the corporate name “AMS Marketing Inc.” and in October 2003, the Company changed its name to “International Imaging Systems, Inc.” On November 15, 2007, through a merger of its newly-formed wholly owned subsidiary, China Bio Energy Holding Group Co., Ltd. (“Merger Sub”), the Company’s name was changed to “China Bio Energy Holding Group Co., Ltd.” The separate existence of Merger Sub then ceased after the merger. The Company is currently engaged in the development, exploration, production and distribution of biodiesel and wholesale and processing of heavy oil and finished oil products through its indirect wholly owned operating subsidiary in China.

On October 23, 2007, the Company entered into a Share Exchange Agreement, with Baorun China Group Limited (“Baorun Group”), a company organized under the laws of Hong Kong, and its shareholders Redsky Group Limited (“Redsky Group”), a British Virgin Islands company and Princeton Capital Group LLP, a New Jersey limited liability partnership, and the Company’s then principal stockholders, Castle Bison, Inc. and Stallion Ventures, LLC. Redsky Group and Princeton Capital Group owned shares constituting 100.0% of the issued and outstanding ordinary shares of Baorun Group. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group transferred all of their shares in Baorun Group in exchange for the issuance of 22,454,545 shares of the Company’s common stock to Redsky Group and 1,500,000 shares of the Company’s common stock to Princeton Capital Group. As a result of this share exchange, Baorun Group became wholly owned subsidiary of the Company, and Redsky Group and Princeton Capital Group acquired an aggregate of approximately 94.11% of the Company’s outstanding common stock.

Redsky Industrial (Xi’an) Co., Ltd. (“Redsky Industrial”), a wholly foreign owned entity (“WFOE”) and a subsidiary of Baorun Group in the People’s Republic of China (the “PRC”), executed a series of exclusive contractual agreements (“Redsky Contracts”) with Xi’an Baorun Industrial Development Co., Ltd. (“Xi’an Baorun Industrial”). These contractual agreements allow Redsky Industrial to, among other things, exercise significant rights to influence Xi’an Baorun Industrial’s business operations, policies and management, approve all matters requiring shareholder approval, and the right to include 100.0% of the net income earned by Xi’an Baorun Industrial as part of our Consolidated Financial Statements. In addition, to ensure that Xi’an Baorun Industrial and its shareholders perform their obligations under these contractual arrangements, Xi’an Baorun Industrial’s shareholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun Industrial. At such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun Industrial directly.

Xi’an Baorun Industrial was registered as a privately owned company on November 11, 1999 in the PRC. Its business operations consist of distributing heavy oil and finished oil. It also engages in the research and development, production and distribution of biodiesel. Xi’an Baorun Industrial distributes its oil products to clients primarily located in the Shaanxi, Henan, Hunan, Sichuan, Hubei, Guizhou, and Xinjiang provinces of the PRC.

As Baorun Group owns Redsky Industrial, which will effectively control Xi’an Baorun Industrial, Xi’an Baorun Industrial is deemed a subsidiary of Baorun Group, a legal subsidiary of the Company. Based on Xi’an Baorun Industrial’s contractual relationship with Redsky Industrial, the Company has determined that a variable interest entity has been created in accordance with FASB Interpretations — FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46(R)”). Under FIN 46(R), subsequent to the Redsky Contract and the Exchange Agreement, Xi’an Baorun Industrial is to be presented as a consolidated subsidiary of the Company.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1. ORGANIZATION AND DESCRIPTION OF BUSINESS  – (continued)

Prior to the acquisition of Baorun Group, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization, and pro-forma information is not presented. Transaction costs incurred in the reverse acquisition have been charged to expense.

The Company believes that current PRC corporate rules and regulations do not preclude Redsky Industrial, and thereby the Company, from exercising effective control of Xi’an Baorun Industrial, the operating entity of the Company. Pursuant to the terms of the Business Cooperation Agreement, as amended (“Cooperation Agreement”) entered into between Redsky Industrial and Xi’an Baorun Industrial, Xi’an Baorun Industrial granted to Redsky Industrial the right to claim 100.0% of the net income, or loss, of Xi’an Baorun Industrial in consideration for the services provided by Redsky Industrial. Under the Cooperation Agreement, Xi’an Baorun Industrial cannot assign its rights under such agreement to a third party without Redsky Industrial’s consent. Redsky Industrial must notify Xi’an Baorun Industrial of its intent to assign the agreement to a third party, but does not need the consent of Xi’an Baorun Industrial for such assignment. Under the Cooperation Agreement Redsky Industrial is to absorb 100.0% of the net income, or loss, of Xi’an Baorun Industrial. In addition, Xi’an Baorun Industrial granted to Redsky Industrial the right to any residual returns and dividends from Xi’an Baorun Industrial. Accordingly, as Redsky Industrial is a wholly owned subsidiary of Baorun Group, which is ultimately a subsidiary of the Company, 100.0% of Xi’an Baorun Industrial will be consolidated into Redsky Industrial and ultimately the Company. The right to absorb these benefits, and expenses, are in place for the entire life of the Cooperation Agreement, or until such time that the Cooperation Agreement is voided or cancelled.

The assets and liabilities of Xi’an Baorun Industrial are accounted for at their historical rate, similar to the manner in which Baorun Group was treated by the Company in the Share Exchange. Xi’an Baorun Industrial is not a self-supporting entity and requires the support of Redsky Industrial and its related entities. Redsky Industrial and its related entities financed Xi’an Baorun Industrial through the issuance of shares of preferred stock by the Company, Redsky Industrial’s ultimate parent. This financing enabled Xi’an Baorun Industrial to pursue bio-energy production projects and to expand existing conventional oil/energy projects.

Under the Cooperation Agreement, Xi’an Baorun Industrial cannot assign its rights under such agreement to another third party without Redsky Industrial’s consent. Under the agreement, Redsky Industrial must notify Xi’an Baorun Industrial of its intent to assign the agreement to a third party but does not need the consent of Xi’an Baorun Industrial for such assignment. Under the Cooperation Agreement Redsky Industrial is to absorb 100.0% of the net income, or loss, of Xi’an Baorun Industrial. In addition, Xi’an Baorun Industrial granted to Redsky Industrial the right to any residual returns and dividends from Xi’an Baorun Industrial. Accordingly, as Redsky Industrial is a wholly owned subsidiary of Baorun Group, which is ultimately a subsidiary of the Company, 100.0% of Xi’an Baorun Industrial will be consolidated into Redsky Industrial and ultimately the Company. The right to absorb these benefits, and expenses, are in place for the entire life of the Cooperation Agreement, or until such time that the Cooperation Agreement is voided or cancelled.

Under the series of agreements between Redsky Industrial and the shareholders of Xi’an Baorun Industrial, prior to the sale of an equity interest of Xi’an Baorun Industrial to Redsky Industrial, the shareholder of Xi’an Baorun Industrial selling his or her proportional equity interest must inform the other remaining shareholders of Xi’an Baorun Industrial of such a transaction. Pursuant to the terms of the Exclusive Option Agreements among Redsky Industrial, Xi’an Baorun Industrial and all three shareholders of Xi’an Baorun Industrial, the purchase price for the equity interest of Xi’an Baorun Industrial was not established. The purchase price is to be designated by Redsky Industrial to the extent allowed by relevant laws and regulations of the PRC.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements, prepared in accordance with U.S. GAAP, include the financial statements of the Company, and its wholly owned or controlled subsidiaries and all other entities that it has a controlling financial interest in or are considered to be the primary beneficiary, pursuant to the rules of FIN-46R. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. The Company has included the results of operations of its subsidiaries from the dates of acquisition.

The Company, its subsidiaries and VIEs referenced above are hereinafter collectively referred to as the (“Company”).

Principle of Consolidation

The accompanying consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary, Baorun Group and Redsky Industrial, and its consolidated subsidiary, Xi’an Baorun Industrial (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

As of December 31, 2008 , the Company maintained restricted cash of $919,351, of which $750,000 was held in an escrow account and will be released in installments of $250,000 upon the appointment of (i) a new Chief Financial Officer, (ii) a Vice President of Investor Relations, and (iii) upon the Company’s compliance with NASDAQ’s corporate governance requirements, including but not limited to appointing three persons to serve as “independent” directors (as such term is defined under the NASDAQ Stock Market rules) on our Board of Directors and forming the Audit Committee and the Compensation Committee of our Board of Directors; $132,695 was the remaining balance of $200,000 which was also held in the escrow account for the purpose of paying investment relations expense only; and $36,656 was the cash collateral held in the bank for the short term loan of RMB 5 million which was entered on August 31, 2008.

As of December 31, 2007, the Company maintained $200,000 in an escrow account for the purpose of paying the Company’s investment relations related expense only.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Based on historical collections, no allowance was deemed necessary at December 31, 2008 and December 31, 2007 as the Company did not experience any uncollectible accounts receivable and bad debt write-off over the past years.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct labor and an allocated portion of production overheads.

Advances from Customers

Advances from customers consist of prepayments to the Company for products that have not yet been shipped to the customers. Any amounts received prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue or advances from customers. The Company will recognize the prepayments from the customers as revenue at the time the delivery of goods is made. Advances from customers as of December 31, 2008 and December 31, 2007 were $4,580,462 and $499,908, respectively.

Plant, Property and Equipment

Plant, property and equipment are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5.0% of actual cost. The estimated lives used in determining depreciation are:

Years
Building	20
Vehicle	5
Office Equipment	5
Production Equipment	10

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. There was no fixed asset impairment in the years of 2008 and 2007.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2008 and December 31, 2007, there were no impairments of its long-lived assets.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

According to the PRC tax regulations, since Xi’an Baorun Industrial uses the waste gas, water and residue to produce the products, the Company is eligible for the exemption of income taxes for six years from year 2004 to year 2010. Net income for the years ended December 31, 2008 and 2007 would have been reduced by $7,208,710 and $3,099,930, respectively, if Xi’an Baorun Industrial was not exempt from income taxes.

At December 31, 2008, Baorun Group and Redsky Industrial had net operating losses of approximately $769,000 and $75,000, respectively. At December 31, 2007, Baorun Group and Redsky Industrial had net operating losses of approximately $769,000 and $44,000, respectively. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (“SAB”) 104. For distribution of finished oil and biodiesel, sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue. For gas station retail sales, revenue is recognized and cash is collected upon completion of fuel sales to customers.

Sales revenue represents the invoiced value of goods sold, net of value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to Chinese value-added tax of 17.0% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

There were no sales returns and allowances for 2008 and 2007. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, direct labor, manufacturing overhead and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients’ financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars (“USD”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments caused by different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

This fluctuation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the year ended December 31, 2008 and 2007 were included net income and foreign currency translation adjustments.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of December 31, 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earning per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following table presents a reconciliation of basic and diluted earnings per share:

	For the Year Ended
	2008	2007
Net income	$18,724,367	$8,579,565
Deemed dividend to preferred stockholders	863,014	3,398,534
Net income available to common stockholders	17,861,353	5,181,031
Weighted average shares outstanding – basic	25,889,748	24,238,107
Effect of dilutive securities:
Convertible preferred stock	5,072,383	859,278

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

	For the Year Ended
	2008	2007
Unexercised warrants and stock option	1,915,439	47,737
Weighted average shares outstanding – diluted	32,877,570	25,145,122
Earnings per share – basic	$0.69	$0.21
Earnings per share – diluted	$0.54	$0.21

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products, services, and channels. The management has determined that the Company has three operating segments as defined by SFAS 131: distribution of finished oil, biodiesel production, and retail gas stations.

	Distribution of Finished Oil	Biodiesel Production	Retail Gas Stations	Total
2008
Net sales	$143,498,550	$50,052,524	$22,955,895	$216,506,969
Depreciation	165,147	875,777	—	1,040,924
Interest expense	105,163	20,038	—	125,201
Net income	12,202,721	14,120,000	2,240,000	28,562,721
Segment assets	55,998,069	29,075,363	9,620,985	94,694,417
Capital expenditure	155,769	1,095,462	—	1,251,231
2007
Net sales	$82,904,187	$4,200,000	$—	$87,104,187
Depreciation	144,599	84,234	—	228,833
Interest expense	142,442	—	—	142,442
Net income	7,629,565	950,000	—	8,579,565
Segment assets	34,773,019	8,891,117	41,412	43,705,548
Capital expenditure	146,133	6,663,040	—	6,809,173

Note: The “make good provision” in the amount of $9,838,354 is excluded from the segment net income.

Consolidation of Variable Interest Entities

VIEs are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results or retained earnings.

New Accounting Pronouncements

Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company expects SFAS 160 will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formerly known as “minority interests” — see SFAS 160 discussion above) will be valued at fair value at the acquisition date;
•	Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company, we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. The Company expects SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

3. CASH IN BANK ACCOUNTS

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2008 and 2007 amounted to $21,901,405 and $1,377,141, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

4. PREPAID EXPENSES

Prepaid expenses mainly consisted of prepaid rents for the gas stations (see Note 14 — Commitments). At December 31, 2008 and 2007, the current portion of prepaid expenses was $1,884,102 and $41,412, respectively. At December 31, 2008, the noncurrent portion of prepaid expenses amounting $6,408,568 represents the prepaid rents that will be expensed after one year.

5. INVENTORIES

Inventories consisted of the following:

	December 31, 2008	December 31, 2007
Petroleum	$5,676,454	$2,909,158
Diesel	8,727,090	6,079,751
Heavy Oil	—	1,620,487
Raw material for manufacturing biodiesel oil	8,018,594	1,473,566
Subtotal	22,422,138	12,082,962
Less: Allowance for inventory	(153,235)	—
Total	$22,268,903	$12,082,962

6. OTHER RECEIVABLES AND DEPOSITS

At December 31, 2008, other receivables represented an advance to Ningxia Yuanshun Petrochemical Co. in the amount of $3,047,242 (see Note 12 — Other Payables), and deposits made for purchase of equipments and short term cash advances to third parties in the amount of $939,742. At December 31, 2007, other receivables represented an advance to Ningxia Yuanshun Petrochemical Co. in the amount of $2,855,081, and deposits for diesel oil equipments and three oil mill factories acquisitions in the amount of $1,548,681.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

7. PLANT, PROPERTY AND EQUIPMENT

Plant, property and equipment are summarized as follows:

	December 31, 2008	December 31, 2007
Building	$335,624	$314,459
Diesel Processing Equipment	10,325,005	7,500,890
Office Equipment	120,588	98,788
Other Equipment	31,888	25,086
Motor Vehicles	797,020	746,759
	11,610,125	8,685,982
Less: Accumulated Depreciation	(1,612,451)	(519,732)
Total	$9,997,674	$8,166,250

Depreciation expense for the periods ended December 31, 2008 and 2007 were $1,040,924 and $228,833, respectively.

8. DUE FROM RELATED PARTY

Due from related party represents the advance to and prepayment for the purchase of oil products from a related company that is 40.0% owned by one of the shareholder of Xi’an Baorun Industrial. As of December 31, 2008 and 2007, due from this related party was $0 and $593,696, respectively. Purchase from this related party during 2008 and 2007 were $0.

9. MAJOR CUSTOMERS AND VENDORS

For years ended 2008 and 2007, no major customers accounted for over 10.0% of the Company’s total sales.

For the year ended December 31, 2008, ten vendors accounted for approximately 93.07% of the Company’s total purchase of oil; within them one vendor provided approximately 51.98% of the Company’s total purchases of oil. For the year ended December 31, 2007, five vendors accounted for approximately 86.0% of the Company’s total purchases of oil. There were no accounts payables to these vendors at December 31, 2008 and 2007.

10. TAX PAYABLE

Tax payable consisted of the following at December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007
Value added tax payable	$683,842	$125,015
Urban maintenance and construction tax payable	48,879	—
Other tax payable	2,740	—
	$735,461	$125,015

11. INCOME TAXES

Xi’an Baorun Industrial obtained approval from the PRC tax authority for the exemption of income taxes from 2004 to 2010 as the incentive from the Government for bio energy products.

Effective January 1, 2008, the PRC government implemented a new corporate income tax law with a new maximum corporate income tax rate of 25.0%. Despite the income tax exemption of Xi’an Baorun Industrial, the Company is governed by the Income Tax Law of the PRC concerning privately-run enterprises, which are

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

11. INCOME TAXES  – (continued)

generally subject to tax at a statutory rate of 25.0% (33.0% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments. Redsky had a net operating loss of approximately $31,000 and $44,000 for the years ended December 31, 2008 and 2007, respectively. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

Baorun Group is subject to Hong Kong profits tax rate of 16.5%, and has a net operating loss carryover of approximately $769,300 at December 31, 2008. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

The parent company, China Bio Energy Holding Group Co., Ltd., is taxed in the U.S. and has a net operating loss approximately of $10,080,000 and $0 for the years ended December 31, 2008 and 2007, respectively. A 100.0% valuation allowance has been established due to the uncertainty of its realization.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31,

	2008	2007
US statutory rates	34.0%	34.0%
Tax rate difference	(9.1)%	(1.1)%
Effect of tax holiday	(25.2)%	(36.1)%
Valuation allowance	0.3%	3.2%
Tax per financial statements	—	—

The following table gives the unaudited pro forma financial impact had the PRC taxes not been abated.

	Years Ended December 31,
	2008	2007
	(unaudited)	(unaudited)
Net income before income taxes	$18,724,367	$8,579,565
Tax provision	7,208,710	3,099,930
Net income	$11,515,657	$5,479,635

12. OTHER PAYABLES

Other payable mainly consisted of payables for the purchase of equipment, short term advances from third parties, and an advance of $3,047,242 from Ningxia Yuanshun Petrochemical Co. to Xi’an Baorun Industrial; concurrently, Ningxia Yuanshun received $3,047,242 prepayment from Redsky Industrial. At December 31, 2008 and December 31, 2007, the other payables were $3,232,088 and $3,233,552, respectively.

13. LOANS PAYABLE

The Company is obligated under two short term loans from commercial banks in the PRC. The first loan of $1,463,143 (RMB 10, 000,000) was entered into on September 1, 2008 with maturity to August 31, 2009. The principal will be repaid at maturity and the interest is payable per quarter with an adjustable interest rate of 15.0% mark up the China national prime rate, currently the Company’s rate is at 6.1065% per annum. This loan is guaranteed by Xi’an City Economic & Technology Investment Guarantee Co., Ltd. The Company paid them the guarantee fee of 2.375% of the loan principal, and collateralized the Company’s diesel processing equipments in the value of approximately $2,919,000 (RMB 20,260,000) and stock of the Company owned by its majority shareholder in the value of approximately $2,130,000 (RMB 14,700,000) for the guarantee.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

13. LOANS PAYABLE  – (continued)

The second loan of $731,572 (RMB 5,000,000) was entered into on August 31, 2008 with maturity on August 31, 2009. The principal will be repaid at maturity and the interest is payable per month with an interest rate of 8.217% per annum.

At December 31, 2008, automobile loan carried a balance of $52,482.

14. COMMITMENTS

Lease Agreements

The Company leased one oil storage facility with Northwest Naihuo Material Factory under a long term, non-cancelable, and renewable operating lease agreement since 2006 with expiration date on June 30, 2008. This lease has been renewed for additional six years with annual lease payment of $102,000 (RMB 700,000).

The Company leases another two oil storage facilities under one year, non-cancelable, and renewable operating lease agreements expiring on December 31, 2007. One lease agreement with Shanxi Continental Petroleum Co. Ltd. has been renewed for one year with expiration date on December 31, 2008, and renewed again at the end of 2008 for another one year lease with annual lease payment of $57,000 (RMB 400,000). The other lease agreement has been terminated as lease term expired. The Company then entered into a new one year, non-cancelable and renewable lease agreement with 456 Oil Storage Warehouse for a new oil storage facility with expiration date on December 31, 2008, which was renewed again at the end of 2008 for another one year lease with lease payment charged at RMB 30 per ton for the first month of leasing, and RMB 7 per ton for the months thereafter.

In August of 2008, the Company entered into another non-cancelable and renewable storage service agreement with 68103 Troops for five years oil storage from November 16, 2008 to November 16, 2013 with lease payment charged at RMB 30 per ton for the first month of leasing, and RMB 10 per ton for the months thereafter. The Company has paid approximately $507,000 (RMB 3,500,000) in advance to help the lessee to rebuild and improve the oil storage warehouse with the commitment from the lessee that such rebuild will be completed within 70 days. The prepaid lease payment will be used to against future lease payment at RMB 700,000 per annum for five years.

At February 1, 2007, the Company leased one gas station for operation under a long term, non-cancelable operating lease agreement with expiration date on December 31, 2027. The annual lease payment is approximately $17,500 (RMB 125,000) with a 5.0% increase every five year. The Company is required to pay in advance 50.0% of the sum of the first three year lease payments $53,000 (RMB 375,000) upon receiving the operating permits and related documents from the lessor, and pay the remaining 50.0% at the time of officially taking over the operation. The Company will pay the 4th year lease payment at the end of the second year of leasing, and pay the rents annually thereafter. This lease is classified as operating lease.

At May 20, 2008, the Company leased additional four gas stations for operation under a long term operating lease agreement with an initial term expiring on May 31, 2023. The annual lease payment for each gas station is approximately $437,000 (RMB 3,000,000). The Company is required to make the lease payments for all four gas stations in the amount of $8,747,631 (RMB 60,000,000) in advance in five-year increments. The Company has paid $8,747,631 (RMB 60,000,000) for the lease payments during year 2008. This lease is classified as operating lease.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

14. COMMITMENTS  – (continued)

These operating lease agreements require that the Company pays certain operating expenses applicable for the leased premises. Future minimum rental payments required under these operating leases are as follows:

Years Ending December 31,	Amount
2009	$2,330,000
2010	1,960,000
2011	1,960,000
2012	1,960,000
2013	1,960,000
Years thereafter	16,340,000
Total	$26,510,000

Total rental expense for the years ended December 31, 2008 and 2007 amounted to approximately $1,301,000 and $173,000, respectively.

Shipping Agreement

During 2008, the Company entered a shipping agreement with a transportation company for transporting the raw materials for manufacturing the biodiesel product for a period of July 1, 2008 through August 31, 2009. The Company pays RMB 60 per ton for transporting the raw material from the suppliers to its various oil extract plants, and pays a range of RMB 30/ton – RMB 100/ton for transporting the raw oil from its various oil extract plants to its biodiesel production facility. The shipping cost paid to this transportation company was approximately $627,000 in 2008.

15. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective January 1, 2006, the Company is required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is required to transfer 10.0% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50.0% of the Company’s registered capital.

The surplus reserve fund is non-distributable, other than during liquidation, and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25.0% of the registered capital. The Company transferred $2,869,084 and $940,656 to this reserve for year 2008 and 2007, respectively.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5.0% to 10.0% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

16. STOCKHOLDERS’ EQUITY

Series A Convertible preferred stock with series A-1 and series A-2 warrants issued for cash

Concurrently with the share exchange, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor for the sale of securities consisting of (i) 1,000,000 shares of the Company’s Series A convertible preferred stock, (ii) a series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00 per share, and (iii) a Series A-2 warrant to purchase 2,272,728 shares of the Company’s common at an exercise price of US$4.40 per share (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000. Net proceeds of $9,774,993 have been received by the Company.

Each share of preferred stock is convertible into a number of fully paid and non-assessable shares of common stock equal to the quotient of the liquidation preference amount per share of preferred stock, or $10.00, divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock if all 1,000,000 shares of preferred stock converted. No dividend is declared during 2008.

Deemed dividend allocated to warrants is $1,585,631. The value of warrants mentioned was determined by allocation of principal using the Black-Scholes pricing model with the following assumptions: discount rate — 1.37%; dividend yield — 0.0%; expected volatility — 30.0% and term of 5 years. Additionally, the Company recorded $1,812,903 as dividend from a beneficial conversion feature, which reflects the difference between the fair market price and effective conversion rate. Pursuant to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 in Certain Convertible Instruments,” the total value of $3,398,534 was recorded as a deemed dividend in 2007.

On October 14, 2008, the Company entered into a securities purchase agreement (“Debenture Purchase Agreement”) with an institutional investor for the issuance and sale of a non-interest bearing convertible debenture in an aggregate amount of $9,000,000, which will automatically convert into 2,465,753 shares of Series B Convertible Preferred Stock at $3.65 per share upon the date of the filing with the Secretary of the State of Delaware of an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares and the filing of a certificate of designation of the Series B Preferred Stock. Because the Debenture Purchase Agreement lacked of the characteristics of liability, such as no repayment term of the principal, no stipulated interest rate, and no maturity date, as defined in the paragraph 36 of Financial Concepts Statement No. 6, the Company recorded $863,013 deemed dividend for the beneficial conversion feature in connection with the issuance of convertible debenture as it was the preferred stock in substance as per FAS 150.

The Company also received an additional $5,113,635 from the exercise of approximately1.7 million issued and outstanding warrants at a strike price of $3.00.

Following is a summary of the warrant activity:

	Number of Shares	Average Exercise Price per Share	Weighed Average Remaining Contractual Term in Years
Outstanding at December 31, 2007	5,681,819	$3.56	4.81
Exercisable at December 31, 2007	5,681,819	—	—
Granted	—	—	—
Exercised	(1,704,546)	3.00	—
Forfeited	—	—	—
Outstanding at December 31, 2008	3,977,273	$3.80	3.81
Exercisable at December 31, 2008	3,977,273	—	—

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

17. MAKE GOOD ESCROW AGREEMENT

In connection with the Financing Agreement, dated October 23, 2007, we entered into an escrow agreement with the Investor and the major stock holder of the Company, pursuant to which 4,545,455 shares of common stock owned by the major stockholder were deposited in escrow and held as security for the achievement by the Company of $0.27 per share in each of our audited net income and cash from operations results for the fiscal year 2007 ( the “ 2007 Performance Threshold “) and $0.45 per share in each of our net income and cash from operations results for the fiscal year 2008 (the “ 2008 Performance Threshold “). If the Company achieve the 2007 Performance Threshold and the 2008 Performance Threshold, the Escrow Shares will be released back to major stockholder. If either the 2007 Performance Threshold or 2008 Performance Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Escrow Agreement) will be distributed pro-rata to the investors, until such time that the Escrow Agreement terminates, With respect to the 2007 and 2008 Performance Targets, net income shall be defined in accordance with US GAAP and reported by us in our audited financial statements for each of 2007 and 2008, plus any amounts that (1) may have been recorded as charges or liabilities on the 2007 and 2008 financial statements, respectively, due to the application of EITF No. 00-19 that are associated with (i) any outstanding Warrants, (ii) the transactions contemplated by this escrow agreement, and (iii) any issuance under a performance based stock incentive plan that was in existence on the Closing Date, and (2) any and all expenses incurred by us in connection with the consummation of the transactions contemplated by the Purchase Agreement and the Share Exchange Agreement. Upon the termination of the Escrow agreement, any and all Escrow shares remaining in the Escrow account shall be returned to the major stockholder.

The earnings thresholds at September 30, 2007 were such that management had a complete expectation to being able to achieve the required results of the Make Good and therefore did not expense the make good when meeting the earnings threshold and when the return of shares from escrow was made to our Chief Executive Officer. We based our accounting treatment of not expensing the 2007 Make Good, pursuant to an observation noted from the “1996 Annual National Conference on Current SEC Developments” that the staff (SEC staff) reiterated its views on escrow share arrangements established immediately prior to an initial public offering. The implementation guidance (i) clarified that the appropriate measurement date that should be applied is the date the performance goals are met, and (ii) that the inclusion of an ultimate release provision made an escrow share arrangement more akin to a share “lock-up”. It went on to note that the staff has generally not viewed share “lock-up” arrangements as compensatory. Therefore we viewed the 2007 Make Good provision more akin to a share “lock-up”, being that we were confident of meeting the required make good 2007 earnings threshold. We therefore decided not to expense the Make Good when the earnings thresholds for 2007 was met for the 2007 Financing and the return of the escrow shares were made to our Chief Executive Officer.

In connection with the Financing, the Company entered into an escrow agreement with the investor and the major stockholder of the Company, pursuant to which 2,465,753 shares of common stock owned by the major stockholder have been deposited in escrow and held as security for the achievement by the Company of (i) $28,000,000 Net Income, and (ii) fully diluted earnings per share of no less than $0.73 (the “Performance Thresholds”). If the Company achieves the Performance Thresholds, the Escrow Shares will be released to such stockholder. If the Company achieves no more than 50.0% of the Performance Thresholds, the Escrow Shares will be disbursed to the investor. If the Company achieves more than 50.0% and less than 100.0% of the Performance Thresholds, the Escrow Agent will disburse to the investor that number of Escrow Shares equal to two (2) times the percentage by which the lowest performance threshold was not achieved.

Excluding the make good provision of $9,838,354, the net income is $28,562,721 for 2008 with fully diluted earnings per share of $0.84 and thus the Company has achieved the 2008 guaranteed performance threshold.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

17. MAKE GOOD ESCROW AGREEMENT  – (continued)

According to SAB 107, following the achievement of the 2008 performance criteria, the shares to be released back to major shareholder is treated as an expense. According to SFAS No. 123R, Accounting for Stock-Based Compensation, the amount of the expense is valued at market value of the shares as of the date the performance goals are met, i.e. December 31, 2008. The total expense recognized for the fiscal year 2008 is $9,838,354, such expense is treated as an unusual item since it is deemed to be unusual in nature but may not be infrequent in occurrence.

In connection with the Financing, the Company also entered into a Management Escrow Agreement with the Investor, pursuant to which $750,000 of the Financing proceeds was delivered into an escrow account, which funds will be released in installments of $250,000 upon the appointment of (i) a new Chief Financial Officer, (ii) a Vice President of Investor Relations, and (iii) upon the Company’s compliance with NASDAQ’s corporate governance requirements, including but not limited to appointing three persons to serve as “independent” directors (as such term is defined under the NASDAQ Stock Market rules) on our Board of Directors, and form the Audit Committee and the Compensation Committee of our Board of Directors.

18. SHARED-BASED PAYMENT ARRANGEMENTS

On November 17, 2008, the Company issued non-transferable stock purchase options to two newly appointed independent directors to purchase 20,000 shares of common stock each. The exercise price is at $4.00 per share. These options were accounted for using the fair value method. The option shall be terminated on the earlier of (i) the tenth anniversary of the date of the agreement or (ii) the date as of which the option has been fully exercised. The option is vested and becomes exercisable after three months from the grant date. The option is vested in a 25.0% increment every 3 months, in which each director provides directorship service to the Company. No compensation expense for these options was recognized in 2008.

19. OPERATING RISK

(a)	Country risk

Currently, the Company’s revenues are mainly derived from sale of oil products in the PRC. The Company hopes to expand its operations in the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b)	Products risk

The Company competes with larger companies, who have greater resources available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c)	Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

CHINA INTEGRATED ENERGY, INC.
(F/K/A CHINA BIO ENERGY HOLDING GROUP CO., LTD.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

19. OPERATING RISK  – (continued)

(d)	Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the PRC could be affected.

(e)	Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

8,000,000 Shares

CHINA INTEGRATED ENERGY, INC.

Common Stock

PROSPECTUS

, 2009

Oppenheimer & Co.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until  (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, Dated October 5, 2009

CHINA INTEGRATED ENERGY, INC.

  517,200 Shares of Common Stock

This prospectus relates to the resale of up to 517,200 shares (the “Shares”) of common stock, par value $.0001 per share of China Integrated Energy, Inc. a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus on page 2 (“Selling Stockholders”).

The Shares were sold to the Selling Stockholders in privately negotiated transactions with Redsky Group Limited, a company organized under the laws of the British Virgin Islands, of which Mr. Xincheng Gao, our chairman, chief executive officer and president is the sole director and stockholder. The sale of the Shares to the Selling Stockholders was exempt from the registration requirements of the Securities Act of 1933, as amended.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CBEH.” The closing price of our common stock on September 30, 2009, was $7.24.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE      FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2009

Prospectus Summary
Summary Consolidated Financial and Operating Data
Risk Factors
Forward-Looking Statements
Use of Proceeds
Market for Common Equity and Related Stockholder Matters
Exchange Rate Information
Selected Consolidated Financial and Operating Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Industry and Market Overview
Our History and Corporate Structure
Business
Governmental Regulation
Directors Executive Officers and Certain Significant Employees
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Description of Capital Stock
Taxation
Transfer Agent and Registrar
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Financial Statements	Q-1

i

The Offering

This prospectus relates to the sale by the Selling Stockholders of up to 517,200 shares of our common stock.

Common stock outstanding before the offering
shares
Common stock offered by Selling Stockholders
517,200 shares
Common stock to be outstanding after the offering
shares
Risk Factors
See “Risk Factors” beginning on page and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Use of Proceeds

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

1

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are currently issued and outstanding. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of the Selling Stockholders,
•	the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the Shares under this prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

On September 10, 2009, each of the Selling Stockholders entered into a securities purchase agreement with Redsky Group Limited, a British Virgin Islands entity, which owns 81.6% of our common stock and is controlled by our chairman, chief executive officer and president, Mr. Xincheng Gao. Each agreement provides for the purchase and sale of the shares in a private transaction, exempt from registration under the Securities Act. Mr. Zhang purchased 310,320 shares of common stock at $4.50 per share for an aggregate purchase price of $1,396,440, and Mr. Gong purchased 206,880 shares of common stock at $4.50 per share for an aggregate purchase price of $930,960.

Each of the Selling Stockholders issued a promissory note to Redsky for the full amount of their respective purchase prices. The notes mature on September 10, 2010 and bear no interest. The Selling Stockholders have the right to prepay any amount under their respective note without payment of any premium or penalty. The failure by a Selling Stockholder to make the payment when due, as well as the commencement of voluntary or involuntary liquidation, bankruptcy or other similar proceedings, constitutes an event of default under the note, allowing Redsky to accelerate payment under the note and exercise all other rights, powers and remedies under law or equity.

On August 10, 2009, our board of directors authorized us to grant to each of the Selling Stockholders piggy back registration rights with respect to the shares. We entered into a registration rights agreement on September 10, 2009 with the Selling Stockholders, whereby we granted piggyback registration rights to them to include the Shares on the next registration statement filed by us or on behalf of the account of one of our stockholders. There are no provisions under the registration rights agreement that subject us to the payment of any liquidated damages. The registration of the Shares on the registration statement of which this prospectus forms a part, satisfies our obligation under the Registration Rights Agreement.

Mr. Yuan Gong is currently our Vice President of Capital Markets. Mr. Longgen Zhang is our financial advisor. Neither of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

2

Each Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholders will sell all of the Shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering
Longgen Zhang	310,320	310,320	-0-	-0-
Yuan Gong	206,880	206,880	-0-	-0-
Total	517,200	517,200	-0-	-0-

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 27,519,091 shares of common stock outstanding as of September 4, 2009.

3

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Stockholder, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore,

4

under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each Selling Stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the Selling Stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

5

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters relating to the PRC have been passed upon for us by TransAsia Law Offices, Beijing, China.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus and in the registration statement have been audited by Sherb & Co., Boca Raton, Florida, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

6

517,200 Shares

Common Stock

CHINA INTEGRATED ENERGY, INC.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fees		$3,508.16
FINRA Fees		6,864.77
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous		*
Total	$	*

*	To be included by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

On October 23, 2007 (the “Closing Date”), we entered into a Share Exchange Agreement (the “Exchange Agreement”), with Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”), Redsky Group Limited, a British Virgin Islands company (“Redsky”), Princeton Capital Group LLP, a New Jersey limited liability partnership (“PCG” and together with Redsky, the “Shareholders”), who together own shares constituting 100.0% of the issued and outstanding ordinary shares of Baorun China (the “Baorun Shares”), and Castle Bison Inc., and Stallion Ventures LLC (the “Principal Acquiror Shareholders”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Baorun Shares in exchange for the issuance of 23,954,545 (the “Shares”) shares of our common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became our wholly owned subsidiary and the Shareholders acquired approximately 94.11% of our issued and outstanding stock.

Concurrent with the Share Exchange, we completed a private equity financing of $10,000,000 with one accredited investor pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of

October 23, 2007. Net proceeds from the Financing were approximately $9,575,000. We sold to the Investor, 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Shares”) for a purchase price of $10.00 per share and issued: (i) a Series A-1 Warrant to purchase 3,409,091 shares of our common stock and (ii) a Series A-2 Warrant to purchase 2,272,728 shares of our common stock. Each of the Warrants has a term of 5 years. In connection with the Financing, we restated and amended the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock in its entirety. Each Preferred Share is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10.00) divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock initially if all of the Preferred Shares are converted.

On October 14, 2008, we completed a private placement to an institutional investor of a non-interest bearing convertible debenture in an aggregate amount of $9,000,000, which was convertible into 2,465,753 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) of the Company (the “2008 Financing”). The entire principal amount of the debenture automatically converted into 2,465,753 shares of Series B Preferred Stock on November 26, 2008, the date of the filing with the Secretary of the State of Delaware of an amendment to our Certificate of Incorporation to increase the authorized shares of our preferred stock from 1,000,000 shares to 10,000,000 shares and the filing of a certificate of designation of the Series B Preferred Stock.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION
1.1++	Form of Underwriting Agreement
2.1	Share Exchange Agreement dated as of October 23, 2007.(1)
2.2	Agreement and Plan of Merger, dated November 15, 2007.(2)
3.1	Certificate of Correction filed on July 24, 2007.(3)
3.1	Certificate of Amendment filed on June 11, 2007.(4)
3.1	Articles of Incorporation.(5)
3.1	Certificate of Amendment to Articles of Incorporation.(6)
3.1	Certificate of Ownership and Merger, dated November 15, 2007.(2)
3.1	Certificate of Incorporation of China Bio Energy Holding Group Co., Ltd.(7)
3.1+	Certificate of Amendment of Certificate of Incorporation, dated September 17, 2009
3.2	By-laws.(5)
4.1	Form of Warrant.(1)
4.2	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.(1)
4.3	Certificate of Designation of the Relative Rights and Preferences of Series B Convertible Preferred Stock(10)
4.4	Form of Debenture(9)
5.1+	Opinion of Loeb & Loeb regarding legality of securities.
10.1	Securities Purchase Agreement, dated as of October 23, 2007.(1)
10.2	Insider Registration Rights Agreement, dated as of October 23, 2007.(1)
10.3	Financing Registration Rights Agreement, dated as of October 23, 2007.(1)
10.4	Share Escrow Agreement, dated as of October 23, 2007.(1)
10.5	Public Relations Escrow Agreement, dated as of October 23, 2007.(1)
10.6	Exclusive Business Cooperation Agreement by and between Redsky China and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.7	Exclusive Option Agreement by and between Xincheng Gao and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.8	Exclusive Option Agreement by and between Huiling Gao and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.9	Exclusive Option Agreement by and between Yunlong Liu and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.10	Equity Pledge Agreement by and among Redsky China, Xi’An Baorun Industrial and Gao Xincheng, dated as of October 19, 2007.(7)
10.11	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun Industrial and Huiling Gao, dated as of October 19, 2007.(7)
10.12	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun Industrial and Yunlong Liu, dated as of October 19, 2007.(7)
10.13	Incentive Option Agreement by and between Redsky and Xincheng Gao, dated as of October 19, 2007.(7)
10.14	Power of Attorney of Xincheng Gao.(8)
10.15	Power of Attorney of Huiling Gao.(8)
10.16	Power of Attorney of Yunlong Liu.(8)
10.17	Nominee Letter between Redsky China and Xincheng Gao.(8)

EXHIBIT NUMBER	DESCRIPTION
10.18	Nominee Letter between Redsky China and Huiling Gao.(8)
10.19	Nominee Letter between Redsky China and Yunlong Liu.(8)
10.20	Employment Agreement between Xi’an Baorun Industrial and Xincheng Gao, dated as of October 23, 2007.(8)
10.21	Employment Agreement between Xi’an Baorun Industrial and Gaihong Li, dated as of October 23, 2007.(8)
10.22	Employment Agreement between Xi’an Baorun Industrial and Jun Chen, dated as of October 23, 2007.(8)
10.23	Amendment to Exclusive Business Cooperation Agreement, dated March 24, 2008.(8)
10.24	Sales Contract of Finished Oil by and between Chuan Yu Branch of China Petroleum & Chemical Sales Corporation and Xi’an Baorun Industrial, dated as of January 10, 2007.(8)
10.25	Finished Oil Sales Contract by and between Sales Company of Shaanxi Yanchang Petroleum Oil (Group) Co., Ltd. and Xi’an Baorun Industrial, dated as of January 10, 2007.(8)
10.26	Sales Contract of Finished Oil by and between Shangdong Jin Cheng Petrochemical Group Co. Ltd. and Xi’an Baorun Industrial, dated January 10, 2007.(8)
10.27	Sales Contract of Finished Oil Zibo City Lin Zi Lu Hua Refined Chemicals Co., Ltd. and Xi’an Baorun Industrial, dated November 28, 2006.(8)
10.28	Sales Contract of Finished Oil by and between Hubei Hong Xin Petrochemical Industrial Co., Ltd. and Xi’an Baorun Industrial, dated September 16, 2006.(8)
10.29	Sales Contract of Finished Oil by and between Shouguang City Lian Meng Petroleum & Chemical Co., Ltd. and Xi’an Baorun Industrial, dated as of May 10, 2005.(8)
10.30	Securities Purchase Agreement, dated as of October 14, 2008.(9)
10.31	Registration Rights Agreement, dated as of October 14, 2008.(9)
10.32	Share Escrow Agreement, dated as of October 14, 2008.(9)
10.33	Management Escrow Agreement, dated as of October 14, 2008.(9)
10.34	Form of Warrant Exercise Agreement.(9)
10.35	Gas Station Lease Agreement, dated as of May 20, 2008.(10)
10.36	Employment Agreement with Albert C. Pu dated as of January 22, 2009.(11)
10.37	Gas Station Lease Agreement, dated as of May 28, 2009.(12)
10.38*	Gas Station Lease Agreement, dated as of February 1, 2007.
10.39*	Gas Station Lease Agreement, dated as of July 27, 2009.
10.40*	Land Lease Agreement, dated as of April 20, 2006.
10.41*	Oil Storage Service Agreement, effective as of January 1, 2009.
10.42*	Oil Storage Service Agreement, dated as of August 26, 2008.
10.43*	Finished Oil Sales Contract by and between Yanchang Petroleum Oil (Group) Co., Ltd. and Xi’an Baorun Industrial, effective as of December 23, 2008.
10.44*	Finished Oil Sales Contract by and between China Petroleum & Chemical Corporation Chuanyu Trading Co., Ltd. and Xi’an Baorun Industrial, dated as of January 25, 2009.
10.45+	Registration Rights Agreement, dated September 10, 2009, by and between the Company and Longgen Zhang and Yuan Gong.
10.46+	Lease Contract, dated April 30, 2008, amending the terms of the Land Lease Agreement, dated April 20, 2006.
14	Code of Business Conduct and Ethics.(8)
21	List of Subsidiaries.(7)
23.1+	Consent of Sherb & Co.
24*	Power of Attorney (contained in the signature page of the Registration Statement)

+	Filed herewith.
++	To be filed by amendment
*	Previously filed
(1)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on October 29, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 23, 2007.
(3)	Incorporated by reference to the Company’s Form 10-QSB filed on November 13, 2007.
(4)	Incorporated by reference to the Company’s Form 10-QSB filed on August 3, 2007.
(5)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB.
(6)	Incorporated by reference to the Company’s Definitive Information Statement filed on September 19, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-1 initially filed on December 7, 2007.
(8)	Incorporated by reference to the Company’s Form 10-K filed on March 31, 2008.
(9)	Incorporated by reference to the Company’s Form 8-K filed on October 20, 2008.
(10)	Incorporated by reference to the Company’s Form 10-K, filed on March 25, 2009.
(11)	Incorporated by reference to the Company’s Form 10-Q filed on May 13, 2009.
(12)	Incorporated by reference to the Company’s Form 10-Q filed on August 11, 2009.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(7) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-1/A and has authorized this Amendment No. 1 to Form S-1/A to be signed on its behalf by the undersigned in the City of Xi’an, People’s Republic of China, on October 5, 2009.

CHINA INTEGRATED ENERGY, INC.
By: /s/ Xincheng Gao Name: Xincheng Gao Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Xincheng Gao Xincheng Gao	Chairman, Chief Executive Officer and President (Principal Executive Officer)	October 5, 2009
/s/ Albert C. Pu Albert C. Pu	Chief Financial Officer (Principal Accounting Officer)	October 5, 2009
* Gaihong Li	Director	October 5, 2009
* Larry Goldman	Director	October 5, 2009
* Christopher Wenbing Wang	Director	October 5, 2009
* Junrong Guo	Director	October 5, 2009
*/s/ Xincheng Gao Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1++	Form of Underwriting Agreement
2.1	Share Exchange Agreement dated as of October 23, 2007.(1)
2.2	Agreement and Plan of Merger, dated November 15, 2007.(2)
3.1	Certificate of Correction filed on July 24, 2007.(3)
3.1	Certificate of Amendment filed on June 11, 2007.(4)
3.1	Articles of Incorporation.(5)
3.1	Certificate of Amendment to Articles of Incorporation.(6)
3.1	Certificate of Ownership and Merger, dated November 15, 2007.(2)
3.1	Certificate of Incorporation of China Bio Energy Holding Group Co., Ltd.(7)
3.1+	Certificate of Amendment of Certificate of Incorporation, dated September 17, 2009
3.2	By-laws.(5)
4.1	Form of Warrant.(1)
4.2	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.(1)
4.3	Certificate of Designation of the Relative Rights and Preferences of Series B Convertible Preferred Stock(10)
4.4	Form of Debenture(9)
5.1+	Opinion of Loeb & Loeb regarding legality of securities.
10.1	Securities Purchase Agreement, dated as of October 23, 2007.(1)
10.2	Insider Registration Rights Agreement, dated as of October 23, 2007.(1)
10.3	Financing Registration Rights Agreement, dated as of October 23, 2007.(1)
10.4	Share Escrow Agreement, dated as of October 23, 2007.(1)
10.5	Public Relations Escrow Agreement, dated as of October 23, 2007.(1)
10.6	Exclusive Business Cooperation Agreement by and between Redsky China and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.7	Exclusive Option Agreement by and between Xincheng Gao and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.8	Exclusive Option Agreement by and between Huiling Gao and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.9	Exclusive Option Agreement by and between Yunlong Liu and Xi’an Baorun Industrial, dated as of October 19, 2007.(7)
10.10	Equity Pledge Agreement by and among Redsky China, Xi’An Baorun Industrial and Gao Xincheng, dated as of October 19, 2007.(7)
10.11	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun Industrial and Huiling Gao, dated as of October 19, 2007.(7)
10.12	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun Industrial and Yunlong Liu, dated as of October 19, 2007.(7)
10.13	Incentive Option Agreement by and between Redsky and Xincheng Gao, dated as of October 19, 2007.(7)
10.14	Power of Attorney of Xincheng Gao.(8)
10.15	Power of Attorney of Huiling Gao.(8)
10.16	Power of Attorney of Yunlong Liu.(8)
10.17	Nominee Letter between Redsky China and Xincheng Gao.(8)
10.18	Nominee Letter between Redsky China and Huiling Gao.(8)
10.19	Nominee Letter between Redsky China and Yunlong Liu.(8)

EXHIBIT NUMBER	DESCRIPTION
10.20	Employment Agreement between Xi’an Baorun Industrial and Xincheng Gao, dated as of October 23, 2007.(8)
10.21	Employment Agreement between Xi’an Baorun Industrial and Gaihong Li, dated as of October 23, 2007.(8)
10.22	Employment Agreement between Xi’an Baorun Industrial and Jun Chen, dated as of October 23, 2007.(8)
10.23	Amendment to Exclusive Business Cooperation Agreement, dated March 24, 2008.(8)
10.24	Sales Contract of Finished Oil by and between Chuan Yu Branch of China Petroleum & Chemical Sales Corporation and Xi’an Baorun Industrial, dated as of January 10, 2007.(8)
10.25	Finished Oil Sales Contract by and between Sales Company of Shaanxi Yanchang Petroleum Oil (Group) Co., Ltd. and Xi’an Baorun Industrial, dated as of January 10, 2007.(8)
10.26	Sales Contract of Finished Oil by and between Shangdong Jin Cheng Petrochemical Group Co. Ltd. and Xi’an Baorun Industrial, dated January 10, 2007.(8)
10.27	Sales Contract of Finished Oil Zibo City Lin Zi Lu Hua Refined Chemicals Co., Ltd. and Xi’an Baorun Industrial, dated November 28, 2006.(8)
10.28	Sales Contract of Finished Oil by and between Hubei Hong Xin Petrochemical Industrial Co., Ltd. and Xi’an Baorun Industrial, dated September 16, 2006.(8)
10.29	Sales Contract of Finished Oil by and between Shouguang City Lian Meng Petroleum & Chemical Co., Ltd. and Xi’an Baorun Industrial, dated as of May 10, 2005.(8)
10.30	Securities Purchase Agreement, dated as of October 14, 2008.(9)
10.31	Registration Rights Agreement, dated as of October 14, 2008.(9)
10.32	Share Escrow Agreement, dated as of October 14, 2008.(9)
10.33	Management Escrow Agreement, dated as of October 14, 2008.(9)
10.34	Form of Warrant Exercise Agreement.(9)
10.35	Gas Station Lease Agreement, dated as of May 20, 2008.(10)
10.36	Employment Agreement with Albert C. Pu dated as of January 22, 2009.(11)
10.37	Gas Station Lease Agreement, dated as of May 28, 2009.(12)
10.38*	Gas Station Lease Agreement, dated as of February 1, 2007.
10.39*	Gas Station Lease Agreement, dated as of July 27, 2009.
10.40*	Land Lease Agreement, dated as of April 20, 2006.
10.41*	Oil Storage Service Agreement, effective as of January 1, 2009.
10.42*	Oil Storage Service Agreement, dated as of August 26, 2008.
10.43*	Finished Oil Sales Contract by and between Yanchang Petroleum Oil (Group) Co., Ltd. and Xi’an Baorun Industrial, effective as of December 23, 2008.
10.44*	Finished Oil Sales Contract by and between China Petroleum & Chemical Corporation Chuanyu Trading Co., Ltd. and Xi’an Baorun Industrial, dated as of January 25, 2009.
10.45+	Registration Rights Agreement, dated September 10, 2009, by and between the Company and Longgen Zhang and Yuan Gong.
10.46+	Lease Contract, dated April 30, 2008, amending the terms of the Land Lease Agreement, dated April 20, 2006.
14	Code of Business Conduct and Ethics.(8)
21	List of Subsidiaries.(7)
23.1+	Consent of Sherb & Co.
24*	Power of Attorney (contained in the signature page of the Registration Statement)

+	Filed herewith.
++	To be filed by amendment

*	Previously filed
(1)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on October 29, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on November 23, 2007.
(3)	Incorporated by reference to the Company’s Form 10-QSB filed on November 13, 2007.
(4)	Incorporated by reference to the Company’s Form 10-QSB filed on August 3, 2007.
(5)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB.
(6)	Incorporated by reference to the Company’s Definitive Information Statement filed on September 19, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-1 initially filed on December 7, 2007.
(8)	Incorporated by reference to the Company’s Form 10-K filed on March 31, 2008.
(9)	Incorporated by reference to the Company’s Form 8-K filed on October 20, 2008.
(10)	Incorporated by reference to the Company’s Form 10-K, filed on March 25, 2009.
(11)	Incorporated by reference to the Company’s Form 10-Q filed on May 13, 2009.
(12)	Incorporated by reference to the Company’s Form 10-Q filed on August 11, 2009.